As filed with the Securities and Exchange Commission on December 29, 2021

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MYSTIC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	2833	81-3431472
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

Mystic Holdings, Inc.

4145 Wagon Trail Avenue

Las Vegas, Nevada 89118

(702) 960-7778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lorenzo Barracco

Chief Executive Officer

Mystic Holdings, Inc.

4145 Wagon Trail Avenue

Las Vegas, Nevada 89118

(702) 960-7778

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas E. Puzzo, Esq.

Law Offices of Thomas E. Puzzo, PLLC

3823 44th Ave. NE

Seattle, Washington 98105

(206) 522-2256

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant Section 7(a)(2)(B) of the Exchange Act. ☐

Calculation of Registration Fee

Title of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price	Registration Fee
Common Stock	8,332,096	(1)		$1.00	(3)	$8,332,096	$772.38
Common Stock	3,588,828	(2)		$1.00	(3)	$3,588,828	$332.68
Total	11,920,924		$			$11,920,924	$1,105.06

(1)	Represents the number of shares of common stock acquired by the selling stockholder pursuant to conversion rights under that certain Letter Agreement dated October 22, 2020, we entered into a by and among MediFarm I, Terra Tech Corp. and Picksy Reno.

(2)	Represents the number of shares of common stock underlying that certain Secured Convertible Promissory Note, dated January 20, 2021, in the principal amount of $2,500,000 made by the Company to GEG Capital, LLC.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (g) of the Securities Act.

In the event of stock splits, stock dividends, or similar transactions involving the Registrant’s common stock, the number of Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON DECEMBER 29, 2021

MYSTIC HOLDINGS, INC.

11,920,924 SHARES OF COMMON STOCK

This prospectus relates to the resale of 11,920,924 shares of our common stock (the “Shares”), par value $0.001 per share, by two selling stockholders (the “Selling Stockholders”), including (i) 8,332,096 shares of common stock acquired by Terra Tech Corp. (“Terra Tech”) pursuant to conversion rights under that certain Letter Agreement (the “Letter Agreement”) dated October 22, 2020, we entered into with MediFarm I, Terra Tech Corp. and Picksy Reno, and (ii) 3,588,828 shares of common stock issued to GEG Capital, LLC (“GEG Capital”) pursuant to that certain Secured Convertible Promissory Note (the “Note”), dated January 20, 2021, in the principal amount of $2,500,000.00 made by the Company to GEG Capital.

The Selling Stockholders may sell all or a portion of the shares of common stock being offered pursuant to this Prospectus at the prevailing market prices at the time of sale or as agreed to in privately negotiated transactions. We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders. We will bear all costs associated with this registration.

The total amount of shares of common stock which may be sold pursuant to this Prospectus constitutes approximately 10.7% of the Company’s issued and outstanding Common Stock as of December 23, 2021, assuming that the Selling Stockholders will sell all of the shares offered for sale.

Our common stock is quoted on the OTC Pink tier of the OTC Markets Group, Inc. under the symbol “MSTH.” The shares of our common stock registered hereunder are being offered for sale by the Selling Stockholders at prices established on the OTC Pink during the term of this offering. As of the date of this Prospectus, there has never been a closing bid price of our common stock and our shares have never traded on the OTC Pink. These prices will fluctuate based on the demand for our Common Stock.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” to read about factors you should consider before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

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The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the consolidated financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Mystic Holdings” or the “Registrant” refer to Mystic Holdings, Inc., a Nevada corporation and its wholly owned subsidiaries.

OUR COMPANY

Overview of Mystic Holdings

Mystic Holdings, Inc. is a holding company which, through its wholly-owned subsidiaries, is a fully integrated cannabis company in the State of Nevada. Since obtaining Nevada wholesale licenses for the cultivation and production of medical cannabis in 2014 and for recreational cannabis in 2016, Qualcan, LLC, Mystic’s wholly-owned operating subsidiary (“Qualcan”), has operated a highly efficient, state-of-the-art 24,000 square foot cannabis cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month utilizing the latest concepts in agronomic farming practices and sustainable technologies. Qualcan’s facility adheres to best practices in quality control standards and regulatory compliance that are believed to be as good as or better than those used throughout the cannabis industry. Qualcan currently wholesales its products, which include cannabis flowers, edibles and concentrates, under the trademark “Qualcan” to state-licensed dispensaries utilizing METRC, a state-mandated tracking system.

In addition to its wholesale operations, Mystic, through its wholly-owned subsidiaries Picksy, LLC and Picksy Reno, LLC (both of which also do business under the brand name Jade Cannabis Co.), operates two recreational/medical retail dispensaries (one in Clark County, Las Vegas and one in Reno). Mystic has also recently acquired two additional retail dispensary licenses (one in the City of Las Vegas and one in Carson City, the capital of Nevada), which Mystic plans to operate under at two new dispensaries that Mystic is in the process of establishing. See “Our Proposed Expansion of a Retail Channel and Planned Dispensaries” for a description of our dispensary operations and planned expansion.

The Company has solidified its Nevada footprint by becoming a vertically-integrated company providing medical and recreational cannabis cultivation and production, and retail dispensary operations for high quality cannabis and cannabis consumer products. We intend to expand our wholesale operations to capture expected retail demand for our cultivation and production activities, including from our own retail locations that we plan to build (and license) or acquire. A key element of our strategic plan is to make acquisitions of or investments in complementary businesses, products and technologies in the cannabis industry in the State of Nevada and in other states utilizing the proceeds of this offering.

Our Operations and Strategic Plan

The sale and use of cannabis for medical purposes has been legal in the State of Nevada since 2014 and for recreational purposes since 2016 (though federal law in the United States continues to prohibit the use of cannabis). Mystic has dedicated the years since legalization to honing its operations, sourcing top-tier cannabis industry management and establishing a highly sophisticated and experienced board of directors. The time invested in building this organization has created a strong foundation for pursuing an aggressive growth and expansion strategy via acquisitions and using our proven growth, sales and marketing formulas. We believe these formulas are responsible for rapidly building Qualcan and Jade into one of the top brands in Nevada. As noted above, Mystic through its Jade Cannabis subsidiaries has six dispensary licenses – two medical and four recreational, establishing itself as a vertically integrated cannabis organization, resulting in enhanced economies of scale and competitive positioning. Qualcan currently operates a highly efficient, state-of-the-art 24,000 square foot cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month.

These facilities were established utilizing the latest concepts in agronomic and sustainable technologies ensuring that patients and consumers are provided with a clean product for which lab results exceed established Nevada regulatory department guidelines. The State of Nevada requires certain cutoff thresholds with regard to any impurities found within lab results, however we take it upon ourselves to establish even more aggressive cutoffs to ensure our products are known as a safe choice for consumers. We hold ourselves accountable for testing our products with laboratories known for their core sense of ethics and ability to provide accurate results. Another benefit provided by these outside laboratories is the ability for us to continue growing strains known to produce a high average tetrahydrocannabinol (“THC”), cannabidiol (“CBD”), and terpene concentration, which we believe translates into a more attractive product for the consumer and ultimately a cost benefit for us. We employ a process of “milestone testing” in which we test our products at various stages in production and analyze this data to determine which products will prove to be the most robust, allowing us to optimize our garden and production techniques.

Having presently established its capacity in mass producing clean wholesale cannabis products, our infrastructure has been created for facilitating multiple large-scale retail operations. Qualcan will remain relevant in terms of industry best practice and market trends with our primary focus being maximization of retail market share using the cost benefits provided by using our internal brands to support the retail supply chain. In addition to exploiting the benefits of vertical integration, Qualcan will continue producing the brands that consumers have remained loyal to and ensure these products are offered in dispensaries throughout Nevada. We operate with an adaptive mentality and consider our ability to rapidly adjust daily operations and the utilization of forecasting a competitive advantage. By ensuring rapid acclimation to market conditions, Qualcan also utilizes “time to market” as a competitive tool and cost control mechanism. The constant assessment of market conditions and trends has allowed us to anticipate and execute new products with minimal turnaround. This process is valued as an essential competitive advantage in an industry known to be fast paced and constantly evolving.

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Our strategic plan contemplates achieving operational autonomy and target growth expectations via aggressive growth and market saturation. Nevada is generally known to be one of the most desired cannabis markets in the United States, where Qualcan aims to become among the best known brands. This will require proportional scaling of our cultivation and production facilities to accommodate increases in demand from the rapid expansion of our retail channel market share. Mystic will protect its position within the marketplace using acquisitions of complementary businesses, technologies and products, and ensuring diversification of the Qualcan brands, while further cultivating a sense of self sustenance. Mystic will hold itself accountable to a set of established business principles that encourage specific operational development. The four most important principles are:

●	controlling costs via supply chain optimization, frequent assessment of manufacturing processes and the application of our unique perspective on retail facility management and inventory optimization;

●	continued acquisition of retail licenses necessary to increase market share and establish a visible presence of branding;

●	facilitation of access to quality cannabis products to as many patients and consumers as possible; and

●	careful analysis of all industry variables by our team of industry experts to mathematically dictate our highest return on investment as it pertains to any significant business decision.

Our Cannabis Products and Brands

Qualcan is positioning itself to become a known provider of reliable cannabis and cannabis products manufactured in accordance with exacting precision and high-quality standards. Products and branding are carefully determined through a process of market analysis, ensuring that every detail is catered to what consumers are buying. Marketing and branding experts have crafted a campaign for each product with appeal to the broadest consumer demographic. Each channel of business has been designed to be fully scalable as Qualcan expands and challenges new markets. A summary of Qualcan brands can be found in the next section and includes products in active production.

Qualcan Cultivation

Our Qualcan Cultivation brand offers a variety of unique genetics chosen through a process of “pheno-hunting,” in which the cultivation expert determines the ideal traits in genetics to be grown. Our master grower will dictate which strains are the most accommodating to consumer expectations, which in the Nevada market primarily concern strains’ THC percentage, terpene profile/concentration and aesthetics. The grow process is considered a core competitive advantage for Qualcan and all standard operating procedures related to cultivation are kept strictly confidential. Cosmic Cannabis is our newest brand and was introduced into the market in early 2021. This brand utilizes our highest quality strains to provide consumers with a “top-shelf” experience in terms of product quality and aesthetic. In addition to developing and branding our own strains such as the Cosmic line, we have been engaged from time to time to provide branding consulting services for third party cannabis products by outside parties, such as the rock band 311.

In addition to the standard cannabis flower, we offer pre-rolls and small bud batches (known as popcorn). Qualcan also services the lower end of the market and protects the prestige of our primary brand by white labeling lower testing flower and the smaller buds that are more difficult to sell. Every month the cultivation team produces approximately 600 pounds of cannabis. With every harvest, a certain amount of trim, waste, stems and other useable waste is created. This product can be used to either create a supplemental stream of revenue by wholesaling for production, or it can be used as input material for oil at our own production facility, lowering our costs. Expansion efforts for the cultivation facility will be dictated by demand created from the addition of our retail dispensary locations. However, based on the growth trends of our external wholesale channel, expansion efforts are expected to take place following the initial phase of retail expansion.

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Qualcan Production

Our Qualcan Production brands offer a diverse line of edibles and concentrates, with research and product development underway for new products that will appeal to the average consumer. Qualcan’s edibles offerings include gummies, brownie bites, cookies, caramels, rice crispies and chocolate chip bars and more. In terms of concentrates, Qualcan is known for providing vape pens bearing exceptional functionality offered in various popular strains with a unique blend of terpene and flavor profiles. Qualcan concentrates and oils can be purchased in either a disposable format or as a cartridge conveniently compatible with most standard vape pen batteries. With the standard Qualcan brand currently serving the middle market, our Lush brand (released in 2020) offers consumers quality cannabis vape products. Lush is anticipated to become a line of various strains, flavors and hardware types, all designed to provide a smooth and luxurious experience.

Edibles Success in Nevada

To date, the success of our production facility can be largely attributed to the quality of our edible line. The Las Vegas market lacks a significant offering of homogeneously dosed edibles, which has created supply issues for consumers that commonly micro-dose and medicate with edible products. When micro-dosing or using cannabis edibles for medicinal purposes, it is extremely important that the product has been precisely dosed with an even distribution of THC and CBD throughout. We believe that Qualcan is best known for its precise dosing homogenization of each edible. In our constant efforts to ensure the accuracy in dosing each unit, we employ a specific cadence in testing at multiple stages within the process of producing our edibles. This guarantees that the starting dose remains consistent throughout processing and remains unaffected by any other changes we make throughout production, allowing for precise dosing and accurate homogenization. In order to guarantee homogeneity and even dosage from serving to serving within each product, we utilize homogeneity testing provided by outside laboratories. In addition to dosing consistency, we are also known for using unique recipes developed by our team of master chefs which are designed to tastefully mask any residual bitterness or cannabis aftertaste. Qualcan has acquired experience from the local restaurant industry (another industry known for its high quality in Las Vegas), and built a team of chefs and cannabis experts capable of producing the high quality edibles.

Unapproved CBD products, including unapproved drugs, cosmetics, foods and products marketed as dietary supplements:

●	have not been subject to FDA evaluation regarding whether they are effective to treat a particular disease or have other effects that may be claimed, and

●	have not been evaluated by the FDA to determine what the proper dosage is, how they could interact with other drugs or foods, or whether they have dangerous side effects or other safety concerns.

Our Proposed Expansion of a Retail Channel and Planned Dispensaries

We currently operate two recreational/medical retail dispensaries, one in Clark County, Las Vegas and one in Reno. In 2020, we were awarded two additional retail licenses (one in the City of Las Vegas and one in Carson City), which we plan to operate under at two new dispensaries that we are in the process of establishing. These existing and future dispensaries will serve as the vehicle necessary for bringing the Qualcan brand to market and will function as the foundation on which our future operations will be based, furthering our long-term business plan of creating a vertically-integrated company capable of cultivation, production and retail sales of cannabis products.

Las Vegas (Clark County) and Reno Dispensaries

In May 2019, we entered into an Asset Purchase Agreement (the “Las Vegas (Clark County) Dispensary Asset Purchase Agreement”) with Medifarm LLC (“Medifarm”), a wholly owned subsidiary of Terra Tech Corp. (“Terra Tech”), via our wholly owned subsidiary Picksy LLC (“Picksy”) to acquire 100% of the assets of Medifarm’s existing cannabis dispensary located at 1130 East Desert Inn Road, Las Vegas, Nevada (the “Las Vegas (Clark County) Dispensary”). In August 2019, we entered into an Asset Purchase Agreement (the “Reno Dispensary Asset Purchase Agreement”) with MediFarm I LLC, a wholly owned subsidiary of Terra Tech (“Medifarm I”), via our wholly owned subsidiary Picksy Reno LLC (“Picksy Reno”) to acquire 100% of the assets of Medifarm I’s existing cannabis dispensary located at 1085 S. Virginia Street, Reno, Nevada (the “Reno Dispensary”).

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On November 1, 2019, Picksy entered into an agreement with MediFarm to assume all management responsibilities over the operations of the Las Vegas (Clark County) Dispensary. Pursuant to the agreement, Picksy assumed managerial authority and became the primary beneficiary of any profits arising from the operations of the Las Vegas (Clark County) Dispensary. On January 1, 2020, Picksy Reno entered into an agreement with MediFarm I, to assume all management responsibilities over the operations of the Reno Dispensary. In consideration of the services performed, Picksy Reno will be entitled to 85% of the future net profits of the Reno Dispensary. MediFarm I’s 15% interest in the future net income of the Reno Dispensary will be applied to satisfy the purchase price under the Reno Dispensary Asset Purchase Agreement.

On January 30, 2020, the Las Vegas (Clark County) Dispensary Asset Purchase Agreement was amended to extend the closing deadline and to accelerate a portion of the payment terms. On August 3, 2020, the Reno Dispensary Asset Purchase Agreement was amended to also extend the closing deadline and to accelerate a portion of the payment terms. On October 22, 2020, we entered into a Letter Agreement (the “Letter Agreement”) with MediFarm I, Terra Tech and Picksy Reno modifying certain terms of the Reno Dispensary Asset Purchase Agreement. Pursuant to the Letter Agreement, $11,920,924 of the cash portion of the purchase price to be paid for the dispensary assets was paid in 11,920,924 shares of common stock (the “Dispensary Shares”), upon approval of such issuance by the Cannabis Compliance Board (the “CCB”). Under the Letter Agreement, Mystic is required to register the Dispensary Shares on Form S-1 by no later than the date the Dispensary Shares are listed or quoted for trading on a trading market. The Letter Agreement provides, among other things, that (i) Terra Tech has the right to require Mystic to repurchase the Dispensary Shares at a price of $1.00 per share under certain circumstances, and (ii) during the first 6 months Terra Tech is able to sell Dispensary Shares on a trading market, Terra Tech will not sell more than 1,500,000 Dispensary Shares during any 30 calendar day period; provided such limitation will not apply to Dispensary Shares sold at a price equal to or greater than $2.00 per share.

In 2021, the CCB and the applicable county and city regulatory authorities approved the transfer of the licenses to Mystic for the Las Vegas (Clark County) Dispensary and Reno Dispensary. Upon receipt of the requisite approvals, (i) in February 2021, Mystic issued a secured promissory note in the principal amount of $2.8 million to MediFarm LLC with a maturity date of 12 months from the date of issuance bearing interest at an annual rate of 5%, for the remainder of the purchase price for the Las Vegas (Clark County) Dispensary (the “Las Vegas Dispensary Note”), (ii) in August 2021, Mystic issued a secured promissory note in the principal amount of $4.2 million to MediFarm I LLC with a maturity date of 12 months from the date of issuance bearing interest at an annual rate of 5%, for the remainder of the purchase price for the Reno Dispensary (the “Reno Dispensary Note”) and (iii) Mystic issued the Dispensary Shares to Terra Tech in accordance with the terms of the Letter Agreement. As of August 31, 2021, Mystic has repaid the Las Vegas Dispensary Note in full and Mystic’s acquisition of the Las Vegas (Clark County) Dispensary has been completed. As of August 31, 2021, the Reno Dispensary Note remains outstanding. We anticipate using a portion of the net proceeds from this offering to repay the Reno Dispensary Note and complete the acquisition of the Reno Dispensary.

Cannabis Lounge

We are planning to build a cannabis lounge adjacent to the Las Vegas (Clark County) Dispensary (the “Cannabis Lounge”). We believe that this will be a favorable location that will attract individuals to our dispensary. Our ability to proceed with the construction of this facility is subject to receipt of applicable government approvals. We anticipate using a portion of the net proceeds from this offering to finance the costs of construction for the buildout of the Cannabis Lounge.

Planned City of Las Vegas and Carson City Dispensaries

In 2020, we were awarded two additional retail licenses (one in the City of Las Vegas and one in Carson City), which we plan to operate under at two new dispensaries that we are in the process of establishing. Our ability to proceed with the construction of these facilities is subject to receipt of applicable government approvals. We received the approval of the City of Las Vegas for our City of Las Vegas location at 6050 Sky Pointe Drive, Las Vegas, NV 89130 (the “City of Las Vegas Dispensary”) and intend to begin construction of the City of Las Vegas Dispensary in late 2021. We are still in the process of obtaining the requisite government approvals for our Carson City location (the “Carson City Dispensary”), and upon receipt of such approvals we will proceed with our plans for the buildout of the Carson City Dispensary. We do not anticipate receiving such approvals until about January 2022 and do not expect to begin construction for the Carson City Dispensary until about March 2022. We anticipate using a portion of the net proceeds from this offering to finance the costs of construction for the buildout of these facilities.

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Real Estate Purchase Options

Part of Mystic’s strategy is to reduce overhead costs and increase its profit margins by acquiring the real estate used for its office, cultivation, and dispensary facilities, which it currently leases.

In January 1, 2021, Mystic entered into a Lease Addendum to the lease for the Reno Dispensary property located at located at 1085 S. Virginia Street, Reno, Nevada. Under the Lease Addendum, Mystic paid $611,794.15 (the “Reno Option Price”) to Green Wagon, LLC, the lessor under the lease (“Green Wagon”), in exchange for an option to purchase the property (the “Reno Purchase Option”). Mystic may exercise the Reno Purchase Option by paying the purchase price for the property in an amount equal to the lesser of fair market value as determined by an appraisal or $2.5 million, with the Reno Option Price being applied towards the balance of the purchase price. Assuming the purchase price is $2.5 million, Mystic would need to pay approximately $1.9 million in order to exercise the Reno Purchase Option. If Mystic elects not to exercise the Reno Purchase Option, any amounts advanced to Green Wagon will convert into a loan from Mystic to Green Wagon, which Green Wagon will be obligated to repay within 24 months, including 6% annual interest.

In January 1, 2021, Mystic entered into a Lease Addendum to the lease for its facilities located at 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118. Under the Lease Addendum, Mystic has the right to purchase an option to purchase the property from Green Wagon Reno, LLC (“Green Wagon Reno”), the lessor under the lease (the “Wagon Trail Purchase Option”). The price of the option is $5 million (the “Wagon Trail Option Price”). To date, Mystic has paid $4.5 million towards the Wagon Trail Option Price. Once Mystic has paid the Wagon Trail Option Price, Mystic may exercise the Wagon Trail Purchase Option by paying the purchase price for the property in an amount equal to the lesser of fair market value as determined by an appraisal or $6 million, with the Wagon Trail Option Price being applied towards the balance of the purchase price. Assuming the purchase price is $6 million, Mystic would need to pay $1.5 million in order to purchase and exercise the Wagon Trail Purchase Option. If Mystic elects not to purchase or exercise the Wagon Trail Option, any amounts advanced to Green Wagon Reno will convert into a loan from Mystic to Green Wagon Reno, which Green Wagon Reno will be obligated to repay within 24 months, including 6% annual interest.

In August 2021, Mystic entered into a Lease for its planned City of Las Vegas Dispensary located at Sky 6050 Sky Pointe Drive, Las Vegas, NV 89130. Under the Lease, Mystic paid $1 million (the “Sky Pointe Option Price”) to Sky Hi, LLC, the lessor under the Lease (“Sky Hi”), in exchange for an option to purchase the property (the “Sky Pointe Purchase Option”, and together with the Wagon Trail Purchase Option and the Reno Purchase Option, the “Real Estate Purchase Options”). Mystic may exercise the Sky Pointe Purchase Option by paying the purchase price for the property in an amount equal to the lesser of fair market value as determined by an appraisal or $6 million, with the Sky Pointe Option Price being applied towards the balance of the purchase price. Assuming the purchase price is $6 million, Mystic would need to pay $5 million in order to exercise the Sky Pointe Purchase Option. Unlike the Reno Purchase Option and Wagon Trail Purchase Option, the Sky Pointe Purchase Option does not convert into a loan if Mystic elects not to exercise it.

Our Leadership Team

We are led by executive officers who together have been involved in the regulated cannabis industry since the passage of medical cannabis legislation in the State of Nevada in 2013. Lorenzo Barracco, our Chairman and Chief Executive Officer, co-founded our company in June 2014. Mr. Barracco has a history of developing projects in quickly-evolving markets including restaurant chains. Michael Cristalli, our President, co-founder and a Director, has substantial knowledge and years of working experience with Nevada’s cannabis laws and regulations and has been instrumental in our obtaining licenses for medical and recreational cannabis. Heather Cranny, our Chief Financial Officer, Treasurer, Secretary and a Director, has been with our company since its formation and has significant experience in the cannabis industry, and Joanna DeFilippis, our Chief Operating Officer and a Director, has in-depth knowledge of our product selection methodologies.

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Our officers are assisted with guidance from outside members of our Board of Directors. Daniel V. Perla and Alexander Scharf each brings a deep background in early-stage and growth companies, operational, marketing and financial experience, and Sigmund (Sig) Rogich provides expertise to us in the areas of media and advertising, and government relations.

The Nevada Cannabis Industry

The Nevada cannabis industry is known for its comprehensive and exacting system of regulatory compliance and high standards of excellence for the governance of cannabis license holders. Currently, the acting regulatory authority is held by the CCB. The CCB establishes and maintains strict enforcement of cannabis related activities through the issuance of various regulations, including Title 56 of Nevada Revised Statutes and the Adopted Regulation of the CCB. These regulations provide an industry specific elaboration of the local NRS and NAC codes regarding the operation of a licensed cannabis organization. These regulations ensure that license holders operate their facilities with the highest degree of moral and ethical integrity, health and safety. The CCB is known for being highly active in their roles through the execution of frequent on-site inspections and their efforts in being available to industry workers as a resource of information and guidance. The Nevada cannabis industry may be heavily regulated; however, these high expectations have set an example for other new and developing markets in terms of best practices and product quality.

High expectations for product integrity and quality and a complicated regulatory environment can create significant barriers to entry for new companies in the market. The Nevada cannabis industry requires seasoned compliance professionals who are accustomed to fast-paced regulatory changes. This creates potential risk for companies with inadequate attention to compliance administration and can easily become the catalyst to failure. Mystic considers compliance a priority and has committed to the careful management of all related duties. The ability of our compliance team can be considered a competitive advantage by the positive effects it has on operations, organizational image and perception, and the quality of our cannabis and cannabis products.

Recent Developments

First Regulation A+ Offering

In March 2020, the Company received qualification from the SEC to proceed with the Company’s initial public offering of its common stock pursuant to Regulation A (Regulation A+) of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings (the “First Reg A+ Offering”). In June 2021, the Company completed the final closing of the First Reg A+ Offering, bringing the total proceeds from closed sales of the Company’s common stock pursuant to the First Reg A+ Offering to $15,401,373. The First Reg A+ Offering is now completed.

Share Exchange Transaction with Qualcan Canada

In September 2019, the Company entered into a Share Exchange Agreement, pursuant to which it was contemplated that Qualcan (Canada) Holdings Inc., a newly-formed British Columbia corporation (“Qualcan Canada”), would acquire all of the outstanding shares of our company (the “Share Exchange”). Under the terms of the Share Exchange Agreement, our company would become a wholly-owned subsidiary of Qualcan Canada and the former stockholders of our company would become shareholders of Qualcan Canada. Further, if the Share Exchange were to be completed, Qualcan Canada would pursue an initial public offering of its common shares in Canada and seek to list the shares for trading on the Canadian Securities Exchange (the “Canadian Public Offering”). However, after careful consideration, the Company’s board of directors determined not to pursue the consummation of the Share Exchange. As of August 31, 2021, the Company has a note payable in the amount of $501,509 to Qualcan Canada on its balance sheet which bears no interest. Repayment of the note may be in cash or the Company’s common stock at such time and place to be decided by our Board of Directors. The noteholder does not have any right to convert the debt into stock.

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8% Convertible Debentures

In July 2019, we completed an initial private placement (the “First 2019 Private Placement”) of approximately $1,800,000 in aggregate principal amount of 8% convertible debentures. The principal amount under the debentures is convertible into shares of our common stock at any time at the option of the holder. The conversion price of the debentures is $0.23 per share. The debentures bear interest at an annual cumulative rate of 8.0%, due and payable in cash on the maturity date. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the debentures (together with the holders of the debentures issued in the Second 2019 Private Placement (as defined below)) will receive, in preference to any distribution of any of our assets to the holders of any of our other debt securities or credit facilities, an amount equal to the unpaid and unconverted principal amount of their debentures and any accrued and unpaid interest on the debentures. In 2019, following the closing of the First 2019 Private Placement, we also completed a subsequent private placement (the “Second 2019 Private Placement” and, together with the First 2019 Private Placement, the “2019 Private Placements”) of approximately $6,000,000 in aggregate principal amount of 8% convertible debentures with substantially identical terms as the debentures sold in the First 2019 Private Placement, except that the conversion price of the debentures offered in the Second 2019 Private Placement is set at $0.60 per share.

In December 2020, $6,999,987 in aggregate principal amount of the convertible debentures was converted into 16,955,336 shares of common stock of the Company. As of August 31, 2021, $441,646 in aggregate principal amount of the debentures remain outstanding, which are convertible into approximately 600,000 shares of common stock.

Secured Convertible Promissory Note

In January 2021, the Company issued a Secured Convertible Promissory Note to CEG Capital, LLC (the “Convertible Note”), in exchange for a loan in the aggregate principal amount of $2,500,000 with a variable interest rate between 8% and 15% per annum and maturity date of 24 months from the date of issuance. The Convertible Note contains a voluntary prepayment provision allowing the Company the option to prepay the loan at any time via a conversion of the loan into shares of the Company’s common stock. If the Company elects to trigger the prepayment provision, (i) a prepayment fee applies in the amount of 50% of the original principal balance minus the interest payments paid as of the conversion date, and (ii) the loan amount and prepayment fee convert automatically into shares of the Company’s common stock at a conversion price equal to the lesser of (1) $1.00 and (2) if the Company’s common stock is listed on any exchange, the volume weighted average trading price during the 30-day period preceding the conversion date. As of August 31, 2021, if the Company elected to prepay the Convertible Note, the Convertible Note would convert into approximately 3,750,000 shares of the Company’s common stock.

Application to Trade on OTCQX

In July 2021, our common stock became quoted for the first time on the Pink Open Market operated by the OTC Markets Group, Inc. (the “OTC Markets”), under the symbol “MSTH”. In August 2021, we submitted an application our common stock to be quoted on the OTCQX tier of the OTC Markets. We expect that our common stock will be quoted on the OTCQX in January 2022, however no assurance can be given that the OTC Markets will approve our application.

Exchange Offer Transaction

In August 2021, the Company launched an offering (the “Exchange Offer”) to holders of our common stock as of a record date of July 1, 2021, to exchange all properly tendered and accepted shares of our common stock for up to 150,000 newly issued shares of our series A preferred stock, par value $0.001 per share. Under the Exchange Offer, each holder of our common stock was entitled to, for each 1,000 shares of common stock held as of July 1, 2021, tender one share of common stock in exchange for one share of series A preferred stock. Holders of our series A preferred stock are entitled to 1,100 votes per share on all matters submitted generally to a vote of stockholders. The Exchange Offer period closed on September 20, 2021. See “Description of Securities – Preferred Stock” for a summary of the rights and preferences of the series A preferred stock.

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Selected Risks Associated with Our Business

Despite our growth and expansion strategies and the competitive advantages we describe above, our business and prospects may be limited by a number of risks and uncertainties that we currently face, including:

●	We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2020 audit. We had net losses of $1,316,661 and $2,004,642 for the years ended December 31, 2020 and 2019, respectively, and $1,648,310 for the six months ended June 30, 2021, and we will have a net loss for the year ending December 31, 2021. There can be no assurance we will have significant levels of total revenue or net income in future periods.

●	We operate in an intensely competitive market for the cultivation, production and sale of medical and recreational cannabis against a number of already established and better-known production companies and retail store chains.

●	Cannabis continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act of 1970 (“CSA”) in the United States and, as such, remains illegal under United States federal law. Our business activities are currently illegal under United States federal law. Our business plan is based on the premise that cannabis legalization will continue to expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future and that consumer demand for cannabis for medical and recreational use will grow as legalization expands. If cannabis legalization is scaled back or reversed at the state level, or if the United States federal government increases regulation and prosecution of cannabis-related activities, it could have a material adverse effect on our business, financial condition and results of operations.

●	As part of our strategic plan following this offering, we intend to acquire or invest in other cannabis-related businesses; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully integrate the businesses of acquired companies to realize their full benefits.

●	Our business depends on the availability to us of Lorenzo Barracco, our Chairman and Chief Executive Officer, who has substantial knowledge regarding the cannabis industry and business contacts that would be extremely difficult to replace, and our business would be materially and adversely affected if his services were to become unavailable to us.

●	Our business has been adversely impacted by the effects of the novel coronavirus (COVID-19). The COVID-19 outbreak caused disruption to our operations and sales activities, and may continue to do so in the future.

●	The concentration of common stock and series A preferred stock held by our Chairman and Chief Executive Officer and our other directors and executive officers limits the ability of shareholders to influence corporate matters.

We are a “Smaller Reporting Company”

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have (i) a public float of less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and no public float, or a public float of less than $700 million. As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited consolidated financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

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Emerging Growth Company

We are an ‘‘emerging growth company’’ within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company. For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “Risk Factors—Risks Related to this Offering and our Common Stock – We are an ‘emerging growth company’ and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors” on page 12 of this prospectus.

Our fiscal year end is December 31. Our unaudited consolidated financial statements for the quarter ended September 30, 2021, were prepared assuming that we will continue our operations as a going concern. Our accumulated loss for the period from January 1, 2021 to the fiscal quarter ended September 30, 2021 was $3,546,294.36. For the nine months ended September 30, 2021, we earned revenues from our product lines of $11,065.839, with the cost of such revenues being $4,783,517. During the twelve months ended December 31, 2020, we earned revenue from our product lines of $13,379,709, with the costs of such revenues being $6,918,254.

Corporate Information

Our principal executive offices are located at 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118, and our telephone number is (702) 960-7778. We maintain a corporate website at http://www.qualcan.com.

We do not incorporate the information on or accessible through our website into this offering circular, and you should not consider any information on, or that can be accessed through, our website a part of this offering circular.

We own various U.S. federal trademark applications and unregistered trademarks, including the trademark “Qualcan.” All other trademarks or trade names referred to in this offering circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this offering circular are referred to without the symbol ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

Channels for Disclosure of Information

Investors and others should note that we use social media to communicate with all of our viewers and the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, which can be found at http://www.qualcan.com, and press releases. However, we encourage investors, the media and others interested in our company to also review our social media channels. We do not incorporate the information on or accessible through our website into this offering circular, and you should not consider any information on, or that can be accessed through, our website a part of this offering circular.

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 THE OFFERING

This Prospectus relates to the resale of up to 11,920,924 shares of our Common Stock, held by the Selling Stockholders.

The Offering

Common Stock offered by Selling Shareholders:	This Prospectus relates to the resale of 11,920,924 shares of our Common Stock, held by the Selling Stockholders.

Common Stock outstanding before the Offering:	111,338,805 shares of Common Stock as of the date of this Prospectus.

Common Stock outstanding after the Offering:	111,338,805 shares of Common Stock (1)

Terms of the Offering:	The Selling Stockholders will determine when and how they will sell the Common Stock offered in this Prospectus. The prices at which the Selling Stockholders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.

Termination of the Offering:	The Offering will conclude upon such time as all of the Common Stock has been sold pursuant to the Registration Statement.

Trading Market:	Our Common Stock is subject to quotation on the OTCQX Market under the symbol “MSTH.”

Use of proceeds:	The Company is not selling any shares of the Common Stock covered by this Prospectus. As such, we will not receive any of the Offering proceeds from the registration of the shares of Common Stock covered by this Prospectus. See “Use of Proceeds.”

Risk Factors:	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of his/her/its entire investment. See “Risk Factors”.

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 SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited consolidated financial statements for the fiscal year ended December 31, 2020, and our unaudited consolidated financial statements for the nine months ended September 30, 2021. Our working capital deficit as at September 30, 2021 was $23,994,225.

For the Fiscal Year ended December 31, 2020

Financial Summary (Audited)
Cash and Deposits	$2,741,087
Total Assets	$5,387,583
Total Liabilities	$11,737,989
Total Stockholder’s Equity	$31,124,214

For the Fiscal Year ended December 31, 2020

Consolidated Statements of Income
Total Operating Expenses	$6,807,151
Net Loss for the Period	$345,696

For the Fiscal Quarter ended September 30, 2021

Financial Summary (Unaudited)
Cash and Deposits	$2,372,148
Total Assets	$35,960,348
Total Liabilities	$35,960,348
Total Stockholder’s Equity	$35,960,348

For the nine months ended September 30, 2021
Consolidated Statements of Income
Total Operating Expenses	$8,575,733
Net Loss for the Period	$2,293,411

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Our company is in a very new and highly regulated industry. Significant and unforeseen changes in policy may have material impacts on our business.

Continued development in the cannabis industry is dependent upon continued state legislative authorization of cannabis, as well as legislation and regulatory policy at the federal level. The CSA currently makes cannabis use and possession illegal on a national level. While there may be ample public support for legislative authorization, numerous factors impact the legislative process. Any one of these factors could slow or halt use and handling of cannabis in the United States or in other countries, which would negatively impact our cultivation and production activities and our ability to distribute and sell our products.

Many U.S. state laws are in conflict with the CSA. It is unclear whether regulatory authorities in the United States would object to the registration or public offering of securities in the United States by our company, to the status of our company as a reporting company, or even to investors investing in our company as we engage in legal cannabis production and supply pursuant to the laws and authorization of the jurisdiction where the activity takes place. In addition, the status of cannabis under the CSA may have an adverse effect on federal agency approval of medical use of cannabis products. Any such objection or interference could delay indefinitely or increase substantially the costs to access the equity capital markets and harvest and distribute cannabis products.

Our cannabis strategy makes it difficult to find, retain and attract management.

The environment we work in is heavily regulated and while we have experience in regulated industries, it is also heavily scrutinized. This regulatory scrutiny takes a toll on management and makes it very difficult to attract and retain talent. Management spends a great deal of time and money explaining and justifying actions, strategy and business plans to regulators. A myriad of complex factors including regulations regarding money laundering, inter-state commerce and conflicting federal and state laws, among others, affect every decision. Navigating this complex set of regulatory hurdles and staying focused on generating shareholder value is an arduous task and there can be no assurance that we will be successful in steering clear of all the potential issues, any of which could adversely impact our stock price.

Our cannabis strategy makes it difficult to raise money and for our common stock to become listed on a U.S. registered national securities exchange.

We are considered a “cannabis company” with all the nuances that accompany that label, including being scrutinized by commercial banks, investment banking firms and by the largest clearing services company. Due to the nature of some of these institutions, this makes it very difficult for cannabis companies to raise money, deposit share certificates or even have investment banking relationships. While we believe that we will be able to raise the capital that we need to continue our operations, there can be no assurance that we will be successful in these efforts or will be able to raise enough capital for planned expansion. Further, our being a “cannabis company” presents a significant barrier to our stock becoming eligible for trading on a U.S. registered national securities exchange, such as the New York Stock Exchange and Nasdaq.

The success of our business depends on obtaining and maintaining various state and local licenses for our cannabis business.

Currently, we hold and are in the process of obtaining cannabis licenses in Nevada that allow us to cultivate, manufacture, process, distribute wholesale, deliver and sell cannabis products to medical and recreational cannabis users and resellers. Regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming, and no assurance can be given that we will receive the requisite licenses from state and local governments to operate our cannabis business.

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We are currently engaged in, and expect in the future to engage in, strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management, and which ultimately may not be successful.

We are in the process of acquiring dispensaries in Reno, Nevada, together with the recreational and medical retail dispensary licenses, issued by the State of Nevada, and are in the process of establishing additional dispensaries in the City of Las Vegas and Carson City, Nevada as described in the section “Our Business – Our Proposed Expansion of a Retail Channel and Dispensaries.” While these acquired dispensaries and new planned dispensaries may provide a substantial return on investment and serve as an important platform for growing our Qualcan brand, there can be no assurance that these proposed acquisitions will be completed or, if completed, will prove to be beneficial to our company.

In the future, we may consider additional strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products or technologies, particularly those arrangements that seek to leverage other organizations’ internal platforms or competencies for the benefit of our products or potential products. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results.

Our Nevada acquisitions and future strategic transactions may entail numerous operational and financial risks, including:

●	exposure to unknown or unanticipated liabilities, including foreign laws we are unfamiliar with;

●	disruption of our business and diversion of our management’s time and attention in order to develop acquired products or technologies;

●	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions, which we may not be able to obtain on favorable terms, if at all;

●	higher than expected acquisition and integration costs;

●	write-downs of assets or goodwill or impairment charges;

●	increased amortization expenses;

●	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

●	entering into a long-term relationship with a partner that proves to be unreliable or counterproductive;

●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

●	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects if we are unable to execute on the planned objectives or capitalize on the relationship in the manner that was originally contemplated.

We expect to acquire companies and we are subject to evolving and often expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements, and comply with them with regard to acquired companies, some of which may be non-reporting entities, or the failure or circumvention of our controls and procedures could seriously harm our business.

We are subject to various regulations, and compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure on controls and procedures and our internal control over financial reporting. As we make acquisitions, our internal controls and procedures may not be able to prevent errors or fraud in the future. We cannot guarantee that we can establish internal controls over financial reporting immediately on companies that we acquire. Thus, faulty judgments, simple errors or mistakes, or the failure of our personnel to enforce controls over acquired companies or to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of our control systems are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our company.

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We have a limited senior management team size that may hamper our ability to effectively manage a fast-growing company and manage acquisitions and that may harm our business.

We use consultants, including lawyers and accountants, to help us comply with regulatory requirements on a timely basis. As we expand, we expect to increase the size of our senior management. However, we cannot guarantee that in the interim period our senior management can adequately manage the requirements of a fast-growing company and the integration of acquisitions, and any failure to do so could harm our business.

Our expansion is dependent on laws pertaining to the legal cannabis industry.

We expect to acquire companies and hire management in specific niches of the cannabis industry. Entry into any of these areas requires special knowledge of the industry and products. By entering the legal cannabis sector, even indirectly or remotely, we could be subject to increased scrutiny by regulators because, among other things, cannabis is a Schedule-1 controlled substance and is illegal under federal law. Our failure to adequately manage the risk associated with these businesses and adequately manage the requirements of the regulators can adversely affect our business and potentially our status ultimately as a public company. Further, any adverse pronouncements from regulators about businesses related to the legal cannabis sector could adversely affect our stock price.

We face risks related to the novel coronavirus (COVID-19) which could significantly disrupt our research and development, operations, sales, and financial results.

Our business has been adversely impacted by the effects of the novel coronavirus (COVID-19). In addition to global macroeconomic effects, the COVID-19 outbreak caused disruption to our operations and sales activities, and may continue to do so in the future. The COVID 19 outbreak caused the popular Las Vegas and Reno entertainment areas to virtually shut down for almost a year, which negatively impacted our sales and operating results. Our third-party vendors, third-party distributors, and our customers have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party vendors and third-party distributors, the supply of our products will be delayed, which could adversely affect our business, operations and customer relationships. In addition, COVID-19 or other disease outbreaks will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from COVID-19 will be offset by increased sales in subsequent periods. Although the magnitude of the impact of COVID-19 on our business and operations remains uncertain, the continued spread of COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments.

Our products may be unable to achieve expected market acceptance and, consequently, limit our ability to generate revenue from new products.

Even when product development is successful and regulatory approval has been obtained, our ability to generate sufficient revenue depends on the acceptance of our products by customers. We cannot assure you that our products will achieve the expected level of market acceptance and revenue. The market acceptance of any product depends on a number of factors such as the price of the product, the effect of the product, the taste of the product, reputation of the distributor or retailer, competition, and marketing and distribution support.

The success and acceptance of a product in one state may not be replicated in other states or may be negatively affected by our activities in another state. Any factors preventing or limiting the market acceptance of our products could have a material adverse effect on our business, results of operations and financial condition.

Business interruptions could delay us in the process of developing our product candidates and could disrupt our product sales.

Loss of our manufacturing facilities, our growing plants, stored inventory or laboratory facilities through fire, theft or other causes, or loss of our botanical raw material due to pathogenic infection or other causes, could have an adverse effect on our ability to meet demand for cannabis products or to continue product development activities and to conduct our business. Failure to supply our partners with commercial product may lead to adverse consequences.

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Counterfeit versions of our products could harm our business.

Counterfeiting activities and the presence of counterfeit products in market and over the internet continue to be a challenge for maintaining a safe product supply. Counterfeit products are frequently unsafe, and can be life-threatening. To distributors and users, counterfeit products may be visually indistinguishable from the authentic version. Reports of adverse reactions to counterfeit drugs along with increased levels of counterfeiting could be mistakenly attributed to the authentic product, affect consumer confidence in the authentic product and harm the business of companies such as ours. If our products were to be the subject of counterfeits, we could incur reputational and financial harm.

We face intense competition, including from generic products. If our competitors market or develop alternative products that are approved more quickly or marketed better than our products or are demonstrated to be safer or more potent than our products, our commercial opportunities will be reduced or eliminated.

The cannabis products industry is characterized by advancing technology, competition and a strong emphasis on developing proprietary products. We face competition from a number of sources, some of which may target the same indications as our products, such as pharmaceutical companies, including generic drug companies, biotechnology companies, drug delivery companies and academic and research institutions, many of which have greater financial resources, marketing capabilities, including well-established sales forces, manufacturing capabilities, research and development capabilities, experience in obtaining regulatory approvals for product candidates and other resources than us.

We may not be able to differentiate any products that we may market from those of our competitors, successfully develop or introduce new products that are less costly or offer better performance than those of our competitors, or offer purchasers of our products payment and other commercial terms as favorable as those offered by our competitors. In addition, there are a number of established products already commercially available and under development by other companies that treat the indications that our product candidates are intended to treat.

The loss of the services of key officers, including Lorenzo Barracco, our Chief Executive Officer, and largest shareholder, or failure to timely identify and retain competent personnel, could negatively impact our ability to develop our business and sell our services.

We are highly dependent on Lorenzo Barracco, who is our Chief Executive Officer, and largest stockholder. The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers who are developing our business, and on our ability to identify and retain competent consultants and employees with the skills required to execute our business objectives. The loss of the services of Mr. Barracco or our failure to timely identify and retain competent personnel would negatively impact our ability to develop our business and license our brand, which could adversely affect our financial results and impair our growth.

Our quarterly revenue, operating results and profitability will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

●	fluctuations in revenue due to seasonality of the market place, which results in uneven revenue and operating results over the year;
●	addition and departure of key personnel; and
●	strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.

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We may be unable to protect our intellectual property rights and/or intellectual property rights licensed to us, and may be subject to intellectual property litigation and infringement claims by third parties.

We intend to protect our intellectual property through limited trademarks, service marks and copyrights and our formulas, recipes and other trade secrets and know-how through confidentiality or license agreements with third parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States and unauthorized parties may copy or otherwise obtain and use our products, processes or technology. Additionally, there can be no assurance that others will not independently develop similar know-how and trade secrets. We are also dependent upon the owners of intellectual property rights licensed to us under various wholesale license agreements to protect and defend those rights against third party claims. If third parties take actions that affect our rights, the value of our intellectual property, similar proprietary rights or reputation or the licensors who have granted us certain rights under wholesale license agreements, or we are unable to protect the intellectual property from infringement or misappropriation, other companies may be able to offer competitive products at lower prices, and we may not be able to effectively compete against these companies. We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, may require us to:

●	defend against infringement claims which are expensive and time consuming;

●	cease making, licensing or using products that incorporate the challenged intellectual property;

●	re-design, re-engineer or re-brand our products or packaging; or

●	enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

In the event of claims by third parties for infringement of intellectual property rights we license from third parties under wholesale license agreements, we could be liable for costs of defending allegations of infringement and there are no assurances the licensors will either adequately defend the licensed intellectual property rights or that they would prevail in the related litigation. In that event, we would incur additional costs and may deprived from generating royalties from these agreements.

We are dependent on numerous third parties in our supply chain for the commercialization of products, and if we fail to maintain our supply and manufacturing relationships with these third parties or fail to develop new relationships with other third parties, we may be unable to continue to commercialize these products or to develop other product candidates.

We rely on a number of third parties for the commercial supply of certain of our products. Our ability to commercially supply our products depends, in part, on our ability to successfully obtain the materials for our products and outsource most, if not all of the aspects of their manufacturing, at competitive costs, in accordance with regulatory requirements and in sufficient quantities for commercialization and testing. If we fail to develop and maintain supply relationships with these third parties, we may be unable to continue to commercialize our products.

General economic factors may adversely affect our financial performance.

General economic conditions may adversely affect our financial performance. In the United States, changes in interest rates, changes in fuel and other energy costs, weakness in the housing market, inflation or deflation or expectations of either inflation or deflation, higher levels of unemployment, decreases in discretionary consumer spending or consumer demand, unavailability or limitations of consumer credit, higher consumer debt levels or efforts by consumers to reduce debt levels, higher tax rates and other changes in tax laws, overall economic slowdown, changes in consumer desires affecting demand for the products we sell and other economic factors could adversely affect consumer demand for the products we sell, change the mix of products we sell to a mix with a lower average gross margin and result in slower inventory turnover. Higher interest rates, transportation costs, inflation, higher costs of labor, insurance and healthcare, foreign exchange rates fluctuations, higher tax rates and other changes in tax laws, changes in other laws and regulations and other economic factors in the United States or internationally can increase our cost of sales and operating, selling, general and administrative expenses, decrease sales, and otherwise adversely affect our operations and operating results. These factors affect not only our operations, but also the operations of suppliers from whom we purchase goods and services, a condition that can result in an increase in the cost to us of the goods we sell to customers.

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If we do not begin to generate significant revenues, we will need to raise additional capital to meet our business requirements. Any such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests. If we are unable to secure additional financing we will not be able to continue as a going concern.

We need additional capital, which may not be available on reasonable terms or at all. The raising of additional capital will dilute current stockholders’ ownership interests. We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

●	maintaining enough working capital to run our business;

●	pursuing growth opportunities, including more rapid expansion;

●	acquiring complementary businesses;

●	making capital improvements to improve our infrastructure;

●	responding to competitive pressures;

●	complying with regulatory requirements such as licensing and registration; and

●	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect that is different from or in addition to that reflected in the capitalization described in this offering circular.

Further, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible debentures and warrants, which may adversely impact our financial condition.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to, revenue recognition, estimating valuation allowances and accrued liabilities (specifically, the allowances for returns, credit card chargebacks, doubtful accounts and obsolete and damaged inventory), internal use software and website development (acquired and developed internally), accounting for income taxes, valuation of long-lived and intangible assets and goodwill, stock-based compensation, and loss contingencies are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported or expected financial performance.

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Changes in accounting principles or guidance, or in their interpretations, could result in unfavorable accounting charges or effects, including changes to our previously filed consolidated financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant negative effect on our reported results and retroactively affect previously reported results, which, in turn, could cause our stock price to decline.

RISKS ASSOCIATED WITH OUR SECURITIES

The price of our shares of common stock may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Although our common stock is quoted on the OTC Markets, our shares of common stock do not trade and the price of our common stock, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result holders of our securities may not find purchasers our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

If a more active market should develop, the price of our shares of common stock may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 499,850,000 shares of common stock. As of the date of this Prospectus, the Company had 111,338,805 shares of common stock issued and outstanding. Accordingly, we may issue up to an additional 142,363,280 shares of common stock. The future issuance of common stock and/or preferred stock will result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

The Company does not intend to seek registration or qualification of its shares of common stock the subject of this offering in any State or territory of the United States. Aside from a “secondary trading” exemption, other exemptions under state law and the laws of US territories may be available to purchasers of the shares of common stock sold in this offering,

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

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The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. Stockholders may never be able to sell shares when desired. Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

USE OF PROCEEDS

Selling Stockholders may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock.

We will pay for expenses of this offering, except that the Selling Stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

DETERMINATION OF THE OFFERING PRICE

There currently is a limited public market for our common stock. The Selling Stockholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

SELLING STOCKHOLDERS

On October 22, 2020, we entered into a Letter Agreement (the “Letter Agreement”) with MediFarm I, Terra Tech and Picksy Reno modifying certain terms of the Reno Dispensary Asset Purchase Agreement. Pursuant to the Letter Agreement, $11,920,924 of the cash portion of the purchase price to be paid for the dispensary assets was paid in 11,920,924 shares of common stock (the “Dispensary Shares”), upon approval of such issuance by the Cannabis Compliance Board (the “CCB”). Under the Letter Agreement, Mystic is required to register the Dispensary Shares on Form S-1 by no later than the date the Dispensary Shares are listed or quoted for trading on a trading market. The Letter Agreement provides, among other things, that (i) Terra Tech has the right to require Mystic to repurchase the Dispensary Shares at a price of $1.00 per share under certain circumstances, and (ii) during the first 6 months Terra Tech is able to sell Dispensary Shares on a trading market, Terra Tech will not sell more than 1,500,000 Dispensary Shares during any 30 calendar day period; provided such limitation will not apply to Dispensary Shares sold at a price equal to or greater than $2.00 per share.

In January 2021, the Company issued a Secured Convertible Promissory Note to CEG Capital, LLC (the “Convertible Note”), in exchange for a loan in the aggregate principal amount of $2,500,000 with a variable interest rate between 8% and 15% per annum and maturity date of 24 months from the date of issuance. The Convertible Note contains a voluntary prepayment provision allowing the Company the option to prepay the loan at any time via a conversion of the loan into shares of the Company’s common stock. If the Company elects to trigger the prepayment provision, (i) a prepayment fee applies in the amount of 50% of the original principal balance minus the interest payments paid as of the conversion date, and (ii) the loan amount and prepayment fee convert automatically into shares of the Company’s common stock at a conversion price equal to the lesser of (1) $1.00 and (2) if the Company’s common stock is listed on any exchange, the volume weighted average trading price during the 30-day period preceding the conversion date. As of August 31, 2021, if the Company elected to prepay the Convertible Note, the Convertible Note would convert into approximately 3,750,000 shares of the Company’s common stock.

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The Selling Stockholders Table

The following table sets forth the names of the Selling Stockholders, the number of shares of common stock beneficially owned by each Selling Security Holder as of the date hereof and the number of shares of common stock being offered by each Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. The “Amount Beneficially Owned After Offering” column assumes the sale of all shares offered.

To our knowledge, the none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. We may require the Selling Stockholders to suspend the sales of the shares of our common stock being offered pursuant to this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering(1)	Amount Beneficially Owned After Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)
Unrivaled Brands, Inc.(3)	8,332,096	0	0	*
GEG Capital, LLC(4)	3,588,828	0	0	*

* Less than 1%

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.
(2)	We have assumed that the Selling Stockholder will sell all of the shares being offered in this offering.
(3)	Unrivaled Brands, Inc. exercises voting and dispositive power over such shares through its board of directors, currently consisting of five members.
(4)	Ori Tal has voting and investment power over A-Z Investment Group, LLC, a Nevada limited liability company (“A-Z Investment Group”). Ori Tal is also a Manager of A-Z Investment Group, which is the Manager of, and has voting and investment power over, the shares beneficially owned by GEG Capital, LLC.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of shares of our common stock, par value $0.001 per share, by the Selling Stockholders.

We will not receive any proceeds from the sale of the Shares.

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The Selling Shareholders may, from time to time sell any or all of their shares of common stock on any market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;
●	facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this Prospectus.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. In addition, the Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholder under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Security Holder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Stockholders.

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The Selling Stockholders acquired or will acquire the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Security Holder. We will file a supplement to this prospectus if a Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Stockholders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the Selling Stockholders to pay those expenses. We estimate that the expenses of the offering to be borne by us will be approximately $30,000. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Stockholders.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of our capital stock.

Authorized and Outstanding Securities

The Company is authorized to issue 499,850,000 shares of common stock, par value $0.001 per share, and 150,000 shares of Preferred Stock, par value $0.001 per share, and all of which are designated as Series A Preferred Stock, par value $0.001 per share. As of November 30, 2021, there were issued and outstanding 111,338,805 shares of our common stock, and 150,000 shares of our Series A Preferred Stock.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

On July 8, 2021, the Company designated a series of preferred stock as series A preferred stock, par value of $0.001 per share, consisting of 150,000 shares. A summary of the rights and preferences of the series A preferred stock is as follows:

Holders of our series A preferred stock are entitled to 1,100 votes per share on all matters submitted generally to a vote of stockholders. Each share of series A preferred stock is convertible at the option of the holder, into one share of our common stock.

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Three of the directors of the Company will be designated by the holders of the series A preferred stock (the “Series A Directors”). Each Series A Director will serve as a Series A Director until the holders of at least a majority of the then outstanding shares of series A preferred stock, voting as a separate class, name a replacement for each Series A Director.

Additionally, the Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock contains protective provisions, which precludes the Company from taking certain actions without the approval of the majority of the holders of series A preferred stock. So long as any shares of series A preferred stock are outstanding, the Company will not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of series A preferred stock, voting as a separate class:

(a)	amend the articles of incorporation or, unless approved by the board of directors, including by the Series A Directors, amend the Company’s bylaws;

(b)	change or modify the rights, preferences or other terms of the series A preferred stock, or increase or decrease the number of authorized shares of series A preferred stock;

(c)	reclassify or recapitalize any outstanding equity securities, or, unless approved by the board of directors, including by the Series A Directors, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d)	authorize or effect any transaction constituting a “Deemed Liquidation,” or any other merger or consolidation of the Company. A “Deemed Liquidation” shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding series A preferred stock;

(e)	increase or decrease the size of the board of directors as provided in the bylaws of the Company or remove the Series A Director (unless approved by the board of directors, including the Series A Directors);

(f)	declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the board of directors, including the Series A Directors);

(g)	redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of Common Stock from employees, consultants or other service providers pursuant to agreements approved by the board of directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the board of directors, including the Series A Directors);

(h)	create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

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(i)	replace the President and/or Chief Executive Officer of the Company (unless approved by the board of directors, including the Series A Directors);

(j)	transfer assets to any subsidiary or other affiliated entity (unless approved by the board of directors, including the Series A Directors);

(k)	issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the series A preferred stock (unless approved by the board of directors, including the Series A Directors);

(l)	modify or change the nature of the Company’s business;

(m)	acquire, or cause a Subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the board of directors, including the Series A Directors); or

(n)	sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any Subsidiary outside the ordinary course of business (unless approved by the board of directors, including the Series A Directors).

8% Convertible Debentures

The important terms of the debentures issued in our 2019 Private Placements are set forth below. The debentures are identical for each investor except for the principal amount and issuance and maturity dates.

Conversion. The principal amount under the debentures is convertible into shares of our common stock at any time at the option of the holder; provided, that, if on or before the maturity date, the Canadian Public Offering is consummated, 100% of the outstanding principal amount of the debentures will be automatically converted into common shares of Qualcan Canada. The conversion price of the debentures issued in the First 2019 Private Placement is $0.23 per share and the conversion price of the debentures issued in the Second 2019 Private Placement is $0.60 per share. The conversion price is subject to adjustment in the event of specified dilutive or accretive events, such as stock splits and stock combinations.

Maturity. Under the terms of the debentures as originally issued, the principal amount and accrued interest under the debentures are payable by us upon the earlier to occur of the closing of the Canadian Public Offering or 12 months after the date of issuance. In July 2020, we extended the maturity of our $0.23 8% convertible debentures until January 2021, having received the consent of the holders of a majority of the $0.23 8% convertible debentures. In September 2020, we extended the maturity of our $0.60 8% convertible debentures until March 2021, having received the consent of the holders of a majority of the $0.60 8% convertible debentures. Accordingly, as of August 31, 2021, the debentures have matured and the Company has an obligation to repay the debentures with interest, of which $441,646 in aggregate principal amount remains outstanding.

Interest. The debentures bear interest at an annual cumulative rate of 8.0%, due and payable in cash on the maturity date.

Security. The debentures are unsecured, general obligations of our company.

Redemption. The debentures are not be redeemable by us or subject to voluntary prepayment prior to maturity.

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Warrants

Purchasers of debentures issued in our 2019 Private Placements may be entitled to receive a two-year warrant to purchase a number of shares of Mystic common stock equal to 25% of the number of shares into which the purchased debentures are convertible, subject to certain conditions.

Secured Convertible Promissory Note

On January 20, 2021, the Company issued a Secured Convertible Promissory Note to CEG Capital, LLC (the “Convertible Note”), in exchange for a loan in the aggregate principal amount of $2,500,000 with a variable interest rate between 8% and 15% per annum and maturity date of 24 months from the date of issuance. The Convertible Note contains a voluntary prepayment provision allowing the Company the option to prepay the loan at any time via a conversion of the loan into shares of the Company’s common stock. If the Company elects to trigger the prepayment provision, (i) a prepayment fee applies in the amount of 50% of the original principal balance minus the interest payments paid as of the conversion date, and (ii) the loan amount and prepayment fee convert automatically into shares of the Company’s common stock at a conversion price equal to the lesser of (1) $1.00 and (2) if the Company’s common stock is listed on any exchange, the volume weighted average trading price during the 30-day period preceding the conversion date. As of the date hereof, if the Company elected to prepay the Convertible Note, the Convertible Note would convert into approximately 3,750,000 shares of the Company’s common stock.

Registration Rights

On October 22, 2020, we entered into a Letter Agreement (the “Letter Agreement”) with MediFarm I, Terra Tech and Picksy Reno modifying certain terms of the Reno Dispensary Asset Purchase Agreement. Pursuant to the Letter Agreement, $11,920,924 of the cash portion of the purchase price to be paid for the dispensary assets was paid in 11,920,924 shares of common stock (the “Dispensary Shares”), upon approval of such issuance by the Cannabis Compliance Board (the “CCB”). Under the Letter Agreement, Mystic is required to register the Dispensary Shares on Form S-1 by no later than the date the Dispensary Shares are listed or quoted for trading on a trading market. The Letter Agreement provides, among other things, that (i) Terra Tech has the right to require Mystic to repurchase the Dispensary Shares at a price of $1.00 per share under certain circumstances, and (ii) during the first 6 months Terra Tech is able to sell Dispensary Shares on a trading market, Terra Tech will not sell more than 1,500,000 Dispensary Shares during any 30 calendar day period; provided such limitation will not apply to Dispensary Shares sold at a price equal to or greater than $2.00 per share.

In January 2021, the Company issued a Secured Convertible Promissory Note to CEG Capital, LLC (the “Convertible Note”), in exchange for a loan in the aggregate principal amount of $2,500,000 with a variable interest rate between 8% and 15% per annum and maturity date of 24 months from the date of issuance. The Convertible Note contains a voluntary prepayment provision allowing the Company the option to prepay the loan at any time via a conversion of the loan into shares of the Company’s common stock. If the Company elects to trigger the prepayment provision, (i) a prepayment fee applies in the amount of 50% of the original principal balance minus the interest payments paid as of the conversion date, and (ii) the loan amount and prepayment fee convert automatically into shares of the Company’s common stock at a conversion price equal to the lesser of (1) $1.00 and (2) if the Company’s common stock is listed on any exchange, the volume weighted average trading price during the 30-day period preceding the conversion date. As of August 31, 2021, if the Company elected to prepay the Convertible Note, the Convertible Note would convert into approximately 3,750,000 shares of the Company’s common stock.

Transfer Agent and Registrar

Our transfer agent is Equiniti Trust Company (“Equinity”), whose address 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

Indemnification of Officers and Directors

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

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Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

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Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, exe

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

DESCRIPTION OF BUSINESS

Overview of our Business

Mystic Holdings, Inc. is a holding company which, through its wholly-owned subsidiaries, is a fully integrated cannabis company in the State of Nevada. Since obtaining Nevada wholesale licenses for the cultivation and production of medical cannabis in 2014 and for recreational cannabis in 2016, Qualcan, LLC, Mystic’s wholly-owned operating subsidiary (“Qualcan”), has operated a highly efficient, state-of-the-art 24,000 square foot cannabis cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month utilizing the latest concepts in agronomic farming practices and sustainable technologies. Qualcan’s facility adheres to best practices in quality control standards and regulatory compliance that are believed to be as good as or better than those used throughout the cannabis industry. Qualcan currently wholesales its products, which include cannabis flowers, edibles and concentrates, under the trademark “Qualcan” to state-licensed dispensaries utilizing METRC, a state-mandated tracking system.

In addition to its wholesale operations, Mystic, through its wholly-owned subsidiaries Picksy, LLC and Picksy Reno, LLC (both of which also do business under the brand name Jade Cannabis Co.), operates two recreational/medical retail dispensaries (one in Clark County, Las Vegas and one in Reno). Mystic has also recently acquired two additional retail dispensary licenses (one in the City of Las Vegas and one in Carson City, the capital of Nevada), which Mystic plans to operate under at two new dispensaries that Mystic is in the process of establishing. See “Our Proposed Expansion of a Retail Channel and Planned Dispensaries” for a description of our dispensary operations and planned expansion.

The Company has solidified its Nevada footprint by becoming a vertically-integrated company providing medical and recreational cannabis cultivation and production, and retail dispensary operations for high quality cannabis and cannabis consumer products. We intend to expand our wholesale operations to capture expected retail demand for our cultivation and production activities, including from our own retail locations that we plan to build (and license) or acquire. A key element of our strategic plan is to make acquisitions of or investments in complementary businesses, products and technologies in the cannabis industry in the State of Nevada and in other states utilizing the proceeds of this offering.

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Our Operations and Strategic Plan

The sale and use of cannabis for medical purposes has been legal in the State of Nevada since 2014 and for recreational purposes since 2016 (though federal law in the United States continues to prohibit the use of cannabis). Mystic has dedicated the years since legalization to honing its operations, sourcing top-tier cannabis industry management and establishing a highly sophisticated and experienced board of directors. The time invested in building this organization has created a strong foundation for pursuing an aggressive growth and expansion strategy via acquisitions and using our proven growth, sales and marketing formulas. We believe these formulas are responsible for rapidly building Qualcan and Jade into one of the top brands in Nevada. As noted above, Mystic through its Jade Cannabis subsidiaries has six dispensary licenses – two medical and four recreational, establishing itself as a vertically integrated cannabis organization, resulting in enhanced economies of scale and competitive positioning. Qualcan currently operates a highly efficient, state-of-the-art 24,000 square foot cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month.

These facilities were established utilizing the latest concepts in agronomic and sustainable technologies ensuring that patients and consumers are provided with a clean product for which lab results exceed established Nevada regulatory department guidelines. The State of Nevada requires certain cutoff thresholds with regard to any impurities found within lab results, however we take it upon ourselves to establish even more aggressive cutoffs to ensure our products are known as a safe choice for consumers. We hold ourselves accountable for testing our products with laboratories known for their core sense of ethics and ability to provide accurate results. Another benefit provided by these outside laboratories is the ability for us to continue growing strains known to produce a high average tetrahydrocannabinol (“THC”), cannabidiol (“CBD”), and terpene concentration, which we believe translates into a more attractive product for the consumer and ultimately a cost benefit for us. We employ a process of “milestone testing” in which we test our products at various stages in production and analyze this data to determine which products will prove to be the most robust, allowing us to optimize our garden and production techniques.

Having presently established its capacity in mass producing clean wholesale cannabis products, our infrastructure has been created for facilitating multiple large-scale retail operations. Qualcan will remain relevant in terms of industry best practice and market trends with our primary focus being maximization of retail market share using the cost benefits provided by using our internal brands to support the retail supply chain. In addition to exploiting the benefits of vertical integration, Qualcan will continue producing the brands that consumers have remained loyal to and ensure these products are offered in dispensaries throughout Nevada. We operate with an adaptive mentality and consider our ability to rapidly adjust daily operations and the utilization of forecasting a competitive advantage. By ensuring rapid acclimation to market conditions, Qualcan also utilizes “time to market” as a competitive tool and cost control mechanism. The constant assessment of market conditions and trends has allowed us to anticipate and execute new products with minimal turnaround. This process is valued as an essential competitive advantage in an industry known to be fast paced and constantly evolving.

Our strategic plan contemplates achieving operational autonomy and target growth expectations via aggressive growth and market saturation. Nevada is generally known to be one of the most desired cannabis markets in the United States, where Qualcan aims to become among the best known brands. This will require proportional scaling of our cultivation and production facilities to accommodate increases in demand from the rapid expansion of our retail channel market share. Mystic will protect its position within the marketplace using acquisitions of complementary businesses, technologies and products, and ensuring diversification of the Qualcan brands, while further cultivating a sense of self sustenance. Mystic will hold itself accountable to a set of established business principles that encourage specific operational development. The four most important principles are:

●	controlling costs via supply chain optimization, frequent assessment of manufacturing processes and the application of our unique perspective on retail facility management and inventory optimization;

●	continued acquisition of retail licenses necessary to increase market share and establish a visible presence of branding;

●	facilitation of access to quality cannabis products to as many patients and consumers as possible; and

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●	careful analysis of all industry variables by our team of industry experts to mathematically dictate our highest return on investment as it pertains to any significant business decision.

Our Cannabis Products and Brands

Qualcan is positioning itself to become a known provider of reliable cannabis and cannabis products manufactured in accordance with exacting precision and high-quality standards. Products and branding are carefully determined through a process of market analysis, ensuring that every detail is catered to what consumers are buying. Marketing and branding experts have crafted a campaign for each product with appeal to the broadest consumer demographic. Each channel of business has been designed to be fully scalable as Qualcan expands and challenges new markets. A summary of Qualcan brands can be found in the next section and includes products in active production.

Qualcan Cultivation

Our Qualcan Cultivation brand offers a variety of unique genetics chosen through a process of “pheno-hunting,” in which the cultivation expert determines the ideal traits in genetics to be grown. Our master grower will dictate which strains are the most accommodating to consumer expectations, which in the Nevada market primarily concern strains’ THC percentage, terpene profile/concentration and aesthetics. The grow process is considered a core competitive advantage for Qualcan and all standard operating procedures related to cultivation are kept strictly confidential. Cosmic Cannabis is our newest brand and was introduced into the market in early 2021. This brand utilizes our highest quality strains to provide consumers with a “top-shelf” experience in terms of product quality and aesthetic. In addition to developing and branding our own strains such as the Cosmic line, we have been engaged from time to time to provide branding consulting services for third party cannabis products by outside parties, such as the rock band 311.

In addition to the standard cannabis flower, we offer pre-rolls and small bud batches (known as popcorn). Qualcan also services the lower end of the market and protects the prestige of our primary brand by white labeling lower testing flower and the smaller buds that are more difficult to sell. Every month the cultivation team produces approximately 600 pounds of cannabis. With every harvest, a certain amount of trim, waste, stems and other useable waste is created. This product can be used to either create a supplemental stream of revenue by wholesaling for production, or it can be used as input material for oil at our own production facility, lowering our costs. Expansion efforts for the cultivation facility will be dictated by demand created from the addition of our retail dispensary locations. However, based on the growth trends of our external wholesale channel, expansion efforts are expected to take place following the initial phase of retail expansion.

Qualcan Production

Our Qualcan Production brands offer a diverse line of edibles and concentrates, with research and product development underway for new products that will appeal to the average consumer. Qualcan’s edibles offerings include gummies, brownie bites, cookies, caramels, rice crispies and chocolate chip bars and more. In terms of concentrates, Qualcan is known for providing vape pens bearing exceptional functionality offered in various popular strains with a unique blend of terpene and flavor profiles. Qualcan concentrates and oils can be purchased in either a disposable format or as a cartridge conveniently compatible with most standard vape pen batteries. With the standard Qualcan brand currently serving the middle market, our Lush brand (released in 2020) offers consumers quality cannabis vape products. Lush is anticipated to become a line of various strains, flavors and hardware types, all designed to provide a smooth and luxurious experience.

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Edibles Success in Nevada

To date, the success of our production facility can be largely attributed to the quality of our edible line. The Las Vegas market lacks a significant offering of homogeneously dosed edibles, which has created supply issues for consumers that commonly micro-dose and medicate with edible products. When micro-dosing or using cannabis edibles for medicinal purposes, it is extremely important that the product has been precisely dosed with an even distribution of THC and CBD throughout. We believe that Qualcan is best known for its precise dosing homogenization of each edible. In our constant efforts to ensure the accuracy in dosing each unit, we employ a specific cadence in testing at multiple stages within the process of producing our edibles. This guarantees that the starting dose remains consistent throughout processing and remains unaffected by any other changes we make throughout production, allowing for precise dosing and accurate homogenization. In order to guarantee homogeneity and even dosage from serving to serving within each product, we utilize homogeneity testing provided by outside laboratories. In addition to dosing consistency, we are also known for using unique recipes developed by our team of master chefs which are designed to tastefully mask any residual bitterness or cannabis aftertaste. Qualcan has acquired experience from the local restaurant industry (another industry known for its high quality in Las Vegas), and built a team of chefs and cannabis experts capable of producing the high quality edibles.

Unapproved CBD products, including unapproved drugs, cosmetics, foods and products marketed as dietary supplements:

●	have not been subject to FDA evaluation regarding whether they are effective to treat a particular disease or have other effects that may be claimed, and

●	have not been evaluated by the FDA to determine what the proper dosage is, how they could interact with other drugs or foods, or whether they have dangerous side effects or other safety concerns.

Our Proposed Expansion of a Retail Channel and Planned Dispensaries

We currently operate two recreational/medical retail dispensaries, one in Clark County, Las Vegas and one in Reno. In 2020, we were awarded two additional retail licenses (one in the City of Las Vegas and one in Carson City), which we plan to operate under at two new dispensaries that we are in the process of establishing. These existing and future dispensaries will serve as the vehicle necessary for bringing the Qualcan brand to market and will function as the foundation on which our future operations will be based, furthering our long-term business plan of creating a vertically-integrated company capable of cultivation, production and retail sales of cannabis products.

Las Vegas (Clark County) and Reno Dispensaries

In May 2019, we entered into an Asset Purchase Agreement (the “Las Vegas (Clark County) Dispensary Asset Purchase Agreement”) with Medifarm LLC (“Medifarm”), a wholly owned subsidiary of Terra Tech Corp. (“Terra Tech”), via our wholly owned subsidiary Picksy LLC (“Picksy”) to acquire 100% of the assets of Medifarm’s existing cannabis dispensary located at 1130 East Desert Inn Road, Las Vegas, Nevada (the “Las Vegas (Clark County) Dispensary”). In August 2019, we entered into an Asset Purchase Agreement (the “Reno Dispensary Asset Purchase Agreement”) with MediFarm I LLC, a wholly owned subsidiary of Terra Tech (“Medifarm I”), via our wholly owned subsidiary Picksy Reno LLC (“Picksy Reno”) to acquire 100% of the assets of Medifarm I’s existing cannabis dispensary located at 1085 S. Virginia Street, Reno, Nevada (the “Reno Dispensary”).

On November 1, 2019, Picksy entered into an agreement with MediFarm to assume all management responsibilities over the operations of the Las Vegas (Clark County) Dispensary. Pursuant to the agreement, Picksy assumed managerial authority and became the primary beneficiary of any profits arising from the operations of the Las Vegas (Clark County) Dispensary. On January 1, 2020, Picksy Reno entered into an agreement with MediFarm I, to assume all management responsibilities over the operations of the Reno Dispensary. In consideration of the services performed, Picksy Reno will be entitled to 85% of the future net profits of the Reno Dispensary. MediFarm I’s 15% interest in the future net income of the Reno Dispensary will be applied to satisfy the purchase price under the Reno Dispensary Asset Purchase Agreement.

On January 30, 2020, the Las Vegas (Clark County) Dispensary Asset Purchase Agreement was amended to extend the closing deadline and to accelerate a portion of the payment terms. On August 3, 2020, the Reno Dispensary Asset Purchase Agreement was amended to also extend the closing deadline and to accelerate a portion of the payment terms. On October 22, 2020, we entered into a Letter Agreement (the “Letter Agreement”) with MediFarm I, Terra Tech and Picksy Reno modifying certain terms of the Reno Dispensary Asset Purchase Agreement. Pursuant to the Letter Agreement, $8,332,096 of the cash portion of the purchase price to be paid for the dispensary assets was paid in 8,332,096 shares of common stock (the “Dispensary Shares”), upon approval of such issuance by the Cannabis Compliance Board (the “CCB”). Under the Letter Agreement, Mystic is required to register the Dispensary Shares on Form S-1 by no later than the date the Dispensary Shares are listed or quoted for trading on a trading market. The Letter Agreement provides, among other things, that (i) Terra Tech has the right to require Mystic to repurchase the Dispensary Shares at a price of $1.00 per share under certain circumstances, and (ii) during the first 6 months Terra Tech is able to sell Dispensary Shares on a trading market, Terra Tech will not sell more than 1,500,000 Dispensary Shares during any 30 calendar day period; provided such limitation will not apply to Dispensary Shares sold at a price equal to or greater than $2.00 per share.

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In 2021, the CCB and the applicable county and city regulatory authorities approved the transfer of the licenses to Mystic for the Las Vegas (Clark County) Dispensary and Reno Dispensary. Upon receipt of the requisite approvals, (i) in February 2021, Mystic issued a secured promissory note in the principal amount of $2.8 million to MediFarm LLC with a maturity date of 12 months from the date of issuance bearing interest at an annual rate of 5%, for the remainder of the purchase price for the Las Vegas (Clark County) Dispensary (the “Las Vegas Dispensary Note”), (ii) in August 2021, Mystic issued a secured promissory in the principal amount of $4.2 million note to MediFarm I LLC with a maturity date of 12 months from the date of issuance bearing interest at an annual rate of 5%, for the remainder of the purchase price for the Reno Dispensary (the “Reno Dispensary Note”) and (iii) Mystic issued the Dispensary Shares to Terra Tech in accordance with the terms of the Letter Agreement. As of August 31, 2021, Mystic has repaid the Las Vegas Dispensary Note in full and Mystic’s acquisition of the Las Vegas (Clark County) Dispensary has been completed. As of August 31, 2021, the Reno Dispensary Note remains outstanding. We anticipate using a portion of the net proceeds from this offering to repay the Reno Dispensary Note and complete the acquisition of the Reno Dispensary.

Cannabis Lounge

We are planning to build a cannabis lounge adjacent to the Las Vegas (Clark County) Dispensary (the “Cannabis Lounge”). We believe that this will be a favorable location that will attract individuals to our dispensary. Our ability to proceed with the construction of this facility is subject to receipt of applicable government approvals. We anticipate using a portion of the net proceeds from this offering to finance the costs of construction for the buildout of the Cannabis Lounge.

Planned City of Las Vegas and Carson City Dispensaries

In 2020, we were awarded two additional retail licenses (one in the City of Las Vegas and one in Carson City), which we plan to operate under at two new dispensaries that we are in the process of establishing. Our ability to proceed with the construction of these facilities is subject to receipt of applicable government approvals. We received the approval of the City of Las Vegas for our City of Las Vegas location at 6050 Sky Pointe Drive, Las Vegas, NV 89130 (the “City of Las Vegas Dispensary”) and intend to begin construction of the City of Las Vegas Dispensary in late 2021. We are still in the process of obtaining the requisite government approvals for our Carson City location (the “Carson City Dispensary”), and upon receipt of such approvals we will proceed with our plans for the buildout of the Carson City Dispensary. We do not anticipate receiving such approvals until about January 2022 and do not expect to begin construction for the Carson City Dispensary until about March 2022. We anticipate using a portion of the net proceeds from this offering to finance the costs of construction for the buildout of these facilities.

Real Estate Purchase Options

Part of Mystic’s strategy is to reduce overhead costs and increase its profit margins by acquiring the real estate used for its office, cultivation, and dispensary facilities, which it currently leases.

In January 1, 2021, Mystic entered into a Lease Addendum to the lease for the Reno Dispensary property located at located at 1085 S. Virginia Street, Reno, Nevada. Under the Lease Addendum, Mystic paid $611,794.15 (the “Reno Option Price”) to Green Wagon, LLC, the lessor under the lease (“Green Wagon”), in exchange for an option to purchase the property (the “Reno Purchase Option”). Mystic may exercise the Reno Purchase Option by paying the purchase price for the property in an amount equal to the lesser of fair market value as determined by an appraisal or $2.5 million, with the Reno Option Price being applied towards the balance of the purchase price. Assuming the purchase price is $2.5 million, Mystic would need to pay approximately $1.9 million in order to exercise the Reno Purchase Option. If Mystic elects not to exercise the Reno Purchase Option, any amounts advanced to Green Wagon will convert into a loan from Mystic to Green Wagon, which Green Wagon will be obligated to repay within 24 months, including 6% annual interest.

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In January 1, 2021, Mystic entered into a Lease Addendum to the lease for its facilities located at 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118. Under the Lease Addendum, Mystic has the right to purchase an option to purchase the property from Green Wagon Reno, LLC (“Green Wagon Reno”), the lessor under the lease (the “Wagon Trail Purchase Option”). The price of the option is $5 million (the “Wagon Trail Option Price”). To date, Mystic has paid $4.5 million towards the Wagon Trail Option Price. Once Mystic has paid the Wagon Trail Option Price, Mystic may exercise the Wagon Trail Purchase Option by paying the purchase price for the property in an amount equal to the lesser of fair market value as determined by an appraisal or $6 million, with the Wagon Trail Option Price being applied towards the balance of the purchase price. Assuming the purchase price is $6 million, Mystic would need to pay $1.5 million in order to purchase and exercise the Wagon Trail Purchase Option. If Mystic elects not to purchase or exercise the Wagon Trail Option, any amounts advanced to Green Wagon Reno will convert into a loan from Mystic to Green Wagon Reno, which Green Wagon Reno will be obligated to repay within 24 months, including 6% annual interest.

In August 2021, Mystic entered into a Lease for its planned City of Las Vegas Dispensary located at Sky 6050 Sky Pointe Drive, Las Vegas, NV 89130. Under the Lease, Mystic paid $1 million (the “Sky Pointe Option Price”) to Sky Hi, LLC, the lessor under the Lease (“Sky Hi”), in exchange for an option to purchase the property (the “Sky Pointe Purchase Option”, and together with the Wagon Trail Purchase Option and the Reno Purchase Option, the “Real Estate Purchase Options”). Mystic may exercise the Sky Pointe Purchase Option by paying the purchase price for the property in an amount equal to the lesser of fair market value as determined by an appraisal or $6 million, with the Sky Pointe Option Price being applied towards the balance of the purchase price. Assuming the purchase price is $6 million, Mystic would need to pay $5 million in order to exercise the Sky Pointe Purchase Option. Unlike the Reno Purchase Option and Wagon Trail Purchase Option, the Sky Pointe Purchase Option does not convert into a loan if Mystic elects not to exercise it.

The Nevada Cannabis Industry

The Nevada cannabis industry is known for its comprehensive and exacting system of regulatory compliance and high standards of excellence for the governance of cannabis license holders. Currently, the acting regulatory authority is held by the CCB. The CCB establishes and maintains strict enforcement of cannabis related activities through the issuance of various regulations, including Title 56 of Nevada Revised Statutes and the Adopted Regulation of the CCB. These regulations provide an industry specific elaboration of the local NRS and NAC codes regarding the operation of a licensed cannabis organization. These regulations ensure that license holders operate their facilities with the highest degree of moral and ethical integrity, health and safety. The CCB is known for being highly active in their roles through the execution of frequent on-site inspections and their efforts in being available to industry workers as a resource of information and guidance. The Nevada cannabis industry may be heavily regulated; however, these high expectations have set an example for other new and developing markets in terms of best practices and product quality.

High expectations for product integrity and quality and a complicated regulatory environment can create significant barriers to entry for new companies in the market. The Nevada cannabis industry requires seasoned compliance professionals who are accustomed to fast-paced regulatory changes. This creates potential risk for companies with inadequate attention to compliance administration and can easily become the catalyst to failure. Mystic considers compliance a priority and has committed to the careful management of all related duties. The ability of our compliance team can be considered a competitive advantage by the positive effects it has on operations, organizational image and perception, and the quality of our cannabis and cannabis products.

Competition

A challenge to consider, as the number of active retail licenses increases, is the density of competition and the effect it can have on the success of a new dispensary operation. The Nevada market is known as home to many organizations that control multiple retail dispensary licenses which can be an obstacle when considering their increased purchasing power, lower retail prices to consumers, vast brand recognition and, in some cases, favorable treatment by governing entities.

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Protection of Proprietary Information

We regard our various processes, techniques and other intellectual property associated with the cultivation and production of cannabis and cannabis-related products as proprietary and rely primarily on a combination of trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, and other intellectual property protection methods to safeguard these business assets. We also rely upon our efforts to design and produce new cannabis products, and upon improvements to existing cannabis products, to maintain a competitive position in the market.

We have not applied for patents or copyrights on any of our intellectual property. We have submitted trademark applications for the names and logos of our company and subsidiaries, and for the names of certain of our products. These trademark applications are currently pending approval.

Applicable Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we plan to develop. In the United States, the cultivation, manufacturing, distribution, sale and use of cannabis is subject to regulation at the state and local level, while the current policy and regulations of the federal government and its agencies, including the Drug Enforcement Administration (the “DEA”) and the Food and Drug Administration (the “FDA”), make cannabis illegal under federal law.

In Nevada, the Adopted Regulation of the Cannabis Compliance Board (the “CCB”) provides the general framework for the regulation of commercial medical and recreational cannabis. Nevada’s state cannabis licensing authority is the CCB. Currently, we hold and are in the process of obtaining additional cannabis licenses in Nevada that allow us to cultivate, manufacture, process, distribute wholesale, sell, and deliver cannabis products to medical and recreational cannabis users. See “Our Operations and Strategic Plan” for a description of licenses we have obtained or are in the process of obtaining.

Our Nevada licenses must be renewed every year. Each year, licensees are required to submit a renewal application per state cannabis regulatory guidelines. Provided renewal applications are submitted in a timely manner, we can expect the renewals to be granted in the ordinary course of business.

Following is an overview of laws and regulations in the United States which pertain to our company and planned operations.

Regulation of Cannabis in the United States

Investors are cautioned that in the United States, cannabis is largely regulated at the state level and remains illegal under United States federal law. To date, a total of 36 states, and the District of Columbia, have legalized cannabis in some form. The recreational use of cannabis has been legalized in the District of Columbia and 19 states, including Alaska, Arizona, California, Colorado, Connecticut, Illinois, Maine, Massachusetts, Michigan, Montana, Nevada, New Jersey, New Mexico, New York, Oregon, South Dakota, Vermont, Virginia, and Washington.

Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the CSA in the United States and, as such, remains illegal under United States federal law. Accordingly, the Company’s business activities, while believed to be compliant with applicable state and local laws, are currently illegal under United States federal law. Unless and until the United States Congress amends the CSA with respect to cannabis, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings, and stated federal policy remains uncertain. Since federal law criminalizing the use of cannabis may preempt state laws legalizing its use, strict enforcement of federal law regarding cannabis would harm our business, prospects, results of operation, and financial condition. There is no guarantee that the Biden administration or future administrations will maintain the low-priority enforcement of federal laws in the cannabis industry that was adopted by the Obama administration. Any change in the federal government’s policy on enforcement of the CSA implementing stricter enforcement could have a material adverse effect on our business, financial condition and results of operations and cause significant financial damage to our business and our stockholders.

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Violations of any United States federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements, arising from either civil or criminal proceedings brought by either the United States federal government or private citizens, including, but not limited to, property or product seizures, disgorgement of profits, cessation of business activities or divestiture. Such fines, penalties, administrative sanctions, convictions or settlements could have a material adverse effect on us, including, but not limited to, our reputation, our ability to conduct business, our ability to obtain and/or maintain cannabis licenses, whether directly or indirectly, in the United States, the listing of our securities on various stock exchanges, our financial position, operating results, profitability or liquidity, and the eventual market price of our shares.

State and local cannabis laws and regulations in the United States are complex, broad in scope, and subject to evolving interpretations and changes. Compliance with such laws and regulations could require us to incur substantial costs or alter certain aspects of our business. A compliance program is essential to manage regulatory risk. All operating policies and procedures implemented in the operation will be compliance-based and derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding our efforts, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming, and no assurance can be given that we will receive the requisite licenses to operate our planned businesses.

Violations of applicable state and local cannabis laws and regulations, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. Additional regulations may be enacted in the future that will be directly applicable to certain aspects of our cultivation, production and dispensary businesses, and our ability to sell cannabis. We cannot predict the nature of any future laws, regulations, interpretations or applications, especially in the United States, nor can it be determined what effect additional governmental regulations or administrative policies and procedures, if and when promulgated, could have on our business.

We will be required to obtain and maintain certain licenses and approvals in the jurisdictions where our operations are based and where our products are sold. There can be no assurance that we will be able to obtain or maintain the necessary licenses or approvals to operate our planned medical and recreational cannabis businesses. Failure to comply with or to obtain the necessary licenses and approvals, or any material delay in obtaining these items, is likely to delay and/or inhibit our ability to conduct our business.

While our management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available, or that any new markets for cannabis will emerge. Our business plan is based on the premise that cannabis legalization will continue to expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational use will grow as legalization expands. If cannabis legalization is scaled back or reversed at the state level, or if the United States federal government increases regulation and prosecution of cannabis-related activities, it could have a material adverse effect on our business, financial condition and results of operations.

FDA Approval Process for Pharmaceutical Drugs in the United States

Because cannabis is federally illegal to produce and sell in the United States, and because it currently has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the DEA; however, the FDA has enforced the FDCA (as defined below) with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role with respect to cannabis and cannabis products. In the event that cannabis or any other cannabis products that we develop becomes subject to FDA regulation, our future products may become subject to FDA approval processes for drugs marketed in the United States.

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In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act of 1938 (the “FDCA”) and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. Biological products are subject to regulation by the FDA under the FDCA, the Public Health Service Act (the “PHSA”), and related regulations, and other federal, state and local statutes and regulations. Biological products include, among other things, viruses, therapeutic serums, vaccines and most protein products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, financial condition and results of operations.

The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;
●	submission to the FDA of an Investigational New Drug Application (an “IND”), which must become effective before human clinical trials may begin;
●	performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices (“GCPs”) to establish the safety and efficacy of the proposed drug or biologic for its intended use;
●	submission to the FDA of a New Drug Application (an “NDA”) for a new drug product, or a Biologics License Application (a “BLA”) for a new biological product;
●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s or biologic’s identity, strength, quality and purity;
●	potential FDA audit of the nonclinical and clinical investigation sites that generated the data in support of the NDA or BLA; and
●	FDA review and approval of the NDA or BLA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted. If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling.

Any drug or biological products that receive FDA approval are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information on an annual basis or as required more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs and biologics for uses or in patient populations that are not described in the drug’s or biologic’s approved labeling (known as “off-label use”), rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of the product.

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Environmental, Health and Safety Laws

We are subject to environmental, health and safety laws and regulations in each jurisdiction in which we operate. Such regulations govern, among other things, emissions of pollutants into the air, wastewater discharges, waste disposal, the investigation and remediation of soil and groundwater contamination, and the health and safety of our employees. We may be required to obtain environmental permits from governmental authorities for certain of its current or proposed operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. As with other companies engaged in similar activities or that own or operate real property, we face inherent risks of environmental liability at our current and historical production sites. Certain environmental laws impose strict and, in certain circumstances, joint and several liability on current or previous owners or operators of real property for the cost of the investigation, removal or remediation of hazardous substances as well as liability for related damages to natural resources. The costs of complying with current and future environmental and health and safety laws, and any liabilities arising from past or future releases of, or exposure to, regulated materials, may have a material adverse effect on our business, financial condition and results of operations.

Employees

As of November 30, 2021, we employed approximately 107 individuals, of which 79 were full-time employees. As of that date, none of our employees were governed by collective bargaining agreements or were members of a union. We consider our relations with our employees to be very good.

We seek to create a workplace environment that fosters personal and business successes by offering training and development, which further assist our employees in meeting and exceeding our established standards of performance. Additionally, our employees work directly with our executive management team to address any internal concerns and continuously improve the ways in which we serve our employees and customers.

All employees of a cannabis business in Nevada must apply for and receive a registered agent card. The agent card is issued by the State of Nevada, and a background check must be completed as part of the application process.

Advisory Board

We intend to establish an Advisory Board comprised of investment professionals, scientific researchers and former politicians with experience in the cannabis industry. The Advisory Board is expected to meet periodically with our board of directors and management to discuss matters relating to trends in the cannabis market, efficacy surrounding medical applications of cannabis and our strategic direction. Members of the Advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on the Advisory Board. We do not expect any Advisory Board members will have a conflict of interest between their obligation to us and their obligations to other companies or organizations.

Facilities

We manage our business operations from our principal executive offices, which are housed at the same location as our 24,000 square foot cultivation and production facility, at 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118. The lease for our cultivation and production facility/office extends through 2029, under which we currently pay $36,000 per month. We lease our executive office and cultivation and production facility from Green Wagon, LLC, a subsidiary of Green Wagon Holdings, LLC, an entity owned by Lorenzo Barracco, our Chairman and Chief Executive Officer, Daniel V. Perla, a Director, and Alexander Scharf, a Director.

Upon our assumption of operational control over the Las Vegas (Clark County) Dispensary, we assumed the lease agreement for the Las Vegas (Clark County) Dispensary at 1130 Desert Inn Road, Las Vegas, NV 89109, from MediFarm LLC. The lease term expires in May 2024. The scheduled rental payments under the lease agreement are as follows:

Periods	Basic Monthly Rent

June 1, 2019 through May 31, 2020	$9,334.74 per month (First Floor) $1,050.48 per month (Basement)

June 1, 2020 through May 31, 2021	$9,614.78 per month (First Floor) $1,081.99 per month (Basement)

June 1, 2021 through May 31, 2022	$9,903.23 per month (First Floor) $1,114.45 per month (Basement)
June 1, 2022 through May 31, 2023	$10,200.32 per month (First Floor) $1,147.89 per month (Basement)

June 1, 2023 through May 31, 2024	$10,506.33 per month (First Floor) $1,182.32 per month (Basement)

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Upon our assumption of operational control over the Reno Dispensary, we assumed the lease agreement with Green Wagon Reno, LLC for the Reno Dispensary at 1085 S Virginia Street, Reno, NV 89509, from MediFarm I LLC. We lease the space for the Reno Dispensary from Green Wagon Reno, LLC, a subsidiary of Green Wagon Holdings, LLC, an entity owned by Lorenzo Barracco, our Chairman and Chief Executive Officer, Daniel V. Perla, a Director, and Alexander Scharf, a Director. For 2020, the rent under the lease agreement was $7,500 per month with adjustment upon renewal. Upon renewal in January 1, 2021 the rent increased to $15,000 per month.

In August 2021, we entered into a lease for the building designated for the City of Las Vegas Dispensary located at 6050 Sky Pointe Dr. Las Vegas, NV 89130. We lease the space for the City of Las Vegas Dispensary from Sky Hi, LLC, a single member limited liability company whose managing member is Daniel V. Perla, one of our Directors. The rent under the lease is $15,000 per month.

Total rent expense for the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021, were $605,061, $214,119, and $449,745, respectively.

Legal Proceedings

On or about September 5, 2019, our subsidiary Qualcan filed an action (the “Action”) against the Nevada Department of Taxation (the “DoT”), which prior to 2020 had been charged with administration of the Nevada Cannabis industry, in the Eighth Judicial District Court, Clark County, Nevada concerning the DoT’s denial of our application for five licenses to own and operate recreational marijuana retail stores in Clark County (Henderson), Clark County (Las Vegas), Clark County (North Las Vegas), Clark County (unincorporated), and Washoe County (Reno). The Action sought, among other things, to (i) find that the DoT improperly denied our applications, (ii) compel the DoT to revoke the conditional licenses previously issued in those jurisdictions to several other companies with whom we compete, and (iii) direct the DoT to issue Qualcan, LLC five conditional licenses for the operation of recreational marijuana establishments in those jurisdictions. Our Action was joined and consolidated with separate lawsuits brought by other plaintiffs challenging the DoT’s issuance of licenses into case No. A-19-787004-B, filed in the Eight District Court, Clark County, Nevada (the “Consolidated Lawsuit”).

On July 27, 2020, Qualcan entered into a Settlement Agreement (the “Settlement Agreement”) with the DoT and other parties to the Consolidated Lawsuit. Under the terms of the Settlement Agreement, Qualcan received two (2) conditional Nevada cannabis dispensary licenses - one for the City of Las Vegas, and one for Carson City. The award of these licenses has been approved by the CCB.

Other than as set forth above, we are not a party to any pending legal proceeding nor is our property the subject of a pending legal proceeding that is not in the ordinary course of business or otherwise material to the financial condition of our business.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. You may obtain copies of our reports from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 A.M. to 3 P.M. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

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LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Since July 13, 2021, our shares of common stock have been quoted on the OTC Pink tier of the OTC Markets Group, Inc. (the “OTC Markets Group”) under the stock symbol “MSTH.” Our common stock has never traded on the OTC Pink.

As of the date of this Prospectus, there were 111,338,805 shares of common stock issued and outstanding held by approximately 4,606 stockholders of record.

Transfer Agent

Our transfer agent is Equiniti Trust Company (“Equiniti Trust Company”), whose address 275 Madison Avenue, 34th Floor, New York, New York 10016. Equiniti Trust Company’s telephone number is (347) 640-1017.

Dividends

We have not paid dividends to date and do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

Recent Sales of Unregistered Securities

None.

Securities Authorized for Issuance Under Equity Compensation Plans

There were no awards made to a named executive officer, under any long-term incentive plan, as of the end of the fiscal period ended December 31, 2020.

In September 2019, Mystic adopted its Employee Incentive Stock Option Plan (the “Plan”). Under the terms of the Plan, up to 13,000,000 shares of common stock may be granted. The Plan is administered by the compensation committee, or the board of directors in the absence of the compensation committee. Granted options are exercisable after two years from the date of grant in accordance with the terms of the grant up to five years after the date of the grant. The exercise price of any incentive stock option or nonqualified option granted under the Plan may not be less than 100% of the fair market value of the shares of common stock of the Company at the time of the grant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

Cautionary Statement Regarding Forward-Looking Information

The statements in this registration statement that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements appear in a number of different places in this report and can be identified by words such as “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Forward-looking statements include, among others, statements regarding our business plans and availability of financing for our business.

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The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto contained in this Semiannual Report on Form 1-SA (“Semiannual Report”). The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the Statements Regarding Forward Looking Information contained in our latest offering circular (the “Offering Circular”) qualified by the Securities and Exchange Commission (“SEC”) which may be accessed at www.sec.goc. Unless otherwise indicated, the latest results discussed below are as of June 30, 2021. The consolidated financial statements included in this filing as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results.

Overview

Mystic Holdings, Inc. (the “Company” or “Mystic”) is a holding company which, through its wholly-owned subsidiaries, is a fully integrated cannabis company in the State of Nevada. Since obtaining Nevada wholesale licenses for the cultivation and production of medical cannabis in 2014 and for recreational cannabis in 2016, Qualcan, LLC, Mystic’s wholly-owned operating subsidiary (“Qualcan”), has operated a highly efficient, state-of-the-art 24,000 square foot cannabis cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month utilizing the latest concepts in agronomic farming practices and sustainable technologies. Qualcan’s facility adheres to best practices in quality control standards and regulatory compliance that are believed to be as good as or better than those used throughout the cannabis industry. Qualcan currently wholesales its products, which include cannabis flowers, edibles and concentrates, under the trademark “Qualcan” to state-licensed dispensaries utilizing METRC, a state-mandated tracking system.

In addition to its wholesale operations, Mystic, through its wholly-owned subsidiaries Picksy, LLC and Picksy Reno, LLC (both of which also do business under the brand name Jade Cannabis Co.), operates two recreational/medical retail dispensaries (one in Clark County, Las Vegas and one in Reno). Mystic has also recently acquired two additional retail dispensary licenses (one in the City of Las Vegas and one in Carson City), which Mystic plans to operate under at two new dispensaries that Mystic is in the process of establishing. See “Our Proposed Expansion of a Retail Channel and Planned Dispensaries” for a description of our dispensary operations and planned expansion.

The Company has solidified its Nevada footprint by becoming a vertically-integrated company providing medical and recreational cannabis cultivation and production, and retail dispensary operations for high quality cannabis and cannabis consumer products. We intend to expand our wholesale operations to capture expected retail demand for our cultivation and production activities, including from our own retail locations that we plan to build (and license) or acquire. A key element of our strategic plan is to make acquisitions of or investments in complementary businesses, products and technologies in the cannabis industry.

Recent Developments

First Regulation A+ Offering

In March 2020, the Company received qualification from the SEC to proceed with the Company’s initial public offering of its common stock pursuant to Regulation A (Regulation A+) of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings (the “First Reg A+ Offering”). In June 2021, the Company completed the final closing of the First Reg A+ Offering, bringing the total proceeds from closed sales of the Company’s common stock pursuant to the First Reg A+ Offering to $15,401,373. The First Reg A+ Offering is now completed.

Current Regulation A+ Offering

On September 21, 2021, the Company received qualification from the SEC to proceed with the Company’s new public offering of its common stock pursuant to Regulation A (Regulation A+) of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings (the “Current Reg A+ Offering”). Discussions and marketing efforts with investors are ongoing.

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Stock Quotation

In July 2021, the Company’s common stock became quoted for the first time on the Pink Open Market operated by the OTC Markets Group, Inc. (the “OTC Markets”), under the symbol “MSTH”. In August 2021, we submitted an application for the Company’s common stock to be quotat on the OTCQX tier of the OTC Markets.

Exchange Offer Transaction

In August 2021, the Company launched an offering (the “Exchange Offer”) to holders of our common stock as of a record date of July 1, 2021, to exchange all properly tendered and accepted shares of our common stock for up to 150,000 newly issued shares of our series A preferred stock, par value $0.001 per share. Under the Exchange Offer, each holder of our common stock was entitled to, for each 1,000 shares of common stock held as of July 1, 2021, tender one share of common stock in exchange for one share of series A preferred stock. Holders of our series A preferred stock are entitled to 1,100 votes per share on all matters submitted generally to a vote of stockholders. The Exchange Offer period closed on September 20, 2021.

Results of Operations - Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Revenue for the nine months ended September 30, 2021 was $11,065,839, with $6,282,322 in gross profit, and 56.7% gross margin. Average quarterly revenue was $3,688,613 over the three first quarters of 2021, compared to average quarterly revenue of $3,344,927 over the four quarters of 2020, an increase of $343,686.

Operating expenses for the nine months ended September 30, 2021 were $8,575,733, and include depreciation of equipment expense of $101,901, amortization of intangible assets of $883,511, and selling, office and administration expenses of $6,847,469. Given the expenses observed within the first nine months of 2021, we anticipate that operating expenses for the fiscal year 2021 to be approximately 50% higher than in 2020. An increase in expenses in 2021 is anticipated due to the costs associated with hiring for retail admin/operations, holding inventory in exchange for the forfeiture of sales, and increasing administrative functions in preparation for the opening of our dispensary outlets.

Liquidity and Capital Resources

As of September 30, 2021, we had cash and cash equivalents of $2,372,184, compared to $2,741,087 as of December 31, 2020, a decrease of $368,903. Management anticipates that going forward, we will be able to generate sufficient cash flows from our operating activities to meet our short-term capital requirements.

Related Party Transactions

[Heather to insert]

Going Concern

As reflected in the condensed consolidated financial statements contained elsewhere is this Registration Statement on Form S-1, as of September 30, 2021 we had cash on hand and had an accumulated deficit of $2,372,184 and $11,368,442, respectively, and during the nine months ended September 30, 2021, we utilized cash for operations and incurred a net loss of $608,412 and $3,546,294, respectively. Our uses of cash have been primarily for strategic investments we made and operations and marketing efforts to promote and develop our products and our company. Our principal sources of liquidity have been cash provided by financing, primarily through the sale of equity securities and issuance of convertible notes, along with revenues from our principal business activities. Further, we have used cash for various strategic investments for which we typically receive returns when such investments are sold and when or if dividends are declared.

As of the date of this Registration Statement on Form S-1, our cash resources are insufficient to meet our current operating expense requirements and planned business objectives without additional financing. Our ability to continue as a going concern is dependent on our ability to raise additional capital and to ultimately achieve sustainable revenues and income from our operations. We anticipate that significant additional expenditures will be necessary to expand and bring to market our products and investments before sufficient and consistent positive operating cash flows will be achieved. As such, we will need additional funds to operate our business through and beyond the date of this Registration Statement on Form S-1 filing.

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We anticipate that additional funds will be needed to continue operations, obtain profitability and to achieve our objectives. There can be no assurance that such funds will be available or at terms acceptable to us. Even if we are able to obtain additional financing, it may contain undue restrictions and covenants on our operations, in the case of debt financing or cause substantial dilution for our stockholders in the case of convertible debt and equity financing.

These and other factors raise substantial doubt about our ability to continue as a going concern. Further, our independent auditors in their audit report for our fiscal year ended December 31, 2020 expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Summary of Significant Accounting Policies

Basis of Accounting

The Company’s consolidated financial statements are prepared using the accrual method of accounting and are presented in United States Dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Effective January 1, 2018, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. Under this method, the Company recorded the cumulative effect of initially applying the new standard to all contracts as of the date of adoption.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows. Under the new standard, the Company recognizes a sale as follows.

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Cannabis Dispensary, Cultivation and Production

The Company recognizes revenue from manufacturing and distribution product sales when our customers obtain control of our products. Revenue from our retail dispensaries is recorded at the time customers take possession of the product. Revenue from our retail dispensaries is recognized net of discounts, promotional adjustments and returns. We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, excise and local taxes. These taxes are not included in the transaction price and are, therefore, excluded from revenue. Upon purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

Revenue related to distribution customers is recorded when the customer is determined to have taken control of the product. This determination is based on the customer specific terms of the arrangement and gives consideration to factors including, but not limited to, whether the customer has an unconditional obligation to pay, whether a time period or event is specified in the arrangement and whether the Company can mandate the return or transfer of the products. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with collected taxes recorded as current liabilities until remitted to the relevant government authority.

Disaggregation of Revenue

The company generated revenue through its Cannabis Dispensary, Cultivation and Production line. The Company operates in one reportable segment, cultivation/operation.

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally, do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand/bank and highly liquid investments that are readily convertible into cash. The Company considers securities when purchased with maturities of three months or less to be cash equivalents. The carrying amount of these securities approximate fair market value because of the short-term maturity of these instruments. Cash and cash equivalents held in these accounts are currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. On June 30, 2021 approximately $2,603,000 exceeded the FDIC limit.

Leases

The Company leases facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date that the Company becomes legally obligated to remit rent payments or the date that the Company exercises control over the use of the property. In addition to minimum rental payments, certain leases provide for contingent rentals based upon equipment usage. Rent expense associated with contingent rentals are recorded as incurred. The related rent expense is recorded on a straight line basis over the lease term. The cumulative excess of rent payments over rent expense, if any, is accounted for as a deferred lease asset and recorded in “Other Assets”. The cumulative excess of rent expense over rent payments, if any, is accounted for as deferred lease obligation. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the assets useful life or the lease term.

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Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit histories with customers and their current financial conditions. Uncollectible trade accounts receivable are written off based on individual credit evaluation and specific circumstances of the customer. Trade accounts receivable are reported net of an allowance for doubtful accounts.

Credit is granted to the Company’s customers; consequently, its ability to collect the amounts due from their respective customers is affected by economic fluctuations in the respective industries.

The Company allows for estimated losses on accounts receivable based on prior bad debt experience and a review of existing receivables. Bad debt recoveries are charged against the allowance account as realized.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Cost of Goods Sold

Cost of goods sold includes the costs indirectly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles and concentrates, as well as packaging and other supplies, fees for services and processing, other expenses for services, and allocated overhead. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Valuation of Inventory

Inventories are primarily comprised of raw materials, internally produced work in process, finished goods and packaging materials.

Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest costs.

Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.

Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal and transportation for inventories in process. The Company periodically reviews its inventory and identifies that which is excess, slow moving and obsolete by considering factors such as inventory levels, expected product life and forecasted sales demand. Any identified excess, slow moving and obsolete inventory is written down to its net realizable value through a charge to cost of goods sold. The Company did not recognize any inventory reserves as of June 30, 2021 and December 31, 2020.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Positions

Lorenzo Barracco	49	Chief Executive Officer and Chairman of the Board
Michael Cristalli	51	President and Director
Heather Cranny	36	Chief Financial Officer, Treasurer, Secretary and Director
Joanna DeFilippis	39	Chief Operating Officer and Director
Daniel V. Perla	78	Director
Sigmund (Sig) Aronson Rogich	77	Director
Alexander Scharf	67	Director

The principal occupations for the past five years of each of our executive officers, directors, nominees and key employees are as follows:

Executive Officers and Directors

Lorenzo Barracco, our Chairman of the Board and Chief Executive Officer, co-founded our company in June 2014. Mr. Barracco is a businessman, real estate developer and entrepreneur with a strong legal and financial background. Mr. Barracco secured a position on Wall Street as special counsel Lawrence Auriana, co-founder of the Kaufman fund and one of the most respected fund managers in the United States, in 2001. He served as a full-time personal consultant for Mr. Auriana from October 2001 to December 2006, and then moved to Las Vegas and Macau in January 2007 to develop his concept for Dal Toro Ristorante, Car Gallery & Event Center, inside the Palazzo Hotel and Casino and Le Grand Club in the Galaxy Star World Casino Macau. Since 2005, Mr. Barracco has been the majority holder of Barracco Realty/Barbizon 30L LLC, a real estate company with assets in New York, Miami and Las Vegas, and owner of Stella Marina, a company that charters luxury yachts in the Bahamas. Mr. Barracco earned an L.L.M. degree from Northwestern University and is a member of the New York Bar.

As the Chairman, Chief Executive Officer and one of our largest stockholders (through an entity controlled by him), Mr. Barracco leads the Board and guides our company. Mr. Barracco’s history of developing projects in quickly-evolving markets is of significant value to our company’s growing operations. His service as Chairman and Chief Executive Officer creates a critical link between management and the Board.

Michael Cristalli, a member of our board of directors and our President, co-founded our company in June 2014. Mr. Cristalli, who is a founding partner of the Las Vegas law firm Gentile Cristalli Miller Armeni Savarese (GCMAS) in March 2015, is an accomplished trial attorney and has successfully litigated some of the most high-profile cases in the State of Nevada. He is currently a member at Clark Hill Law Firm after a merger with GCMAS in 2019. He has represented clients nationwide and internationally and is regarded as one of the premier litigators in Nevada. His practice currently focuses on cannabis law which includes a constitutional challenge to Nevada’s 2018 retail marijuana application process and conditional licensing. From 2007 to 2009, Mr. Cristalli collaborated in the creation and production and starred in a documentary called The Defenders, which highlighted his practice. The documentary was developed into a CBS network drama also titled The Defenders. From 2009 to 2011, Mr. Cristalli served as an executive consultant on the show and consulted extensively on scripts in collaboration with the writers. Mr. Cristalli has been a legal analyst for MSNBC, has been interviewed on Larry King Live, Greta Van Susteren and Good Morning America, as well as Fox and Friends in the Morning. His cases have been featured on Dateline NBC, CBS 48 Hours, Lifetime and Snapped. Mr. Cristalli currently serves as honorary consul to the Republic of Italy for the State of Nevada. Mr. Cristalli obtained a B.S. degree from the University of Rochester and a J.D. from Syracuse University College of Law.

Mr. Cristalli is well qualified to serve as a director of our company due to his substantial knowledge and years of working experience with Nevada’s cannabis laws and regulations and he has been instrumental in our obtaining licenses for medical and recreational cannabis.

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Heather Cranny, a member of our board of directors, and our Chief Financial Officer, Treasurer and Secretary, joined our company in 2014. In 2007, Ms. Cranny joined Dal Toro Ristorante, Car Gallery & Event Center, inside the Palazzo Hotel and Casino, as Director of Finance, where she soon became the Chief Financial Officer, overseeing multiple properties within the restaurant group, throughout the United States and the Caribbean. Ms. Cranny is currently the Chief Financial Officer for Dal Toro Holdings, LLC, a real estate company with properties in New York, Miami and Las Vegas. In 2014, Ms. Cranny’s expertise was instrumental in the application and approval process for both the cultivation and production licenses Qualcan holds today. Ms. Cranny received a B.A. in business from the University of Nevada Las Vegas.

Ms. Cranny has been with the company since its formation and has significant experience in the cannabis industry, making her well qualified to serve as a member of the Board.

Joanna DeFilippis, a member of our board of directors and our Chief Operating Officer, joined our company in July 2019. In 2004, Ms. DeFilippis was part of the opening Food and Beverage team at Wynn Las Vegas, which led her in 2006 to becoming the General Manager at Dal Toro Ristorante, Car Gallery & Event Center, inside the Palazzo Hotel and Casino. From 2014 to 2019, Ms. DeFilippis was the Director of Restaurant Operations at the House of Blues Restaurant and Bar inside Mandalay Bay Hotel and Casino. Ms. DeFilippis earned a B.A. in hospitality management from University of Nevada Las Vegas.

Ms. DeFilippis has in-depth knowledge of our product selection methodologies, making her well qualified to serve as a member of the Board.

Daniel V. Perla became a member of our board of directors in July 2017. Mr. Perla is a certified public accountant and, since 1990, has owned and operated his own accounting practice. Since 1982, Mr. Perla has been a real estate executive. His company, Northern Pamdam, LLC, has built several buildings in New York, New York, including a 100-family dwelling on East 23rd Street, two buildings in SoHo, a new building on East 75th Street, renovated and expanded two buildings on East 34th Street and a medical building on East 71st Street whose prime tenant is Cornell Medical School. In 2006, Mr. Perla expanded Northern Pamdam’s operations into Las Vegas. Mr. Perla also held one of the first mortgage banking licenses in New York State and continues to be a principal business loan and mortgage lender in New York and Las Vegas, through his company, Daniel Perla Associates, L.P. Mr. Perla served in U.S. Naval Air Reserve where he earned the rank of Airline Captain. Mr. Perla earned a B.S. degree in accounting from Brooklyn College and a M.A. degree in finance from Pace University.

Mr. Perla demonstrates extensive knowledge of financial, accounting and operational issues highly relevant to our company’s business. He also brings transactional expertise in real estate development and acquisitions.

Sigmund (Sig) Aronson Rogich became a member of our board of directors in July 2017. He is the former U.S. Ambassador to his native country of Iceland (from 1992 to 1993) and is currently the President of The Rogich Communications Group, a business facilitator, public relations and crisis management firm (which he founded in 1995). Mr. Rogich is widely known for his efforts as the senior media consultant to Republican candidates for office, including Presidents Ronald Reagan and George H.W. Bush, and senior campaign consultant for several former Nevada governors. For the past 40 years, Mr. Rogich has served as an advisor to presidents and leaders in numerous levels of government and industry in Nevada and throughout the United States. As a life-long advocate of public education, Mr. Rogich’s company, R&R Partners, the largest advertising agency in Nevada that he founded in 1973, worked pro bono for successful passage of every school bond initiative to help build new schools and facilities in Clark County, Nevada. He has served as a Regent for the Nevada System of Higher Education and was named an Emeritus Trustee for the University of Nevada at Reno. Mr. Rogich also assisted in the early stages of establishing the William S. Boyd School of Law at the University of Nevada at Reno, the School of Medicine at the University of Nevada at Reno and the Nathan Adelson Hospice. In 2011, he was honored with the Education Hero Award from the Public Education Foundation, an organization that optimizes community and global resources to support and augment public education in Clark County.

Mr. Rogich has in-depth knowledge in the areas of media and advertising, and government relations in particular, making his input invaluable to the Board’s discussions of the company’s branding and public perception.

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Alexander Scharf became a member of our board of directors in November 2017. Mr. Scharf is an investor and real estate professional. Since 1997, Mr. Scharf has owned a chain of Esplanade Senior Residences in New York, New York and in upstate New York. Mr. Scharf has invested, built and managed over 3,000 residential units that have sold or converted into condominium ownership, and one of his most noteworthy endeavors was the gut renovation of the landmark Staten Island Hotel into Staten Island’s finest Independent Senior Living Residence. He has built a strong network of partners and investors and launched a fund to invest in NNN (net-net-net leased properties nationwide) and is the owner and operator of many properties throughout the United States, two affordable extended stay hotels in New York, New York, and the Westminster, a luxury triple-A rated four diamond hotel in Livingston, New Jersey. Mr. Scharf earned a B.A. degree in Business from Baruch College, City University of New York.

Mr. Scharf’s extensive experience in leading and managing an expanding multi-location and highly regulated operation makes him well qualified as a member of the Board.

Term of Office

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

Director Independence

Our board of directors is currently composed of seven members, three of which qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by our directors and us with regard to our director’s business and personal activities and relationships as they may relate to us and our management.

Certain Legal Proceedings

No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past ten years.

Significant Employees and Consultants

As of the date of this Prospectus, the Company has no significant employees, other than its officers and directors acting in such capacity.

Audit Committee and Conflicts Of Interest

Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each committee of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. This enables the board of directors and its committees to coordinate the risk oversight role.

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The sole member of our audit committee is Daniel Perla. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include, among other things:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	a review the proposed scope and results of the audit;

●	Review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	Review and approve transactions between us and our directors, officers and affiliates;

●	Recognize and prevent prohibited non-audit services; and

●	Establish procedures for complaints received by us regarding accounting matters; and oversee internal audit functions, if any.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The audit committee operates under a written charter that will satisfy the applicable standards of the OTCQX.

Compensation Committee

The sole member of our compensation committee is Michael Nahass, who chairs the compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans;

●	oversee the evaluation of the Board and management; and

●	review the independence of any compensation advisers engaged by the compensation committee.

Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

With respect to director compensation, our compensation committee is responsible for reviewing the compensation paid to members of the board and recommending modifications to board compensation that the compensation committee determines are appropriate and advisable to the board for its approval from time to time. In this regard, the compensation committee may request that management report to the compensation committee periodically on the status of the board’s compensation in relation to other similarly situated companies. The compensation committee operates under a written charter that will satisfy the applicable standards of the SEC and Nasdaq and which will be available on our website prior to the completion of this offering at www.opti-harvest.com.

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Nominating and Corporate Governance Committee

Since we do not have a nominating and corporate governance committee comprised of independent directors, the functions that would have been performed by such committee are performed by our directors.

Compensation Committee Interlocks and Insider Participation

In 2020 and 2019, we did not maintain a compensation committee. None of the members of our compensation committee is, or has at any time during the prior three years been, one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based on our review of filings made on the SEC website, and the fact of us not receiving certain forms or written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended August 31, 2018, none of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

Stockholder Communications with the Board Of Directors

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Code of Ethics

The Company has not adopted a code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has not adopted a code of ethics because it has only commenced operations.

Indemnification Agreements

We have no indemnification agreements with our officers, directors or any other person.

Family Relationships

No family relationships exist between our officers and directors or any person who is an affiliate of the Company.

ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and principal financial officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal periods ended December 31, 2020 and 2019. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

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Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)*	Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation($)	Total ($)

Lorenzo Barracco (1)	2020	300,000	-0-	-0-	-0-	-0-	-0-	-0-	300,000
	2019	250,000	-0-	-0-	-0-	-0-	-0-	-0-	250,000

Michael Cristalli (2)	2020	150,000	-0-	-0-	-0-	-0-	-0-		150,000
	2019	-0-	-0-	-0-	-0-	-0-	-0-		8,300

Heather Cranny (3)	2020	120,000	-0-	-0-	-0-	-0-	-0-	-0-	120,000
	2019	100,000	-0-	-0-	-0-	-0-	-0-	-0-	100,000

Joanna DeFilippis (3)	2020	150,000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements

Lorenzo Barracco

In September 2019, we entered into an employment agreement with Lorenzo Barracco providing for his continued service as our Chief Executive Officer. Under the agreement, Mr. Barracco is entitled to an annual base salary of $250,000 beginning in 2019, rising annually to $500,000 in 2024. The base salary is subject to annual review by our board of directors and could be increased from time to time at the sole discretion of the board. No increases have been awarded to date under the agreement. Under the agreement, Mr. Barracco is eligible to receive an annual performance bonus at the discretion of the board of directors or the compensation committee of the board of directors. No performance bonuses have been awarded to date under the agreement. The agreement also provides that Mr. Barracco is eligible to participate in the company’s incentive stock option plan, and grants Mr. Barracco 5.2 million stock options to purchase common stock. In the event that the company terminates the employment of Mr. Barracco without “Cause” and upon the occurrence of certain other events as described in the agreement, Mr. Barracco is entitled to receive from the company a lump sum severance payment in the amount of $10 million, payable within 30 days after such termination, and his pro-rata portion of any performance bonus accrued on or prior to such termination, among other benefits.

Michael Cristalli

In September 2019, we entered into an employment agreement with Michael Cristalli providing for his continued service as our President. Under the agreement, Mr. Cristalli is entitled to an annual base salary of $150,000 beginning in 2020, rising annually to $350,000 in 2024. The base salary is subject to annual review by our board of directors and could be increased from time to time at the sole discretion of the board. No increases have been awarded to date under the agreement. Under the agreement, Mr. Cristalli is eligible to receive an annual performance bonus at the discretion of the board of directors or the compensation committee of the board of directors. No performance bonuses have been awarded to date under the agreement. The agreement also provides that Mr. Cristalli is eligible to participate in the company’s incentive stock option plan, and grants Mr. Cristalli 4 million stock options to purchase common stock. In the event that the company terminates the employment of Mr. Cristalli without “Cause” and upon the occurrence of certain other events as described in the agreement, Mr. Cristalli is entitled to receive from the company a lump sum severance payment in the amount of $2 million, payable within 30 days after such termination, and his pro-rata portion of any performance bonus accrued on or prior to such termination, among other benefits.

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Heather Cranny

In September 2019, we entered into an employment agreement with Heather Cranny providing for her continued service as our Chief Financial Officer. Under the agreement, Ms. Cranny is entitled to an annual base salary of $100,000 beginning in 2019, rising annually to $200,000 in 2024. The base salary is subject to annual review by our board of directors and could be increased from time to time at the sole discretion of the board. No increases have been awarded to date under the agreement. Under the agreement, Ms. Cranny is eligible to receive an annual performance bonus at the discretion of the board of directors or the compensation committee of the board of directors. No performance bonuses have been awarded to date under the agreement. The agreement also provides that Ms. Cranny is eligible to participate in the company’s incentive stock option plan, and grants Ms. Cranny 510,000 stock options to purchase common stock. In the event that the company terminates the employment of Ms. Cranny without “Cause” and upon the occurrence of certain other events as described in the agreement, Ms. Cranny is entitled to receive from the company a lump sum severance payment in the amount of $2 million, payable within 30 days after such termination, and her pro-rata portion of any performance bonus accrued on or prior to such termination, among other benefits.

Joanna DeFilippis

In September 2019, we entered into an employment agreement with Joanna DeFilippis providing for her continued service as our Chief Operating Officer. Under the agreement, Ms. DeFilippis is entitled to an annual base salary of $150,000 beginning in 2020, rising annually to $200,000 in 2024. The base salary is subject to annual review by our board of directors and could be increased from time to time at the sole discretion of the board. No increases have been awarded to date under the agreement. Under the agreement, Ms. DeFilippis is eligible to receive an annual performance bonus at the discretion of the board of directors or the compensation committee of the board of directors. No performance bonuses have been awarded to date under the agreement. The agreement also provides that Ms. DeFilippis is eligible to participate in the company’s incentive stock option plan, and grants Ms. DeFilippis 310,000 stock options to purchase common stock. In the event that the company terminates the employment of Ms. DeFilippis without “Cause” and upon the occurrence of certain other events as described in the agreement, Ms. DeFilippis is entitled to receive from the company a lump sum severance payment in the amount of $2 million, payable within 30 days after such termination, and her pro-rata portion of any performance bonus accrued on or prior to such termination, among other benefits.

Potential Payments Upon Termination or Change-in-Control

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. As a result, we have omitted this table.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Option Exercises and Fiscal Year-End Option Value Table

There were no option exercises during the fiscal year ended December 31, 2020.

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Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer, under any long-term incentive plan, as of the end of the fiscal period ended December 31, 2020.

We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

The following table sets forth stock option grants and compensation for the fiscal year ended December 31, 2020:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	-0-	-0-	-0-	$-0-	N/A	-0-	-0-	-0-	-0-

Option Exercises and Fiscal Year-End Option Value Table.

There were no stock options exercised by the named executive officers as of the end of the fiscal period ended December 31, 2020.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer, under any long-term incentive plan, as of the end of the fiscal period ended December 31, 2020.

In September 2019, Mystic adopted its Employee Incentive Stock Option Plan (the “Plan”). Under the terms of the Plan, up to 13,000,000 shares of common stock may be granted. The Plan is administered by the compensation committee, or the board of directors in the absence of the compensation committee. Granted options are exercisable after two years from the date of grant in accordance with the terms of the grant up to five years after the date of the grant. The exercise price of any incentive stock option or nonqualified option granted under the Plan may not be less than 100% of the fair market value of the shares of common stock of the Company at the time of the grant.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of the end of the fiscal year ended December 31, 2020, provided for or contributed to by our company.

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DIRECTOR COMPENSATION

The following table sets forth director compensation or the fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)

Lorenzo Barracco	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael Cristalli	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Heather Cranny	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Joanna DeFilippis	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Daniel V. Perla	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Sigmund (Sig) Aronson Rogich	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Alexander Scharf	-0-	-0-	-0-	-0-	-0-	-0-	-0-

We currently do not pay any compensation to our directors for serving on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number and percentage of our outstanding shares of common stock beneficially owned as of the date of this prospectus, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

●	each of our current directors;

●	each of our current executive officers; and

●	all our current directors and executive officers as a group.

Shares beneficially owned and percentage ownership before this offering is based on 111,338,805 shares of common stock outstanding as of the date of this prospectus. Percentage ownership after this offering is based on 144,338,805 shares of common stock outstanding immediately after the closing of this offering (assuming the maximum number of shares is sold), and assumes that none of the beneficial owners named below purchases shares in this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or dispositive power with respect to securities. Shares of common stock issuable upon exercise of stock options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of our outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise or conversion of options, warrants or convertible securities within the next 60 days, the same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” columns of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such columns may exceed 100%. Unless otherwise indicated, the address of each of the following persons is 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118, and each such person has sole voting and dispositive power with respect to the shares set forth opposite his, her or its name.

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Name of Beneficial Owner	Common Shares Beneficially Owned Before Offering	Series A Preferred Shares Beneficially Owned Before Offering(1)	Percentage Beneficially Owned Before Offering	Percentage Beneficially Owned After Offering (Maximum)
Lorenzo Barracco(2)	32,998,680	-	29.6%	22.9%
Michael Cristalli(3)	5,370,658	-	4.8%	3.7%
Heather Cranny	-	-	-%	-%
Joanna DeFilippis	-	-	-%	-%
Daniel V. Perla(4)	17,937,679	-	16.1%	12.4%
Sigmund (Sig) Aronson Rogich	500,000	-	0.4%	0.3%
Alexander Scharf(5)	8,863,834	-	8.0%	6.1%
All directors and executive officers as a group (7 persons)	65,670,851	-	58.9%	45.4%
Terra Tech Corp. (6)	11,920,924	-	7.5%	5.8%
Ori Tal (7)	6,104,634	-	5.5%	4.2%

(1)	Holders of our series A preferred stock are entitled to 1,100 votes per share on all matters submitted generally to a vote of stockholders.

(2)	Includes (a) 31,371,064 shares of common stock owned of record by Dal Toro Holdings II, LLC, a company in which Mr. Barracco holds voting and dispositive power with respect to such shares, (b) 964,617 shares of common stock owned of record by MCLB, LLC, a company in which Mr. Barracco shares voting and dispositive power with Mr. Cristalli with respect to such shares.

(3)	Includes (a) 964,617 shares of common stock owned of record by MCLB, LLC, a company in which Mr. Cristalli shares voting and dispositive power with Mr. Barracco with respect to such shares, and (b) 2,812,083 shares of common stock owned of record by MH, LLC, a company in which Mr. Cristalli holds voting and dispositive power with respect to such shares.

(4)	Includes 17,937,679 shares of common stock owned of record by Panorama Crest, LLC, a company in which Mr. Perla holds voting and dispositive power with respect to such shares.

(5)	Includes 8,747,167 shares of common stock owned of record by Ketores Holdings, LLC, a company in which Mr. Scharf holds voting and dispositive power with respect to such shares.

(6)	The address for Terra Tech Corp. is 3242 S. Halladay Street, Suite 203, Santa Ana, CA 92705.

(7)	The address for Ori Tal is 150 Cocoa Isles Blvd, Ste 202, Cocoa Beach, FL 32931. Includes (a) 4,244,733 shares of common stock owned of record by Desert Funding, LLC, a company in which Mr. Tal holds voting and dispositive power with respect to such shares, (b) 1,359,901 shares of common stock owned of record by Grass is Greener, LLC, a company in which Mr. Tal holds voting and dispositive power with respect to such shares, and (c) 500,000 shares of common stock owned of record by A-Z Investment Group, a company in which Mr. Tal holds voting and dispositive power with respect to such shares.

54

The following table sets forth the number and percentage of our outstanding shares of common stock beneficially owned as of the date of this prospectus, as adjusted assuming maximum participation in the Exchange Offer:

Name of Beneficial Owner	Common Shares Beneficially Owned Before Offering	Series A Preferred Shares Beneficially Owned Before Offering(1)	Percentage Beneficially Owned Before Offering	Percentage Beneficially Owned After Offering (Maximum)
Lorenzo Barracco(2)	32,965,682	32,998	29.6%	26.0%
Michael Cristalli(3)	5,365,288	5,370	4.8%	4.2%
Heather Cranny	-	-	-%	-%
Joanna DeFilippis	-	-	-%	-%
Daniel V. Perla(4)	17,919,742	17,937	16.1%	14.1%
Sigmund (Sig) Aronson Rogich	499,500	500	0.4%	0.4%
Alexander Scharf(5)	8,854,971	8,863	8.0%	7.0%
All directors and executive officers as a group (7 persons)	65,605,183	65,668	58.9%	51.7%
Terra Tech Corp. (6)	8,323,764	8,332	7.5%	6.6%
Ori Tal (7)	6,098,530	6,104	5.5%	4.8%

(1)	Holders of our series A preferred stock are entitled to 1,100 votes per share on all matters submitted generally to a vote of stockholders.

(2)	Includes (a) 31,339,693 shares of common stock and 31,371 shares of series A preferred stock owned of record by Dal Toro Holdings II, LLC, a company in which Mr. Barracco holds voting and dispositive power with respect to such shares, (b) 963,652 shares of common stock and 964 shares of Series A Preferred Stock owned of record by MCLB, LLC, a company in which Mr. Barracco shares voting and dispositive power with Mr. Cristalli with respect to such shares.

(3)	Includes (a) 963,652 shares of common stock and 964 shares of series A preferred stock owned of record by MCLB, LLC, a company in which Mr. Cristalli shares voting and dispositive power with Mr. Barracco with respect to such shares, and (b) 1,404,636 shares of common stock and 1,406 shares of Series A Preferred Stock owned of record by MH, LLC, a company in which Mr. Cristalli holds voting and dispositive power with respect to such shares.

(4)	Includes 17,919,742 shares of common stock and 17,937 shares of series A preferred stock owned of record by Panorama Crest, LLC, a company in which Mr. Perla holds voting and dispositive power with respect to such shares.

(5)	Includes 8,738,420 shares of common stock and 8,747 shares of series A preferred stock owned of record by Ketores Holdings, LLC, a company in which Mr. Scharf holds voting and dispositive power with respect to such shares.

(6)	The address for Terra Tech Corp. is 3242 S. Halladay Street, Suite 203, Santa Ana, CA 92705.

(7)	The address for Ori Tal is 150 Cocoa Isles Blvd, Ste 202, Cocoa Beach, FL 32931. Includes (a) 4,240,489 shares of common stock and 4,244 shares of series A preferred stock owned of record by Desert Funding, LLC, a company in which Mr. Tal holds voting and dispositive power with respect to such shares, (b) 1,358,542 shares of common stock and 1,359 shares of series A preferred stock owned of record by Grass is Greener, LLC, a company in which Mr. Tal holds voting and dispositive power with respect to such shares, and (c) 499,500 shares of common stock and 500 shares of series A preferred stock owned of record by A-Z Investment Group, a company in which Mr. Tal holds voting and dispositive power with respect to such shares.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than described below, there have been no transactions during the last two years, or proposed transactions, to which we were or will be a party, in which any director, executive officer, beneficial owner of more than 5% of our common stock or any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of these persons, had or is to have a direct or indirect material interest.

55

Related Party Transactions

As of June 30, 2021 and December 31, 2020, we had the following balances due from related parties:

	June 30, 2021	December 31, 2020
Dal Toro Holdings II, LLC (1)	$38,887	$-
Employees4Hire, LLC (2)	$-	$27,213
Green Wagon Holdings, LLC (3)	$5,091,252	$360,703
Panorama Crest, LLC (4)	$100,000	$
Total	$5,230,139	$387,917

(1)	Dal Toro Holdings II, LLC is one of the stockholders of the Company. The balances due from this related entity as of June 30, 2021 and December 31, 2020 are due on demand and bear no interest.

(2)	Employees4Hire, LLC is controlled by one of the stockholders of the Company and is used to lease employees to the Company. The balances due from this entity as of June 30, 2021 and December 30, 2020 are due on demand and bear no interest.

(3)	Green Wagon Holdings, LLC is an entity controlled by related parties of the Company that controls Green Wagon, LLC and Green Wagon Reno, LLC, entities that lease building space to the Company on a month to month basis. The balance due from this related entity includes balances paid for the Real Estate Purchase Options on the real estate located at 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118, and 1085 S. Virginia Street, Reno, Nevada, which may be converted to loans from Mystic to Green Wagon, LLC and Green Wagon Reno, LLC. The balances due from this related entity as of June 30, 2021 and December 31, 2020 are due on demand and bear no interest.

(4)	Panorama Crest, LLC is one of the stockholders of the Company. The balances due from this related entity as of June 30, 2021 and December 31, 2020 are due on demand and bear no interest.

Sky Hi, LLC, is a single member limited liability company whose managing member is Daniel V. Perla, one of our Directors. Mystic leases the space for the City of Las Vegas Dispensary located at 6050 Sky Pointe Dr. Las Vegas, NV 89130 from Sky Hi, LLC. In accordance with the terms of the lease, Mystic paid $1 million to Sky Hi, LLC, in exchange for an option to purchase the real estate for the City of Las Vegas Dispensary. See “Our Business – Real Estate Purchase Options” for a description of the Real Estate Purchase Options transactions.

Stella Marina, LLC is an entity owned by related parties of the Company and is used to charter airplanes for business travel purposes. The travel expenses paid to Stella Marina, LLC for the six-month period ended June 30, 2021 and June 30, 2020 were $77,433 and 91,000, respectively.

Related Party Transaction Policy and Related Matters

In all cases, we abide by applicable state corporate law when approving all transactions, including transactions involving officers, directors and affiliates. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the board of directors.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries.

56

EXPERTS

The consolidated financial statements included in this Prospectus for the years ended December 31, 2020 and 2018 have been audited by K. K. Mehta CPA Associates PLLC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Unless otherwise indicated in the applicable prospectus supplement, Law Offices of Thomas Puzzo, PLLC, will provide opinions regarding the validity of the shares of our Common Stock. Law Offices of Thomas Puzzo, PLLC may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

K. K. Mehta CPA Associates PLLC, is our independent registered public accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

57

MYSTIC HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Mystic Holdings, Inc. and Affiliates

F-1

INDEPENDENT AUDITOR’S REPORT

To the Board of Director(s) of

Mystic Holdings, Inc. and Affiliates

Las Vegas, Nevada

Report on Financial Statements

We have audited the accompanying consolidated financial statements of Mystic Holdings Inc. and Affiliates, which comprise the consolidated balance sheets as of December 31, 2020 and 2019 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the 2020 and 2019 financial statements referred to above present fairly, in all material respects, the financial position of Mystic Holdings Inc. and Affiliates, as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Mystic Holdings Inc. and Affiliates and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Mystic Holdings Inc. and Affiliates’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Mystic Holdings Inc. and Affiliates’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Mystic Holdings Inc. and Affiliates’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Garden City, New York

April 28, 2021

F-2

MYSTIC HOLDINGS, INC. AND AFFILIATES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

CONSOLIDATED BALANCE SHEETS

December 31,	2020	2019

ASSETS
Current Assets:
Cash	2,741,087	247,926
Accounts receivable, net	119,018	261,425
Inventory	2,527,478	1,293,356
Total Current Assets	5,387,583	1,802,707

Due from related parties, net	387,917	-
Property, Equipment and Leasehold Improvements, Net	4,172,774	4,482,906
Intangible assets, net	15,239,247	6,220,375
Goodwill	4,824,104	2,124,673
Other Assets	1,112,590	122,625
TOTAL ASSETS	$31,124,214	$14,753,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Expenses	2,144,834	845,400
Due to related parties, net	-	1,866,835
Other Current Liabilities	1,250,000	-
Current Maturities of Long Tem Debt	300,000	900,000
Total Current Liabilities	3,694,834	3,612,235

Convertible Debentures	441,646	7,392,240
Convertible Notes Payable	-	200,000
Non-Convertible Notes Payable	7,501,509	5,258,847
Total Liabilities	11,637,989	16,463,322

Stockholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized 137,320,690 shares issued and 103,239,099 shares outstanding	137,321	104,082
Additional Paid in Capital	27,205,134	4,725,450
Less: Par Value of 34,081,591 shares of treasury stock	(34,082)	(34,082)
Accumulated Deficit	(7,822,148)	(6,505,487)
Total Stockholders’ Equity	19,486,225	(1,710,037)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,124,214	$14,753,285

The accompanying notes are an integral part of the financial statements.

F-3

MYSTIC HOLDINGS, INC. AND AFFILIATES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,	2020	2019

GROSS SALES	15,774,578	4,593,109
Returns	(52,067)	(2,290)
Discounts	(2,342,802)	(128,195)
NET SALES	13,379,709	4,462,624

COST OF GOODS SOLD	6,918,254	4,312,106

GROSS PROFIT	$6,461,455	$150,518

OPERATING EXPENSES
Advertising	343,123	63,859
Depreciation	135,427	359,415
Amortization	1,178,015	74,944
Selling, Office and Administration	5,150,586	1,459,501
TOTAL OPERATING EXPENSES	6,807,151	1,957,719

INCOME (LOSS) FROM OPERATIONS	$(345,696)	$(1,807,201)

OTHER INCOME (EXPENSES)
Interest Expense	(259,608)	(263,628)
Interest Income	169,323	-
Loss on Settlement	(650,000)	-
Miscellaneous Income	426,866	66,186
TOTAL OTHER INCOME	(313,419)	(197,442)

NET INCOME BEFORE PROVISION FOR INCOME TAXES	$(659,115)	$(2,004,642)

Provision for Income Taxes	(657,546)	-

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$(1,316,661)	$(2,004,642)

The accompanying notes are an integral part of the financial statements.

F-4

MYSTIC HOLDINGS, INC. AND AFFILIATES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2020
			Additional
	Common Stock		Paid-in	Treasury Stock		Accumulated	Total
	Shares	Amount	Capital	Shares	Amount	Equity	Deficiency
						$	$
Balance, January 1, 2020	104,081,591	104,082	4,725,450	(34,081,591)	(34,082)	(6,505,487)	(1,710,037)

Issuance of Common Stock	33,239,099	33,239	22,479,684			-	22,512,923

Net Income	-	-	-			(1,316,661)	(1,316,661)

Balance, December 31, 2020	137,320,690	137,321	27,205,134	(34,081,591)	(34,082)	(7,822,148)	19,486,225

Year Ended December 31, 2019
			Additional
	Common Stock		Paid-in	Treasury Stock		Accumulated	Total
	Shares	Amount	Capital	Shares	Amount	Equity	Deficiency
						$	$
Balance, January 1, 2019	103,694,133	103,694	4,625,837	(34,081,591)	(34,082)	(4,500,845)	194,605

Issuance of Common Stock	387,458	387	99,613			-	100,000

Net Income	-	-	-			(2,004,642)	(2,004,642)

Balance, December 31, 2019	104,081,591	104,082	4,725,450	(34,081,591)	(34,082)	(6,505,487)	(1,710,037)

The accompanying notes are an integral part of the financial statements.

F-5

MYSTIC HOLDINGS, INC. AND AFFILIATES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

CONSOLIDATED STATEMENTS OF CASH FLOW

Year Ended December 31,	2020	2019

Cash flows from Operating Activities
Net Profit/(Loss)	(1,316,661)	(2,004,642)
Adjustments to reconcile net loss to net cash provided by (used in) Operations:
Depreciation and amortization	1,643,669	436,900
Change in Operating Assets and Liabilities:
Accounts Receivable	142,406	(207,006)
Other Assets	(989,965)	145,000
Inventory	(1,234,121)	(515,847)
Employee Advance	-	(6,525)
Accounts payable and accrued expenses	1,299,434	141,730
Other Current Liabilities	1,250,000	-
Net cash provided from (used in) Operating activities	794,763	(2,010,390)

Cash flows from Investing activities
Acquisition of PP&E	(155,504)	(1,192,718)
Acquisition of Intangible Asset	(12,896,317)	(8,419,992)
Net cash provided from (used in) Investing activities	(13,051,821)	(9,612,710)

Cash flows from Financing activities
Loan Paid to Related Party	(2,254,752)	(997,177)
Loan paid to Unrelated party	(800,000)	717,437
Issuance/ (Conversion) of Debenture	(6,950,594)	7,292,240
Issuance of Notes Payable	2,242,662	4,741,410
Issuance of Common Stock	22,512,903	100,000
Net cash provided from (used in) Financing activities	14,750,219	11,853,910

Net Change in cash	2,493,161	230,811
Net Change in cash classified within current assets held for sale
Cash at beginning of period	247,926	17,115
Cash at end of period	$2,741,087	$247,926

The accompanying notes are an integral part of the financial statements.

F-6

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 1: DESCRIPTION OF BUSINESS ACTIVITIES

Mystic Holdings, Inc. is a holding company which, through its wholly-owned subsidiaries, is engaged in the cannabis industry in the State of Nevada. Since obtaining Nevada wholesale licenses for the cultivation and production of medical cannabis in 2014 and recreational cannabis in 2017, Qualcan, LLC, the wholly owned operating subsidiary (“Qualcan”), constructed and operates a highly efficient, state-of-the-art 24,000 square foot cannabis cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month utilizing the latest concepts in agronomic farming practices and sustainable technologies. Qualcan’s facility adheres to best practices in quality control standards and regulatory compliance that are believed to be as good as or better than those used throughout the cannabis industry. Qualcan currently wholesales its products, which include cannabis flowers, edibles and concentrates, under the trademark “Qualcan” to state-licensed dispensaries utilizing METRC, a state-mandated tracking system.

In 2019 the company acquired two retail dispensaries from Medifarm LLC dba Blum, one located just east of the Las Vegas strip on Desert Inn (Blum DI) and the other on Virginia street in Reno (Blum Reno). It was also awarded two additional retail dispensary licenses, one in the city of Las Vegas and the other in Carson City, as a result of a legal challenge to the 2018 State license application process. The company completed a re-branding of the Blum dispensaries to Jade Cannabis Co. in 2021.

Mystic is a vertically integrated retail and wholesale cannabis company. It operates under Qualcan, Picksy LLC and Picksy Reno LLC, dba Jade Cannabis Co. with sub-brands including Lush Cannabis and Cosmic Cannabis brands. The company has a strong presence in the Nevada cannabis industry with a large cultivation and production facility, two operating dispensaries and two more in the development and construction phase. Mystic is among only a few licensees in a closed State with limited licenses.

The consolidated accounts of the Company include the accounts of Mystic Holdings, Inc., Qualcan, LLC, Picksy LLC, Picksy Reno LLC, Baked Goods, Tinkbell LLC, and Wagon Trail 4145, LLC. Picksy LLC, Picksy Reno LLC, Baked Goods, Tinkbell LLC, Qualcan, LLC and Wagon Trail 4145, LLC are owned 100% by Mystic Holdings, Inc. All significant intercompany accounts have been eliminated in consolidation.

NOTE 2: BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and include the accounts of Mystic Holdings, Inc. and affiliates (collectively “Mystic Holdings” or the “Company”). The basis used for the preparation and presentation of the financial statements is based on the needs of the financial statement users. Financial presentation under the accrual method (basis of presentation under accounting principle generally accepted in the United States) provides the best approach to present the financial statements with the appropriate revenues since accounts receivable, net of allowance for doubtful debts, can be recorded against appropriate expenses which are incurred in the same period to generate those revenues.

We conduct business through a variety of corporate structures, including subsidiaries, variable interest entity (VIE) and primary beneficiary. Subsidiaries are those where we exercise control through 100% ownership, VIE are those where we have controlling interest despite not having a majority of voting rights and primary beneficiary are those where we retain the authority to direct the activities. All of the assets, liabilities, revenues and expenses of our subsidiaries, VIE and primary beneficiary are included in our consolidated financial statements. All significant intercompany transactions and balances are eliminated.

F-7

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Effective January 1, 2018, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. Under this method, the Company recorded the cumulative effect of initially applying the new standard to all contracts as of the date of adoption.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows. Under the new standard, the Company recognizes a sale as follows.

Cannabis Dispensary, Cultivation and Production

The Company recognizes revenue from manufacturing and distribution product sales when our customers obtain control of our products. Revenue from our retail dispensaries is recorded at the time customers take possession of the product. Revenue from our retail dispensaries is recognized net of discounts, promotional adjustments and returns. We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, excise and local taxes. These taxes are not included in the transaction price and are, therefore, excluded from revenue. Upon purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

Revenue related to distribution customers is recorded when the customer is determined to have taken control of the product. This determination is based on the customer specific terms of the arrangement and gives consideration to factors including, but not limited to, whether the customer has an unconditional obligation to pay, whether a time period or event is specified in the arrangement and whether the Company can mandate the return or transfer of the products. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with collected taxes recorded as current liabilities until remitted to the relevant government authority.

Disaggregation of Revenue

The company generated revenue through its Cannabis Dispensary, Cultivation and Production line. The Company operates in one reportable segment, cultivation/operation.

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally, do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand/bank and highly liquid investments that are readily convertible into cash. The Company considers securities when purchased with maturities of three months or less to be cash equivalents. The carrying amount of these securities approximate fair market value because of the short-term maturity of these instruments. Cash and cash equivalents held in these accounts are currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. At December 31, 2020, approximately $1,190,922 exceeded the FDIC limit.

Leases

The Company leases facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date that the Company becomes legally obligated to remit rent payments or the date that the Company exercises control over the use of the property. In addition to minimum rental payments, certain leases provide for contingent rentals based upon equipment usage. Rent expense associated with contingent rentals are recorded as incurred. The related rent expense is recorded on a straight line basis over the lease term. The cumulative excess of rent payments over rent expense, if any, is accounted for as a deferred lease asset and recorded in “Other Assets”. The cumulative excess of rent expense over rent payments, if any, is accounted for as deferred lease obligation. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the assets useful life or the lease term.

F-8

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit histories with customers and their current financial conditions. Uncollectible trade accounts receivable are written off based on individual credit evaluation and specific circumstances of the customer. Trade accounts receivable are reported net of an allowance for doubtful accounts.

Credit is granted to the Company’s customers; consequently, its ability to collect the amounts due from their respective customers is affected by economic fluctuations in the respective industries.

The Company allows for estimated losses on accounts receivable based on prior bad debt experience and a review of existing receivables. Bad debt recoveries are charged against the allowance account as realized.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Cost of Goods Sold

Cost of goods sold includes the costs indirectly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles and concentrates, as well as packaging and other supplies, fees for services and processing, other expenses for services, and allocated overhead. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Valuation of Inventory

Inventories are primarily comprised of raw materials, internally produced work in process, finished goods and packaging materials.

Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest costs.

Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.

Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal and transportation for inventories in process. The Company periodically reviews its inventory and identifies that which is excess, slow moving and obsolete by considering factors such as inventory levels, expected product life and forecasted sales demand. Any identified excess, slow moving and obsolete inventory is written down to its net realizable value through a charge to cost of goods sold. The Company did not recognize any inventory reserves as of December 31, 2020 and 2019.

F-9

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values Measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis have been categorized based upon a fair value hierarchy. Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Level 2 inputs are based on other observable market data, such as quoted prices for similar assets and liabilities, and inputs other than quoted prices that are observable, such as interest rates and yield curves. Level 3 inputs are developed from unobservable data reflecting our own assumptions, and include situations where there is little or no market activity for the asset or liability.

Certain non-financial assets and liabilities are measured at fair value on a nonrecurring basis, including property, plant, and equipment, goodwill and intangible assets. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of an impairment. A general description of the valuation methodologies used for assets and liabilities measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy, is included in each footnote with fair value measurements presented.

The Company’s financial instruments consist principally of cash and cash equivalents, short-term marketable securities, accounts receivable, notes receivable, accounts payable, notes payable and long-term debt. The recorded values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable approximate their fair values based upon their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

The fair value of a financial instrument is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The fair value of the Company’s, short-term marketable securities, were determined based on “Level 1” inputs. The Company does not have any financial instruments in the “Level 2” and “Level 3” category. The Company believes that the recorded values of all the other financial instruments approximate their current fair values because of their nature and relatively short maturity dates or durations.

There have been no changes in Level 1, Level 2, and Level 3 and no changes in valuation techniques for these assets or liabilities for the periods ended December 31, 2020 and 2019.

FASB ASC 825-10 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets’ fair values. Investment securities which consist of marketable securities - Fair values for investment securities are based on quoted market prices, where available.

F-10

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The Company has a policy of capitalizing purchases over $5,000. Expenditures for routine maintenance and repairs on property and equipment are charged to expense.

The Company reviews long lived assets for impairment when circumstances indicate the carrying value of an asset may not be recoverable based upon the undiscounted future cash flows of the asset. If the carrying value of the asset is determined not to be recoverable, a write down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows or external appraisals as appropriate. We review long lived assets for impairment at the individual asset or asset group level for which the lowest level of independent cash flows can be identified.

Depreciation is provided for financial reporting purposes utilizing both the accelerated and straight-line methods over the estimated useful lives of the assets, which are as follows:

Machinery and Equipment	3-5 years
Furniture and Fixtures	5-7 years
Software	3 years

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. In accordance with ASC 350, “Intangibles—Goodwill and Other, “goodwill and other intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired.

The Company reviews the goodwill allocated to each of our reporting units for possible impairment annually as of last day of the third quarter each fiscal year and whenever events or changes in circumstances indicate carrying amount may not be recoverable. In the impairment test, the Company measures the recoverability of goodwill by comparing a reporting unit’s carrying amount, including goodwill, to the estimated fair value of the reporting unit.

The carrying amount of each reporting unit is determined based upon the assignment of our assets and liabilities, including existing goodwill and other intangible assets, to the identified reporting units. Where an acquisition benefits only one reporting unit, the Company allocates, as of the acquisition date, all goodwill for that acquisition to the reporting unit that will benefit. Where the Company has had an acquisition that benefited more than one reporting unit, The Company has assigned the goodwill to our reporting units as of the acquisition date such that the goodwill assigned to a reporting unit is the excess of the fair value of the acquired business, or portion thereof, to be included in that reporting unit over the fair value of the individual assets acquired and liabilities assumed that are assigned to the reporting unit.

F-11

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment, “intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. The approximate useful lives for amortization of our intangible assets are as follows:

Dispensary Licenses	14 years

The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

The Company calculates fair value of our intangible assets as the present value of estimated future cash flows the Company expects to generate from the asset using a risk-adjusted discount rate. In determining our estimated future cash flows associated with our intangible assets, the Company uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset (asset group).

Intangible assets that have indefinite useful lives are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the asset group exceeds its fair value.

Other Assets

Other assets comprises primarily of security deposits for purchase of cannabis related equipment to be used in cultivation facility. The deposits will be classified to Property and Equipment once the purchase is final.

Business Combinations

The Company accounts for its business acquisitions in accordance with ASC 805-10, “Business Combinations.” The Company allocates the total cost of the acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, the Company identifies and attributes values and estimated lives to the intangible assets acquired. These determinations involve significant estimates and assumptions regarding multiple, highly subjective variables, including those with respect to future cash flows, discount rates, asset lives, and the use of different valuation models, and therefore require considerable judgment. The Company’s estimates and assumptions are based, in part, on the availability of listed market prices or other transparent market data. These determinations affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable but are inherently uncertain.

F-12

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are accounted for on an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. Valuation allowances are provided if it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. Once it is determined that the position meets the recognition threshold, the second step requires an estimate and measure the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement. The difference between the amount of recognizable tax benefit and the total amount of tax benefit from positions filed or to be filed with the tax authorities is recorded as a liability for uncertain tax benefits. It is inherently difficult and subjective to estimate such amounts due to the probability of various possible outcomes. The Company reevaluates uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision.

The provision for income taxes consists of the following:

	2020	2019
Net Revenue	$13,975,898	$4,462,624
280E Allocation	$(6,918,254)	$(4,312,106)
Net income	$7.057,644	$150,518
Net Operating Loss Carryforwards	$3,926,473	$3,289,273
Net Taxable Income	$3,131,171	$-
Provision for Taxable Income	$657,546	$-

Advertising

The Company expenses all advertising costs as incurred. Advertising expense for the years ended December 31, 2020 and 2019 were $343,123 and $63,859, respectively.

F-13

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 4: REGULATION A SUBSCRIPTION

On March 2020, the company received qualification from the US Securities and Exchange commission to proceed with the offering. The company continued a securities offering started in 2020 where company will be offering up to 50 million shares of common stock in a securities offering exempt from SEC registration under Regulation A, tier 2. On December 31, 2020, the Company completed a partial closing in the amount of $7,551,667 of its offering of the Company’s common stock pursuant to Regulation A (Regulation A+) of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings (the “Offering”).

NOTE 5: REVENUE

Revenue disaggregated by revenue source consists of the following:

December 31,	2020	2019
Cultivation and Production	$6,589,126	$4,239,459
Dispensary Sales	$11,523,445	$563,252
Intercompany Elimination	$(4,732,862)	$(331,087)
	$13,379,709	$4,462,624

F-14

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 6: NOTE RECEIVABLE

As of December 31, 2020, and 2019, the company carried accounts receivable of $119,018 and $261,425 respectively. The industry in which the company operates does not have large amount of accounts receivable at any given time. Company provides credit term to certain customers which usually are net 15 days. Company has not experienced any bad debts in previous years and it reasonably believes to collect all of its accounts receivable as of December 31, 2020 and 2019. As of December 31, 2020, and 2019, no allowance for doubtful accounts was deemed necessary.

NOTE 7: INVENTORY

Inventory consists of following:

December 31,	2020	2019
Cultivation and Production
Raw Materials	$255,383	$482,025
Work in Progress	$200,017	$-
Finished Goods	$1,664,688	$639,785

Dispensaries
Finished Goods	$407,390	$171,546

	$2,527,478	$1,293,356

Inventories are valued at the lower of cost and net realizable value. Cost is determined using the average cost method, which approximates cost determined by the first-in, first-out method. At December 31, 2020 and 2019, Company did not recognize any obsolete in inventory due to impairment or damages in its inventory. As of the date of this report, the COVID-19 pandemic has not adversely affected the valuation of the Company’s finished products, work in process or raw material inventories.

NOTE 8: BUSINESS COMBINATIONS

On May 8, 2019, Picksy LLC (“Purchaser”), a wholly owned subsidiary of Mystic Holdings Inc., entered into Asset Purchase Agreement with MediFarm LLC (“Seller”), for the purchase of MediFarm LLC’s Blum-Desert Inn distribution facility at the purchase price of $10 million. The closing of the purchase agreement was contingent upon obtainment of approval from state of Nevada for the sale and transfer of seller’s existing Cannabis Dispensary license to Purchaser, as well as all associated state or county business licenses or permits. The company received approval of the transfer of interest (TOI) from the Cannabis Compliance Board (CCB), the State regulatory agency in December 2020.

On November 1, 2019, the company entered into an agreement to assume all management responsibilities over the operations of Blum Desert Inn distribution facility. As per the agreement, Picksy LLC would realize all the benefits and bear risks arising from the operations of Desert Inn distribution facility, as well as complete managerial authority over the operations making the Picksy LLC the primary beneficiary of Blum Desert Inn upon execution of the agreement. As per ASC 810-10 “Consolidation”, the company consolidated the financial position and result of operations as of November 1, 2019. Picksy LLC recorded its business combinations as per ASC 805-10 on November 1, 2019 when operational control was transferred from MediFarm LLC. The purchase price was adjusted downward to $9.8M to give an adjustment to inventory acquired as of November 1, 2019. $1.4M of the purchase price was allocated to tangible assets including inventory, $6.2 million of the purchase price was allocated to intangible assets, and the balance of $2.1 million was attributed to goodwill. (See Note 19- “Intangible Asset and Goodwill”).

On August 19, 2019, Picksy Reno LLC, (“Purchaser”), a wholly owned subsidiary of Mystic Holdings entered into Asset Purchase Agreement with the MediFarm I LLC (“Seller”), for the purchase of distribution facility located at Reno at the purchase price of $13.5 million. As per the agreement, the payments will consist of $9.3 million in cash and $4.2 million in a 12-month promissory note bearing 5% interest. The closing of this purchase agreement is contingent upon obtainment of approval from state and local governmental authorities for the sale and transfer of Seller’s existing State licenses to Purchaser, as well as all associated State or County business licenses and permits. The operational control of the Reno distribution facility was not transferred until January 1, 2020. The company received approval of the transfer of interest (TOI) from the Cannabis Compliance Board (CCB), the State regulatory agency in December 2020.

On January 1, 2020, Picksy Reno, LLC (‘Picksy”), a wholly owned subsidiary of Mystic Holdings Inc., entered into a Management Services Agreement with MediFarm I LLC, an unaffiliated third party, to take all management responsibilities of the MediFarm I LLC’s dispensary located at 1085 S Virginia Street, Reno, NV. In consideration of the services performed, the company will be entitled to 85% of the future net profits of the Reno Dispensary. In the event of a loss, the company will be responsible for all future shortfalls. MediFarm’ s 15% interest in the future net income of the Reno Dispensary will be applied to the selling price of related asset sale.

On October 22, 2020, in reference to Asset Purchase agreement dated on August 19, 2019 between MediFarm I LLC (the “Seller”) and Picksy Reno LLC (the “Purchaser”), the parties entered into an agreement pursuant to which Terra Tech Corp. (“Terra Tech”), Seller’s parent corporation elected to substitute the cash portion of adjusted Purchase Price of $8,332,096 for 8,332,096 shares of Mystic (Purchaser parent corporation) common stock. Mystic issued certificate representing the shares to Terra Tech within two business days after the approval of Nevada Cannabis Compliance Board (the “CCB”).

F-15

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 9: ACCOUNT PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

December 31,	2020	2019
Accounts Payable and Accrued Expenses	1,826,255	575,582
Interest Payable	318,579	269,818
	$2,144,834	$845,400

The accounts payable and accrued expenses consists of trade payables arising from company’s normal course of business.

NOTE 10: PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

December 31,	2020	2019
Furniture and Equipment	986,358	864,356
Leasehold Improvements	4,454,418	4,454,418
Vehicle	9,000	9,000
Computer Hardware and Software	101,812	68,310
Subtotal	5,551,588	5,396,084

Accumulated Depreciation	(1,378,814)	(913,178)
Net Total	$4,172,774	$4,482,906

Depreciation expense for the years ended December 31, 2020 and 2019 was $465,606 and $361,944, respectively.

F-16

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 11: RELATED PARTIES

From time to time the Company is involved in transactions with related parties. The Company had the following balances due from (to) related parties as of December 31:

December 31,	2020	2019
Dal Taro Holdings II, LLC	-	35,818
Employees4Hire, LLC	27,213	(691,950)
Green Wagon Holdings, LLC	360,703	586,797
Ketores Holdings, LLC	-	(1,610,000)
Panorama Crest, LLC	-	(149,450)
Barracco Realty, LLC	-	(3,000)
Related Individual	-	(35,050)
	387,917	$(1,866,835)

Dal Toro Holdings II, LLC is one of the stockholders of the Company. The balances due to this related entity as of December 31, 2020 and 2019 are due on demand and bear no interest.

Employees4Hire, LLC are owned by related parties of the Company and are used to lease employees to the Company. The balances due to these related entities as of December 31, 2020 and 2019 are due on demand and bear no interest. During the year 2020, Employees4Hire, LLC were paid $1.1 million, of which $313,533 as a final reconciliation settlement.

Green Wagon Holdings, LLC is an entity controlled by related parties of the Company and leases building space to the Company on a month to month basis as further explained in Note 18. The balances due (to) from this related entity as of December 31, 2020 and 2019 are due on demand and bear no interest.

Ketores Holdings, LLC is one of the stockholders of the Company. The balances due to this related entity as of December 31, 2020 and 2019 are due on demand and bear no interest.

Panorama Crest, LLC is one of the stockholders of the Company. The balances due to this related entity as of December 31, 2020 and 2019 are due on demand and bear no interest.

Related individual is a family member of one of the stockholders of the Company. The balances due to the related individual as of December 31, 2019 began bearing interest in September 2018 at 10% per annum, with a maturity date of December 31, 2019. The balance due is fully paid off as of December 31st, 2020.

F-17

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 12: CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base. Also, the credit term determines the amount of receivables along with the concentration of customers determining single purchasers on credit.

As new legal enterprises, marijuana growers, distributors and dispensaries need financial services like those required by other businesses. But local banks and credit unions in many jurisdictions are still subject to laws prohibiting the offering of business accounts and services to organizations involved in cannabis production and distribution. At the federal level, U.S. law still forbids commerce in marijuana. While the U.S. Department of Justice has indicated that it will defer to the legislative intent of individual states regarding legalization, overlapping federal and state banking laws still present real risk management uncertainties for financial organizations.

Furthermore, only about one in 30 banks or credit unions in the U.S. currently accepts marijuana-related businesses as clients. Those providing services often require much higher servicing and transaction fees to offset complicated and strict reporting requirements.

NOTE 13: BUSINESS RISK

The Company’s primary business, cultivation and production of medical cannabis and recreational cannabis, is heavily regulated state levels although remains illegal at the federal level in the United States. While the Company is unable to predict what regulatory changes may occur or the impact on the Company of any particular change, the Company’s operations and financial results could be negatively affected. Further, the Company operates in a highly regulated industry, which may limit the Company’s ability to price its services at levels that the Company believes appropriate. These competitive factors may adversely affect the Company’s financial results.

F-18

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 14: SHORT-TERM DEBT

Short-term debt consists of the following as of December 31:

	2020	2019
Note Payable to Grass is Greener, LLC, upon receiving financing for the acquisition of Blum and completion of .80 financing round or 6 months from issuing note whichever comes first bearing interest at 12% per annum, with an option of conversion to shares in .80 financing round, unsecured.	-	200,000

Note Payable to Qualcan Canada bearing no interest. Repayment of the note could be in cash or company’s stock at such time and place to be decided by the board of directors. Holder of the note does not have any right to conversion.	501,509	517,437

Note Payable to Medifarm LLC, on closing of purchase agreement entered, due within 12 months from issued date bearing interest at 5% per annum, secured.	2,800,000	2,800,000

Balance Payable to Medifarm LLC, on closing of purchase agreement entered, is being presented as due on demand, bearing no interest.	-	1,941,410

Note Payable to Medifarm I LLC, on closing of purchase agreement entered, due within 12 months from issued date bearing interest at 5% per annum, secured.	4,200,000	-

Total Short-term Notes Payable	$7,501,509	5,458,847

As presented in Note 21, the company effected a stock split which was approved by Board of Directors on September 8, 2019 and initially filed with the Secretary of State of Nevada on September 10, 2020 (the “Stock Split”). The number of common voting shares of Qualcan Canada into which the Note Payable to Qualcan Canada (the “Note”) is convertible already accounted for the effect of the Stock Split. There is no further adjustment to the number of shares into which the Note may be converted as a result of the Stock Split.

NOTE 15: LONG-TERM DEBT

Long-term debt consists of the following as of December 31:

	2020	2019
Note Payable to a business, which is in dispute, as terms of contract were not followed by lender and is being presented as due on demand and bearing no interest until a future settlement is reached, unsecured.	$300,000	$300,000

Note Payable to a business, which is in dispute, as terms of contract were not followed by lender and is being presented as due on demand and bearing no interest until a future settlement is reached, unsecured.	-	600,000

Total Long-term debt	300,000	900,000
Less: current maturities	(300,000)	(900,000)
Long-Tem Debt	$-	$-

F-19

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 16: DEBENTURES

The principal amount under the debentures is convertible into shares of our common stock at any time at the option of the holder; provided, that, if on or before the maturity date, the Canadian Public Offering is consummated, 100% of the outstanding principal amount of the debentures will be automatically converted into common shares of Qualcan Canada. The conversion price of the debentures issued in the First 2019 Private Placement is C$0.30 ($0.23) per share and the conversion price of the debentures issued in the Second 2019 Private Placement is C$0.80 ($0.60) per share. The conversion price is subject to adjustment in the event of specified dilutive or accretive events, such as stock splits and stock combinations. The principal amount and accrued interest under the debentures are payable by us upon the earlier to occur of the closing of the Canadian Public Offering or 12 months after the date of issuance. The debentures bear interest at an annual cumulative rate of 8.0%, due and payable in cash on the maturity date.

In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the debentures will receive, in preference to any distribution of any of our assets to the holders of any of our other debt securities or credit facilities, an amount equal to the unpaid and unconverted principal amount of their debentures and any accrued and unpaid interest on the debentures. The holders will be paid in preference to any of our unsecured creditors and will be paid pro rata in proportion to the principal amount of debentures held by the holders (together with the holders of the debentures issued in the Second Mystic Financing) if the available assets are not sufficient to repay the debentures. The debentures are unsecured, general obligations of our company. The debentures are not be redeemable by us or subject to voluntary prepayment prior to maturity.

On December 11 2020, the Company settled principal amount of the debenture of $6,999,987 through the issuance of 16,955,336 common shares of the company and was convertible into common shares of the company at a conversion price of CA$0.30 and CA$0.80 per share. The accrued interest associated with debenture has been terminated upon conversion.

The carrying value of the Debentures, as of December 31, 2020 and 2019, are $441,646 and $7,392,240 respectively. The company accrued interest of $687,343 and $167,577 for year 2020 and 2019 respectively. Upon conversion of debentures, the accrued interest till conversion date amounted $854,920 was terminated. The accrued interest booked for year 2019 is reported as “Other Income”.

NOTE 17: COMMITMENTS AND CONTINGENCIES

In October 2017, the Company entered into a consultation agreement with Western Desert Holdings, LLC, and a former stockholder. Under the terms of this agreement, the Company incurred consulting expenses of $360,000 and $270,000 for the years ended December 31, 2020 and 2019, respectively, which is included on the accompanying statements of income under the caption “Professional fees”. Future consulting expenses to be incurred by the Company in accordance with this agreement are estimated to be $60,000 for the year ended December 31, 2021.

Uncertain Tax Position

The Company follows the FASB Accounting Standards Codification, which provides guidance on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2020 and 2019, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the Company’s financial statements. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the financial statements. No interest and penalties were recorded during the years ended December 31, 2020 and 2019. Generally, the tax years before 2017 are no longer subject to examination by federal, state or local taxing authorities.

Litigation

The Company is involved, from time to time, in disputes and claims incidental to the conduct of its business. The company reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. Based upon present information, the company determined that there was no matters that required an accrual as of December 31, 2020 nor were there any asserted or unasserted material claims for which material losses are reasonably possible.

On December 8, 2016, Rauch Organics LLC (“Rauch”) filed a lawsuit in the Eighth Judicial District Court in and for Clark County, Nevada against the company, certain of its subsidiaries and affiliates, and certain related members alleging, among other things, that the company and its affiliates breached the various agreements under which Rauch has not received monies due and owing pursuant to those agreements. Furth more, Rauch alleged that members of the company induced Rauch to enter into various agreements through false or fraudulent misrepresentations. Rauch Plaintiffs, were seeking, among other things, issuance of up to 5% equity interest in the company based upon its loan of $600,000 to the company pursuant to an Agreement for Transfer of Membership Interests dated December 23, 2015. The company denied the allegations of Plaintiff and Qualcan has filed a Counterclaim against Plaintiff and certain companies affiliated with Plaintiff. Qualcan alleged that Plaintiff breached the various agreements, violated its fiduciary duties owed to Qualcan and converted Qualcan’s property by wrongfully destroying certain cannabis corps at or near the time the agreements were terminated. On April 26, 2021, the parties executed a settlement agreement, which, among other terms, provides for a payment of $1,250,000 by us. The settlement is subject to final court approval. The settlement amount is reflected in other current liabilities on our consolidated balance sheets as of December 31, 2020.

F-20

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 18: LEASE AGREEMENTS

The Company leases building space from Green Wagon Holdings, LLC, an entity controlled by related parties of the Company, on a month to month basis. The Company has elected to apply the alternative accounting and disclosures for certain variable interest entities provided to private companies pursuant to generally accepted accounting principles as it related to the lease with Green Wagon Holdings, LLC.

The scheduled rental payment as per the lease agreement as follows

Periods	Basic Monthly Rent
June 1, 2021 through May 31, 2022	$36,000 per month
June 1, 2022 through May 31, 2023	$39,000 per month
June 1, 2023 through May 31, 2024	$42,000 per month
June 1, 2024 through May 31, 2025	$43,260 per month

The rent increases 3% per year after year 2025.

On May 31, 2019, MediFarm LLC renewed lease agreement with Vegas Godspeed LLC for the operation of its division Blum- Desert Inn at the street address of 1130 Desert Inn Road, Las Vegas, NV 89109, in Las Vegas, Nevada. The lease term is of six years expiring in May 31, 2024.

The scheduled rental payment as per the lease agreement as follows

Periods	Basic Monthly Rent
June 1, 2019 through May 31, 2020	$9,334.74 per month (First Floor)
$1,050.48 per month (Basement)

June 1, 2020 through May 31, 2021	$9,614.78 per month (First Floor)
$1,081.99 per month (Basement)

June 1, 2021 through May 31, 2022	$9,903.23 per month (First Floor)
$1,114.45 per month (Basement)

June 1, 2022 through May 31, 2023	$10,200.32 per month (First Floor)
$1,147.89 per month (Basement)

June 1, 2023 through May 31, 2024	$10,506.33 per month (First Floor)
$1,182.32 per month (Basement)

The company assumed the prior lease agreement between Green Wagon Reno, LLC and MediFarm I, LLC upon taking control over MediFarm I LLC for it Blum Reno facility as on January 1, 2020. The rent per lease agreement is $7,500 with adjustment upon renewal.

Total rent expense for the years ended December 31, 2020 and 2019 were $605,061 and $214,119, respectively.

F-21

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 19: INTANGIBLE ASSETS AND GOODWILL

Goodwill

Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities.

Goodwill is reviewed annually for impairment or more frequently if impairment indicators arise. The Company conducts its annual goodwill impairment assessment as of the last day of the third quarter, or more frequently under certain circumstances. For the purpose of the goodwill impairment assessment,the Company has the option to perform a qualitative assessment (commonly referred to as “step zero”) to determine whether further quantitative analysis for impairment of goodwill or indefinite-lived intangible assets is necessary or a quantitative assessment (“step one”) where the Company estimates the fair value of each reporting unit using a discounted cash flow method (income approach). Goodwill is assigned to the reporting unit, which is the operating segment level or one level below the operating segment. The balance of goodwill at December 31, 2020 and 2019 was $4.8 million and $2.1 million, respectively and was attributed to the Cannabis reportable segment.

The table below summarizes the changes in the carrying amount of goodwill:

Goodwill

Balance, December 31, 2019	2,124,673
Goodwill acquired during 2020	2,699,431
Accumulated impairment loss	-
Balance, December 31, 2020	$4,824,104

The Company completed a preliminary step one assessment as of November 1, 2020 and concluded no adjustment to the carrying value of goodwill was required. The results of the Company’s 2020 goodwill impairment assessments indicated that no other goodwill impairment existed.

Intangible Assets, Net

Intangible assets consisted of the following as of December 31, 2020 and 2019:

	December 31, 2020
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Dispensary Licenses	14	16,492,206	1,252,959	15,239,247
Subtotal		16,492,206	1,252,959	15,239,247

Total Intangible Assets, Net		16,492,206	1,252,959	15,239,247

	December 31, 2019
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Dispensary Licenses	14	6,295,319	74,944	6,220,375
Subtotal		6,295,319	74,944	6,220,375

Total Intangible Assets, Net		6,295,319	74,944	6,220,375

The Company recorded amortization expense of $1,178,015 and $74,944 for the years ended December 31, 2020 and 2019, respectively. Based solely on the amortizable intangible assets recorded at December 31, 2020, the Company estimates amortization expense for the next five years to be as follows:

	Year Ending December 31,
	2021	2022	2023	2024	2025 and thereafter	Total
Amortization Expense	$449,666	$449,666	$449,666	$449,666	$4,421,712	$6,220,375

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors or changes.

F-22

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 20: CONDITIONAL LICENSES

On July 27, 2020, the company reached a settlement with the State of Nevada, Department of Taxation where the Company was assigned two Cannabis Dispensary licenses in City of Las Vegas and Carson City.

NOTE 21: STOCK SPLIT

On September 8, 2019, the Company’s Board of Directors authorized a 14,350.143-for-1 split of Mystic common stock, increasing the outstanding shares of company common stock from 4,878 to 70,000,000. The Stock Split was effective subsequent to filing of amendment to Certificate of Article of Incorporation to the Secretary of State of Nevada dated on September 10, 2020. However, the amended certificate filed on September 10, 2020 did not indicate par value, the Secretary of State of Nevada required the company to re-submit the certificate of amendment to article of incorporation. On December 3, 2020 the company filed revised Certificate of Amendment to the Articles of Incorporation effective from the date of filing with an indicated par value for the shares of $0.001 (the “December Certificate”). Fractional shares resulting from the Stock Split were rounded up to the next whole number. All share and earnings per share information have been retroactively adjusted to reflect the stock split.

NOTE 22: STOCK OPTION

Performance Incentive Plan

In September 2019, the shareholders approved the Company’s 2019 Performance Stock Option (the “Stock Option”). Under the terms of the Incentive Plan, up to 13,000,000 shares of common stock may be granted. The Stock Option is administered by the Compensation Committee which is appointed by the Board of Directors. The Committee determines which key employee, officer or director on the regular payroll of the Company, or outside consultants shall receive stock options. Granted options are exercisable after two years from the date of grant in accordance with the terms of the grant up to five years after the date of the grant. The exercise price of any incentive stock option or nonqualified option granted under the Incentive Plan may not be less than 100% of the fair market value of the shares of common stock of the Company at the time of the grant.

Options:

The following options were issued to employees and non-employee Board of Directors and consultants in accordance with the Company’s Performance Incentive Plan.

Grant Date	Number of Options	Exercise Price	Expiration Term

30-Sep-19	4,000,000	0.30	5 years
30-Sep-19	8,863,500	0.80	5 years
30-Sep-19	70,000	1.00	5 years

At December 31, 2020, the Company has shares of common stock reserved for issuance of these options and for options granted previously.

Activity in stock options, including those outside the Performance Incentive Plan, for year-end December 31, 2020, is summarized as follows:

	Shares Under Options	Average Exercise Price

Balance, December 31, 2019	12,933,500	0.65
Options Granted	-	-
Options Exercised	-	-
Options Cancelled/Expired	-	-
Balance, December 31, 2020	12,933,500	0.65

All of the options listed in the above table have no intrinsic value, as their exercise prices are all in excess of the market value of the Company’s common stock as of December 31, 2020.

F-23

MYSTIC HOLDINGS, INC. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 & 2019

NOTE 23: IMPACT OF COVID-19

In March 2020, the World Health Organization categorized the novel Coronavirus (“COVID-19”) as a pandemic, and the President of the United States of America (“U.S.”) declared the COVID-19 outbreak a national emergency. The spread of the outbreak has caused significant disruptions in the U.S. and global economies, and economists expect the impact will potentially be significant beyond 2020. The Company is subject to risks and uncertainties as a result of the COVID-19 pandemic. The Company continues to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on its employees, customers, suppliers and financial results. As the situation surrounding COVID-19 remains fluid, it is expected to continue having a negative impact to the Company; however, it is difficult to predict the duration of the pandemic and its continued impact on the Company’s business, operations, financial condition and cash flows. There is no certainty that federal, state or local regulations regarding safety measures to address the spread of COVID-19 will not adversely impact the Company’s operations. As of this report, all of the Company’s facilities were open and able to operate at normal capacities. Additionally, as the COVID-19 pandemic progressed, the Company initiated cost reduction actions, including the hiring freezes, employee furloughs, staffing and force reductions, salary reductions, and rent reduction to help mitigate the financial impact of the COVID-19 pandemic. The Company also froze all discretionary spend, implemented strict approvals for capital expenditures and aggressively managed working capital. The Company continues to evaluate further or continued actions as circumstances warrant

NOTE 24: RECENT ACCOUNTING GUIDANCE

In December 2019, the FASB issued an accounting standard update that eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the adoption date and impact, if any, adoption will have on its financial position and results of operations.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for private companies and emerging growth companies for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018, and ASU No. 2018-20 “Leases (Topic 842) - Narrow Scope Improvements for Lessors” in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The company currently evaluating the impact that this guidance will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments - Credit Losses (Topic 326)” and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 (collectively Topic 326). Topic 326 requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This replaces the existing incurred loss model with an expected loss model and requires the use of forward-looking information to calculate credit loss estimates. We will be required to adopt the provisions of this ASU on January 1, 2023, with early adoption permitted for certain amendments. Topic 326 must be adopted by applying a cumulative effect adjustment to retained earnings. The adoption of Topic 326 is not expected to have a material impact on our consolidated financial statements or disclosures.

NOTE 25: SUBSEQUENT EVENTS

In accordance with ASC 855, the Company evaluated subsequent events through April 28, 2021, the date these financial statements were issued.

On January 20, 2021, Mystic Holdings, Inc. (the “Company”) issued a Secured Convertible Promissory Note (the “Convertible Note”), in exchange for a loan in the aggregate principal amount of $2,500,000 with a variable interest rate between 8% and 15% per annum. The Convertible Note contains a voluntary prepayment provision allowing the Company the option to prepay the loan at any time via a conversion of the loan into shares of the Company’s common stock. If the Company elects to trigger the prepayment provision, (i) a prepayment fee applies in the amount of 50% of the original principal balance minus the interest payments paid as of the conversion date, and (ii) the loan amount and prepayment fee convert automatically into shares of the Company’s common stock at a conversion price equal to the lesser of (1) $1.00 and (2) if the Company’s common stock is listed on any exchange, the volume weighted average trading price during the 30-day period preceding the conversion date. As of the date hereof, if the Company elected to prepay the Convertible Note, the Convertible Note would convert into approximately 3,750,000 shares of the Company’s common stock.

On March 26, 2021, Mystic Holdings, Inc. (the “Company”) completed an additional partial closing in the amount of $3,520,175 of its offering of the Company’s common stock pursuant to Regulation A (Regulation A+) of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings (the “Offering”), bringing the total proceeds from closed sales of the Company’s common stock pursuant to the Offering to $11,071,842.

On April 26, 2021, the company and Rauch Organics LLC agreed to a settlement, which, among other terms, provides for a payment of $1,250,000 by company to Rauch. The settlement is subject to final court approval. The settlement amount is reflected in other current liabilities on our consolidated balance sheets as of December 31, 2020. (See Note 16- “Commitments and Contingencies”).

F-24

MYSTIC HOLDINGS, INC. AND AFFILIATES

SUPPLEMENTAL INFORMATION

YEARS ENDED DECEMBER 31, 2020 & 2019

INDEPENDENT AUDITOR’S REPORT

ON SUPPLEMENTAL INFORMATION

To the Board of Director(s) of

Mystic Holdings, Inc. and Affiliates

We have audited the financial statements of Mystic Holdings, Inc. and Affiliates, as of and for the period ended December 31, 2020 and 2019, and our report thereon dated April 28, 2021, which expressed an unmodified opinion on those financial statements, appears on page 2. Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The supplemental information is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Garden City, New York
April 28, 2021

F-25

MYSTIC HOLDINGS, INC. AND AFFILIATES

SUPPLEMENTAL INFORMATION

YEARS ENDED DECEMBER 31, 2020 & 2019

SUPPLEMENTAL INFORMATION

CONSOLIDATED OPERATING EXPENSES

	For the Years Ended December 31,
SELLING, OFFICE AND ADMINISTRATIVE:	2020	2021
Auto & Travel Expense	154,218	42,380
Bank Fees	15,858	2,753
Consulting Expense	221,550	-
Charitable Contributions	1,998	15,977
Insurance	228,446	66,111
Meals and Entertainment	21,523	15,294
Miscellaneous	472,411	9,707
Office Supplies	25,971	17,846
Payroll	2,772,303	-
Postage and Shipping	4,219	1,494
Professional Fees	488,294	373,308
Rent	257,301	16,757
Repairs and Maintenance	60,801	40,332
Safety & Security	33,214	83,003
Taxes, License, Permits and Fees	350,552	740,677
Uniforms	10,678	9,351
Utilities	31,248	24,512
	$5,150,586	$1,459,501

F-26

Mystic Holdings, Inc. and Affliates Consolidated Balance Sheet

	Sep 30, 2021	June 30 2021	December 31 2020
	(Unaudited)
Assets
Cash	$2,372,184.00	$2,934,063.00	$2,741,087.00
Accounts Receivable	$195,834.80	$441,236.00	$119,018.00
Receivable from Dealmaker		$786,623.00
Inventory	$2,446,662.00	$2,890,561.00	$2,527,478.00
Total Current Assets	$5,014,680.80	$7,052,483.00	$5,387,583.00

Property, Equipment, Leasehold	$3,959,678.21	$4,051,568.00	$4,172,774.00
Due From Related Parties	$6,492,583.10	$5,730,139.00	$387,917.00
Intangible Assets	$14,355,735.86	$14,650,240.00	$15,239,247.00
Goodwill	$4,824,104.00	$4,824,104.00	$4,824,104.00
Other Assets	$1,313,565.60	$1,302,244.00	$1,112,590.00
Total Assets	$35,960,347.57	$37,610,776.00	$31,124,215.00

Liabilities and Stockholders Equity
Accounts Payable and Accrued Expenses	$1,998,396.36	$1,807,488.00	$2,144,834.00
Other Current Liabilities	3,205,282.48	$299,439.00	$1,250,000.00
Income Tax Payable	$1,319,288.00	$868,495.00
Non-Convertible Notes Payable	$4,701,509.73	$8,001,510.00	$7,501,509.00
Current Maturities of Long Term Debt	$300,000.00	$300,000.00	$300,000.00
Total Current Liabilities	$11,524,476.57	$11,276,931.00	$11,196,343.00
Convertible Debentures	441,646.00	$441,646.00	$441,646.00
Total Liabilities	$11,966,122.57	$11,718,577.00	$11,637,989.00

Common Stocks	$145,421.00	$145,421.00	$137,321.00
Outstanding Shares	$35,251,328.00	$35,251,328.00	$27,205,134.00
Treasury Stock	$(34,082.00)	$(34,082.00)	$(34,082.00)
Accumulated Surplus (Deficit)	$(11,368,442.00)	$(9,470,458.00)	$(7,822,148.00)
Total Stockholders Equity	$23,994,225.00	$25,892,209.00	$19,486,225.00

Total Liabilties	$35,960,347.57	$37,610,786.00	$31,124,215.00

F-27

Mystic Holdings, Inc. and Affliates Consolidated Statement of Income

	Sep 30, 2021	June 30 2021	June 30 2020
	(Unaudited)

Revenue	$11,065,839.33	$7,679,766.00	$5,617,447.00

Cost of Goods Sold	$4,783,517.00	$3,544,076.00	$3,258,713.00

Gross Profit	$6,282,322.33	$4,135,690.00	$2,358,733.00

Advertising	$742,852.00	$419,047.00	$70,635.00
Depreciation	$101,901.00	$67,934.00	$289,893.00
Amortization	$883,511.02	$589,007.00
Selling, Office and Admin	$6,847,469.33	$3,917,562.00	$1,998,478.00
Total Operating Expenses	$8,575,733.35	$4,993,550.00	$2,359,006.00

Income (Loss) From Operations	$(2,293,411.02)	$(857,861.00)	$(273.00)

Interest Expense	$(212,117.34)	$(136,501.00)	$(437,740.00)
Miscellaneous Income	$278,522.00	$214,547.00	$4,108.00
Total Other Income	$66,404.66	$78,046.00	$(433,632.00)

Net Income Before Taxes	$(2,227,006.36)	$(779,815.00)	$(433,906.00)
Provision for Income Taxes	$(1,319,288.00)	$(868,495.00)

Net Income Attributable to Shareholders	$(3,546,294.36)	$(1,648,310.00)	$(433,906.00)

F-28

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended September 30, 2021 (Unaudited)
			Additional
	Common Stock		Paid-in	Treasury Stock		Accumulated	Total
	Shares	Amount	Capital	Shares	Amount	Equity	Deficiency

Balance, January 1, 2021	137,320,690	137,321	27,205,134	(34,081,591)	(34,082)	(7,822,148)	19,486,225

Issuance of Common Stock	8,099,706	8,100	8,046,194				8,054,294

Net Income	-					(3,546,294)	(3,546,294)

Balance, September 30, 2021	145,420,396	145,421	35,251,328	(34,081,591)	(34,082)	(11,368,442)	23,994,225

F-29

For Nine Months Ending
Sep 30, 2021
( Unaudited)

Cash flows from Operating Activities
Net Profit/(Loss)	(3,546,294)
Adjustments to reconcile net loss to net cash
provided by (used in) Operations:
Amortization and Depreciation	1,223,550
Change in Operating Assets and Liabilities:
Accounts Receivable	(76,817)
Other Assets	(200,976)
Inventory	80,816
Accounts payable and accrued expenses	(146,438)
Other Current Liabilities	1,955,282
Income Tax Payable	1,319,287
Net cash provided from (used in) Operating activities	608,412

Cash flows from Investing activities
Acquisition of PP&E	(126,943)
Net cash provided from (used in) Investing activities	(126,943)

Cash flows from Financing activities
Due to Related Parties	(6,104,666)
Issuance/Payment of Notes Payable	(2,799,999)
Issuance of Common Stock
Issuance of Shares	8,054,294
Net cash provided from (used in) Financing activities	(850,371)

Net Change in cash	$(368,903)
Net Change in cash classified within current assets held for sale
Cash at beginning of period	$2,741,087
Cash at end of period	$2,372,184

F-30

MYSTIC HOLDINGS INC. AND AFFILIATES NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1: DESCRIPTION OF BUSINESS ACTIVITIES

Mystic Holdings, Inc. is a holding company which, through its wholly-owned subsidiaries, is engaged in the cannabis industry in the State of Nevada. Since obtaining Nevada wholesale licenses for the cultivation and production of medical cannabis in 2014 and recreational cannabis in 2017, Qualcan, LLC, the wholly owned operating subsidiary (“Qualcan”), constructed and operates a highly efficient, state-of-the-art 24,000 square foot cannabis cultivation and production facility with the capacity to produce as much as 600 pounds of sellable cannabis per month utilizing the latest concepts in agronomic farming practices and sustainable technologies. Qualcan’s facility adheres to best practices in quality control standards and regulatory compliance that are believed to be as good as or better than those used throughout the cannabis industry. Qualcan currently wholesales its products, which include cannabis flowers, edibles and concentrates, under the trademark “Qualcan” to state-licensed dispensaries utilizing METRC, a state-mandated tracking system.

In 2019 the company acquired two retail dispensaries from Medifarm LLC dba Blum, one located just east of the Las Vegas strip on Desert Inn (Blum DI) and the other on Virginia street in Reno (Blum Reno). It was also awarded two additional retail dispensary licenses, one in the city of Las Vegas and the other in Carson City, as a result of a legal challenge to the 2018 State license application process. The company completed a re-branding of the Blum dispensaries to Jade. Co. in 2021.

Mystic is a vertically integrated retail and wholesale cannabis company. It operates under Qualcan, Picksy LLC and Picksy Reno LLC, dba Jade Cannabis Co. with sub-brands including Lush Cannabis and Cosmic Cannabis brands. The company has a strong presence in the Nevada cannabis industry with a large cultivation and production facility, two operating dispensaries and two more in the development and construction phase. Mystic is among only a few licensees in a closed State with limited licenses.

The consolidated accounts of the Company include the accounts of Mystic Holdings, Inc., Qualcan, LLC, Picksy LLC, Picksy Reno LLC, Baked Goods, Tinkbell LLC, and Wagon Trail 4145, LLC. Picksy LLC, Picksy Reno LLC, Baked Goods, Tinkbell LLC Qualcan, LLC and Wagon Trail 4145, LLC are owned 100% by Mystic Holdings, Inc. All significant intercompany accounts have been eliminated in consolidation.

NOTE 2: BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and include the accounts of Mystic Holdings Inc. and affiliates (collectively “Mystic Holdings” or the “Company”). The basis used for the preparation and presentation of the financial statements is based on the needs of the financial statement users. Financial presentation under the accrual method (basis of presentation under accounting principle generally accepted in the United States) provides the best approach to present the financial statements with the appropriate revenues since accounts receivable, net of allowance for doubtful debts, can be recorded against appropriate expenses which are incurred in the same period to generate those revenues.

F-31

We conduct business through a variety of corporate structures, including subsidiaries, variable interest entity (VIE) and primary beneficiary. Subsidiaries are those where we exercise control through 100 % ownership, VIE are those where we have controlling interest despite not having a majority of voting rights and primary beneficiary are those where we retain the authority to direct the activities. All of the assets, liabilities, revenues and expenses of our subsidiaries, VIE and primary beneficiary are included in our consolidated financial statements. All significant intercompany transactions and balances are eliminated.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Revenue Recognition

Effective January 1, 2018, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. Under this method, the Company recorded the cumulative effect of initially applying the new standard to all contracts as of the date of adoption.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows. Under the new standard, the Company recognizes a sale as follows.

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Cannabis Dispensary, Cultivation and Production

The Company recognizes revenue from manufacturing and distribution product sales when our customers obtain control of our products. Revenue from our retail dispensaries is recorded at the time customers take possession of the product. Revenue from our retail dispensaries is recognized net of discounts, promotional adjustments and returns. We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, excise and local taxes. These taxes are not included in the transaction price and are, therefore, excluded from revenue. Upon purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

Revenue related to distribution customers is recorded when the customer is determined to have taken control of the product. This determination is based on the customer specific terms of the arrangement and gives consideration to factors including, but not limited to, whether the customer has an unconditional obligation to pay, whether a time period or event is specified in the arrangement and whether the Company can mandate the return or transfer of the products. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with collected taxes recorded as current liabilities until remitted to the relevant government authority.

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally, do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand/bank and highly liquid investments that are readily convertible into cash. The Company considers securities when purchased with maturities of three months or less to be cash equivalents. The carrying amount of these securities approximate fair market value because of the short-term maturity of these instruments. Cash and cash equivalents held in these accounts are currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. On September 30th, 2021 approximately $2,122,184 exceeded the FDIC limit.

Leases

The Company leases facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date that the Company becomes legally obligated to remit rent payments or the date that the Company exercises control over the use of the property. In addition to minimum rental payments, certain leases provide for contingent rentals based upon equipment usage. Rent expense associated with contingent rentals are recorded as incurred. The related rent expense is recorded on a straight line basis over the lease term. The cumulative excess of rent payments over rent expense, if any, is accounted for as a deferred lease asset and recorded in “Other Assets”. The cumulative excess of rent expense over rent payments, if any, is accounted for as deferred lease obligation. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the asset’s useful life or the lease term.

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Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit histories with customers and their current financial conditions. Uncollectible trade accounts receivable is written off based on individual credit evaluation and specific circumstances of the customer. Trade accounts receivable are reported net of an allowance for doubtful accounts.

Credit is granted to the Company’s customers; consequently, its ability to collect the amounts due from their respective customers is affected by economic fluctuations in the respective industries.

The Company allows for estimated losses on accounts receivable based on prior bad debt experience and a review of existing receivables. Bad debt recoveries are charged against the allowance account as realized.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Cost of Goods Sold

Cost of goods sold includes the costs indirectly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles and concentrates, as well as packaging and other supplies, fees for services and processing, other expenses for services, and allocated overhead. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Valuation of Inventory

Inventories are primarily comprised of raw materials, internally produced work in process, finished goods and packaging materials.

Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest costs.

Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.

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Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal and transportation for inventories in process. The Company periodically reviews its inventory and identifies that which is excess, slow moving and obsolete by considering factors such as inventory levels, expected product life and forecasted sales demand. Any identified excess, slow moving and obsolete inventory is written down to its net realizable value through a charge to cost of goods sold. The Company did not recognize any inventory reserves as of September 30, 2021, June 30, 2021 and December 31, 2020.

Fair Values Measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis have been categorized based upon a fair value hierarchy. Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Level 2 inputs are based on other observable market data, such as quoted prices for similar assets and liabilities, and inputs other than quoted prices that are observable, such as interest rates and yield curves. Level 3 inputs are developed from unobservable data reflecting our own assumptions, and include situations where there is little or no market activity for the asset or liability.

Certain non-financial assets and liabilities are measured at fair value on a nonrecurring basis, including property, plant, and equipment, goodwill and intangible assets. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of an impairment. A general description of the valuation methodologies used for assets and liabilities measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy, is included in each footnote with fair value measurements presented.

The Company’s financial instruments consist principally of cash and cash equivalents, short-term marketable securities, accounts receivable, notes receivable, accounts payable, notes payable and long-term debt. The recorded values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable approximate their fair values based upon their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

The fair value of a financial instrument is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

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Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The fair value of the Company’s, short-term marketable securities, were determined based on “Level 1” inputs. The Company does not have any financial instruments in the “Level 2” and “Level 3” category. The Company believes that the recorded values of all the other financial instruments approximate their current fair values because of their nature and relatively short maturity dates or durations.

There have been no changes in Level 1, Level 2, and Level 3 and no changes in valuation techniques for these assets or liabilities for the periods ended September 30, 2021, June 30, 2021 and December 31, 2020.

FASB ASC 825-10 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets’ fair values. Investment securities which consist of marketable securities - Fair values for investment securities are based on quoted market prices, where available.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The Company has a policy of capitalizing purchases over $5,000. Expenditures for routine maintenance and repairs on property and equipment are charged to expense.

The Company reviews long lived assets for impairment when circumstances indicate the carrying value of an asset may not be recoverable based upon the undiscounted future cash flows of the asset. If the carrying value of the asset is determined not to be recoverable, a write down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows or external appraisals as appropriate. We review long lived assets for impairment at the individual asset or asset group level for which the lowest level of independent cash flows can be identified.

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Depreciation is provided for financial reporting purposes utilizing both the accelerated and straight-line methods over the estimated useful lives of the assets, which are as follows;

Machinery and Equipment	3-5 years
Furniture and Fixtures	5-7 years
Software	3 years

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. In accordance with ASC 350, “Intangibles—Goodwill and Other, “goodwill and other intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired.

The Company reviews the goodwill allocated to each of our reporting units for possible impairment annually as of first day of the fourth quarter each fiscal year and whenever events or changes in circumstances indicate carrying amount may not be recoverable. In the impairment test, the Company measures the recoverability of goodwill by comparing a reporting unit’s carrying amount, including goodwill, to the estimated fair value of the reporting unit.

The carrying amount of each reporting unit is determined based upon the assignment of our assets and liabilities, including existing goodwill and other intangible assets, to the identified reporting units. Where an acquisition benefit only one reporting unit, the Company allocates, as of the acquisition date, all goodwill for that acquisition to the reporting unit that will benefit. Where the Company has had an acquisition that benefited more than one reporting unit, The Company has assigned the goodwill to our reporting units as of the acquisition date such that the goodwill assigned to a reporting unit is the excess of the fair value of the acquired business, or portion thereof, to be included in that reporting unit over the fair value of the individual assets acquired and liabilities assumed that are assigned to the reporting unit.

If the carrying amount of a reporting unit is in excess or its fair value, the Company recognizes an impairment charge equal to the amount in excess.

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment, “intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. The approximate useful lives for amortization of our intangible assets are as follows:

Dispensary Licenses	14 Years

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The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

The Company calculates fair value of our intangible assets as the present value of estimated future cash flows the Company expects to generate from the asset using a risk-adjusted discount rate. In determining our estimated future cash flows associated with our intangible assets, The Company uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset (asset group).

Intangible assets that have indefinite useful lives are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the asset group exceeds its fair value.

Other Assets

Other assets comprise primarily of deposits for the purchase of real property and security deposits for leased properties in Nevada. The deposits for the purchase of real property are reclassified to Property and Equipment once the purchase is final.

Income Taxes

Income Taxes Income taxes are accounted for on an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. Valuation allowances are provided if it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. Once it is determined that the position meets the recognition threshold, the second step requires an estimate and measure the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement. The difference between the amount of recognizable tax benefit and the total amount of tax benefit from positions filed or to be filed with the tax authorities is recorded as a liability for uncertain tax benefits. It is inherently difficult and subjective to estimate such amounts due to the probability of various possible outcomes. The Company reevaluates uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision.

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The provision for income taxes consists of the following:

	30-Sep-21	30-Jun-21	30-Jun-20

Net Revenue	11,065,839	7,679,766	5,617,447
280E Allocation	4,783,517	3,544,076	3,258,713
Net Income	6,282,322	4,135,690	2,358,734
Carry Forward Operating Loss			3,926,473
Net Taxable Income	6,282,322	4,135,690
Provision for Taxable Income	1,319,288	868,495

Advertising

The Company expenses all advertising costs as incurred. Advertising expense for the years ended September 30, 2021 and June 30, 2021 and 2020 were $742,852, $419,047 and $70,635 respectively.

NOTE 4: ACCOUNTS RECEIVABLE

As of September 30, 2021, the company carried accounts receivable of $322,218. The industry in which the company operates does not have large amounts of accounts receivable at any given time. Company provides credit term to certain customers which usually are net 30 days. Company has not experienced any bad debts in previous years and it reasonably believes to collect all of its accounts receivable as of September 30, 2021, June 30, 2021 and December 31, 2020. As of September 30, 2021, June 30, 2021 and December 31, 2020, no allowance for doubtful accounts was deemed necessary.

NOTE 5: INVENTORY

As of September 30, 2021 and December 31, 2020, the Company carried the following inventory balances $2,446,662 and $2,527,478 respectively. Company did not recognize any obsolete in inventory due to impairment or damages in its inventory during the years 2021 and 2020.

NOTE 6: OTHER ASSETS

As of September 30, 2021 and December 31, 2020, the Company carried the following other assets balances $1,313,566 and $1,112,590 respectively.

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NOTE 7: ACCOUNT PAYABLE AND ACCRUED EXPENSES

As of September 30, 2021 and December 31, 2020 the Company carried the following accounts payable and accrued expenses $1,998,396 and $2,144,834 respectively. The accounts payable and accrued expenses consist of trade payables arising from company’s normal course of business.

NOTE 8: OTHER LIABILITIES

As of September 30, 2021 and December 31, 2020 the Company carried the following other liabilities $3,205,282 and $1,250,000 respectively.

NOTE 9: PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	30-Sep-21	30-Jun-21	31-Dec-20
Furniture and Equipment	1,032,662	1,030,582	986,358
Leasehold Improvements	4,454,418	4,454,418	4,454,418
Vehicle	78,439	78,439	9,000
Computer Hardware and Software	113,012	101,812	101,812
Subtotal	5,678,531	5,665,251	5,551,588
Accumulated Depreciation	1,718,853	1,613,682	1,378,814
Net Total	3,959,678	4,051,569	4,172,774

NOTE 10: RELATED PARTIES

As of September 30, 2021 and December 31, 2020, we had the following balances due from related parties:

	30-Sep-21	31-Dec-20
Dal Toro Holdings II, LLC	$38,887.00
Employees4Hire, LLC		$27,213.00
Greeen Wagon Holdings, LLC	$5,361,251.58	$360,703.00
Panorama Crest, LLC	$100,000.00
Stella Marina, LLC	$77,433.00
Sky High, LLC	$1,028,000.00
Total	$6,605,571.58	$387,916.00

(1)	Dal Toro Holdings II, LLC is one of the stockholders of the Company. The balances due from this related entity as of September 30, 2021 and December 31, 2020 are due on demand and bear no interest.

(2)	Employees4Hire, LLC is controlled by one of the stockholders of the Company and is used to lease employees to the Company. The balances due from this entity as of September 30, 2021 and December 30, 2020 are due on demand and bear no interest.

(3)	Green Wagon Holdings, LLC is an entity controlled by related parties of the Company that controls Green Wagon, LLC and Green Wagon Reno, LLC, entities that lease building space to the Company on a month to month basis. The balance due from this related entity includes balances paid for the Real Estate Purchase Options on the real estate located at 4145 Wagon Trail Avenue, Las Vegas, Nevada 89118, and 1085 S. Virginia Street, Reno, Nevada, which may be converted to loans from Mystic to Green Wagon, LLC and Green Wagon Reno, LLC. The balances due from this related entity as of, September 30, 2021 and December 31, 2020 are due on demand and bear no interest.

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(4)	Panorama Crest, LLC is one of the stockholders of the Company. The balances due from this related entity as of September 30, 2021 and December 31, 2020 are due on demand and bear no interest.

(5)	Stella Marina, LLC is one of the stockholders of the company. The balance due from this related entity as of September 30, 2021 and December 31, 2020 are due on demand and bears no interest.

(6)	Sky Hi, LLC, is an entity controlled by related parties of the Company. Mystic leases the space for the City of Las Vegas Dispensary located at 6050 Sky Pointe Dr. Las Vegas, NV 89130 from Sky Hi, LLC. In accordance with the terms of the lease, as of September 30, 2021 Mystic paid $1,028,000 to Sky Hi, LLC, in exchange for an option to purchase the real estate for the City of Las Vegas Dispensary. See “Our Business – Real Estate Purchase Options” for a description of the Real Estate Purchase Options transactions.

NOTE 11: CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base. Also, the credit term determines the amount of receivables along with the concentration of customers determining single purchasers on credit.

As new legal enterprises, marijuana growers, distributors and dispensaries need financial services like those required by other businesses. But local banks and credit unions in many jurisdictions are still subject to laws prohibiting the offering of business accounts and services to organizations involved in cannabis production and distribution. At the federal level, U.S. law still forbids commerce in marijuana. While the U.S. Department of Justice has indicated that it will defer to the legislative intent of individual states regarding legalization, overlapping federal and state banking laws still present real risk management uncertainties for financial organizations.

Furthermore, only about one in 30 banks or credit unions in the U.S. currently accepts marijuana-related businesses as clients. Those providing services often require much higher servicing and transaction fees to offset complicated and strict reporting requirements.

NOTE 12: BUSINESS RISK

The Company’s primary business, cultivation and production of medical cannabis and recreational cannabis, is heavily regulated state levels although remains illegal at the federal level in the United States. While the Company is unable to predict what regulatory changes may occur or the impact on the Company of any particular change, the Company’s operations and financial results could be negatively affected. Further, the Company operates in a highly regulated industry, which may limit the Company’s ability to price its services at levels that the Company believes appropriate. These competitive factors may adversely affect the Company’s financial results.

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NOTE 13: SHORT-TERM DEBT

Short-term debt consists of the following:

	30-Sep-21	30-Jun-21	31-Dec-20
Note Payable to Grass is Greener, LLC			200,000

Note Payable to Qualcan Canada bearing no interest.
Repayment of the note could be in cash or stock.
Holder of the note does not have any right to convert.	501,509	501,509	517,437

Note Payable to Medifarm, LLC		2,800,000	2,800,000

Balance Payable to Medifarm, LLC			1,941,410

Note Payable to Medifarm I, LLC	4,200,000	4,200,000

Total Short term Notes Payable	4,701,509	7,501,509	5,458,847

NOTE 14: LONG-TERM DEBT

Note payable to a business, which is in dispute, as terms of the contract were not followed by lender and is being presented as due on demand and bearing no interest until a future settlement is reached, unsecured. As of September 30, 2021 $300,000 long term debt.

NOTE 15: DEBENTURES

The principal amount under the debentures is convertible into shares of our common stock at any time at the option of the holder; provided, that, if on or before the maturity date, the Canadian Public Offering is consummated, 100% of the outstanding principal amount of the debentures will be automatically converted into common shares of Qual can Canada. The conversion price of the debentures issued in the First 2019 Private Placement is CA$0.30 ($0.23) per share and the conversion price of the debentures issued in the Second 2019 Private Placement is CA$0.80 ($0.60) per share. The conversion price is subject to adjustment in the event of specified dilutive or accretive events, such as stock splits and stock combinations. The principal amount and accrued interest under the debentures are payable by us upon the earlier to occur of the closing of the Canadian Public Offering or 12 months after the date of issuance. The debentures bear interest at an annual cumulative rate of 8.0%, due and payable in cash on the maturity date.

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In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the debentures will receive, in preference to any distribution of any of our assets to the holders of any of our other debt securities or credit facilities, an amount equal to the unpaid and unconverted principal amount of their debentures and any accrued and unpaid interest on the debentures. The holders will be paid in preference to any of our unsecured creditors and will be paid pro rata in proportion to the principal number of debentures held by the holders (together with the holders of the debentures issued in the Second Mystic Financing) if the available assets are not sufficient to repay the debentures. The debentures are unsecured, general obligations of our company. The debentures are not be redeemable by us or subject to voluntary prepayment prior to maturity.

On December 11 2020, the Company settled principal amount of the debenture of $6,999,987 through the issuance of 16,955,336 common shares of the company and was convertible into common shares of the company at a conversion price of CA$0.30 and CA$0.80 per share. The accrued interest associated with debenture has been terminated upon conversion.

The carrying value of the Debentures, as of September 30, 2021 are $441,646 respectively.

NOTE 16: COMMITMENTS AND CONTINGENCIES

Uncertain Tax Position

The Company follows the FASB Accounting Standards Codification, which provides guidance on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of June 30, 2020 and December 31, 2019, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the Company’s financial statements. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the financial statements. No interest and penalties were recorded during the years ended September 30, 2021 and December 31, 2020. Generally, the tax years before 2017 are no longer subject to examination by federal, state or local taxing authorities.

Litigation

The Company is involved, from time to time, in disputes and claims incidental to the conduct of its business. The company reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. Based upon present information, the company determined that there were no matters that required an accrual as of September 30, 2021 nor were there any asserted or unasserted material claims for which material losses are reasonably possible.

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On December 8, 2016, Rauch Organics LLC (“Rauch”) filed a lawsuit in the Eighth Judicial District Court in and for Clark County, Nevada against the company, certain of its subsidiaries and affiliates, and certain related members alleging, among other things, that the company and its affiliates breached the various agreements under which Rauch has not received monies due and owing pursuant to those agreements. Furth more, Rauch alleged that members of the company induced Rauch to enter into various agreements through false or fraudulent misrepresentations. Rauch Plaintiffs, were seeking, among other things, issuance of up to 5% equity interest in the company based upon its loan of $600,000 to the company pursuant to an Agreement for Transfer of Membership Interests dated December 23, 2015. The company denied the allegations of Plaintiff and Qualcan has filed a Counterclaim against Plaintiff and certain companies affiliated with Plaintiff. Qualcan alleged that Plaintiff breached the various agreements, violated its fiduciary duties owed to Qualcan and converted Qualcan’s property by wrongfully destroying certain cannabis corps at or near the time the agreements were terminated. On April 26, 2021, the company and Rauch Organics LLC agreed to a settlement, which, among other terms, provides for a payment of $1,250,000 by company to Rauch. Out of the settlement amount, $1,000,000 was paid on June 29, 2021 and remaining settlement amount of $250,000 was paid on July 9, 2021 and no balance is due.

NOTE 17: LEASE AGREEMENTS

The Company leases building space from Green Wagon Holdings, LLC, and an entity sharing the same owners and ownership percentages as the Company, on a month to month basis. The Company has elected to apply the alternative accounting and disclosures for certain variable interest entities provided to private companies pursuant to generally accepted accounting principles as it related to the lease with Green Wagon Holdings, LLC.

Periods	Basic Monthly Rent
June 1, 2021 through May 31, 2022	$36,000 per month
June 1, 2022 through May 31, 2023	$39,000 per month
June 1, 2023 through May 31, 2024	$42,000 per month
June 1, 2024 through May 31, 2025	$43,260 per month

The rent increase 3% per year after year 2025.

On May 31, 2019, MediFarm LLC renewed lease agreement with Vegas Godspeed LLC for the operation of its division Jade- Desert Inn (previously known as Blum Desert Inn) at the street address of 1130 Desert Inn Road, Las Vegas, NV 89109, in Las Vegas, Nevada. The lease term is of six years expiring in May 31, 2024.

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The scheduled rental payment as per the lease agreement is as follows:

Periods	Basic Monthly Rent
June 1, 2019 through May 31,2020	$9,334.74 per month (First Floor)
$1,050.48 per month (Basement)

June 1, 2020 through May 31, 2021	$9,614.78 per month (First Floor)
$1,081.99 per month (Basement)

June 1, 2021 through May 31, 2022	$9,903.23 per month (First Floor)
$1,114.45 per month (Basement)

June 1, 2022 through May 31, 2023	$10,200.32 per month (First Floor)
$1,147.89 per month (Basement)

June 1, 2023 through May 31, 2024	$10,506.33 per month (First Floor)
$1,182.32 per month (Basement)

The company assumed the prior lease agreement between Green Wagon Reno, LLC and MediFarm I, LLC upon taking control over MediFarm I LLC for its Jade Reno (previously known as Blum Reno) facility as on January 1, 2020. The rent per lease agreement is $15,000 per month with adjustment upon renewal.

Total rent expense for the years ended September 30, 2021, June 30, 2021 and 2020 were $546,071, $449,745 and $407,061 respectively.

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NOTE 18 : INTANGIBLE ASSET AND GOODWILL

Goodwill

Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities.

Goodwill is reviewed annually for impairment or more frequently if impairment indicators arise. The Company conducts its annual goodwill impairmentassessment as of the last day of the third quarter, or more frequently under certain circumstances. For the purpose of the goodwill impairment assessment,the Company has the option to perform a qualitative assessment (commonly referred to as “step zero”) to determine whether further quantitative analysis for impairment of goodwill or indefinite-lived intangible assets is necessary or a quantitative assessment (“step one”) where the Company estimates thefair value of each reporting unit using a discounted cash flow method (income approach). Goodwill is assigned to the reporting unit, which is the operatingsegment level or one level below the operating segment. The balance of goodwill at September 30, 2021, June 30, 2021 and December 31, 2020 was $4.8 million, $4.8 million and $4.8 million, respectively and was attributed to the Cannabis reportable segment. The Company completed a preliminary step one assessment as of January 1, 2021 and concluded no adjustment to the carrying value of goodwill was required .The results of the Company’s 2021 and 2020 goodwill impairment assessments indicated that no other goodwill impairment existed.

Intangible Assets, Net

Intangible assets consisted of the following as of June 30, 2021 and December 31, 2020.

Nine Months Ended September 30, 2021
	Estimated Useful Life	Gross Carrying	Accumulated	Net Carrying
	in Years	Amount	Amortization	Amount
Dispensary Licenses	14	16,492,206	2,136,470	14,355,736
Subtotal		16,492,206	2,136,470	14,355,736

Total Intangible Assets, Net		16,492,206	2,136,470	14,355,736

	Six Months Ended June 30th, 2021
	Estemated	Gross		Net
	Usuful Life	Carrying	Accumulated	Carrying
	in Years	Amount	Amortization	Amount
Dispensary Licenses	14	16,492,206	1,841,966	14,650,240
Subtotal		16,492,206	1,841,966	14,650,240

Total Intangible Assets, Net		16,492,206	1,841,966	14,650,240

	December 31st, 2020
	Estemated Usuful Life	Gross Carrying	Accumulated	Net Carrying
	in Years	Amount	Amortization	Amount
Dispensary Licenses	14	16,492,206	1,252,959	15,239,247
Subtotal		16,492,206	1,252,959	15,239,247

Total Intangible Assets, Net		16,492,206	1,252,959	15,239,247

NOTE 19: STOCK OPTION

Performance

Incentive Plan

On September 2019, the shareholders approved the Company’s 2019 Performance Stock Option, (the “Stock Option”). Under the terms of the Incentive Plan, up to 13,000,000 shares of common stock may be granted. The Stock Option is administered by the Compensation Committee which is appointed by the Board of Directors. The Committee determines which key employee, officer or director on the regular payroll of the Company, or outside consultants shall receive stock options. Granted options are exercisable after two years from the date of grant in accordance with the terms of the grant up to five years after the date of the grant. The exercise price of any incentive stock option or nonqualified option granted under the Incentive Plan may not be less than 100% of the fair market value of the shares of common stock of the Company at the time of the grant.

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Options:

The following options were issued to employees and non-employee Board of Directors and consultants in accordance with the Company’s Performance Incentive Plan.

Grant Date	Number of Options	Exercise Price	Expiration Term

30-Sep-19	4,000,000	0.30	5 years
30-Sep-19	8,863,500	0.80	5 years
30-Sep-19	70,000	1.00	5 years

As of September 30, 2021, the Company has shares of common stock reserved for issuance of these options and for options granted previously. All of the options listed in the above table have no intrinsic value, as their exercise prices are all in excess of the market value of the Company’s common stock as of September 30, 2021.

NOTE 20: REGULATION A SUBSCRIPTION

On June 30, 2021, Mystic Holdings, Inc. (the “Company”) completed final closing in the amount of its offering of the Company’s common stock pursuant to Regulation A (Regulation A+) of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings (the “Offering”). The total of $14,415,858 were received as of June 30, 2021, the balance of $749,468 is booked as “Receivable from Dealmaker” in Consolidated Balance Sheets and the remaining balance of $236,047 is booked as Deal Maker Fee in Consolidated Statements of Income. As of September 30, 2021 the balance has been paid off.

NOTE 21: RECENT ACCOUNTING GUIDANCE

In December 2019, the FASB issued an accounting standard updates that eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently have adopted the accounting standard as of December 15, 2020 adoption date and have determined the adoption of ASU 2019- 12 has no material impact on our consolidated financial statements or disclosures.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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[OUTSIDE BACK COVER PAGE]

PROSPECTUS

MYSTIC HOLDINGS, INC.

11,920,924 SHARES OF

COMMON STOCK

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until ___________, 2022 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ____________, 2022

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any Selling Stockholder.

Item	Amount ($)
SEC Registration Fee	$1,205.06
Accounting Fees	7,500.00
Printing Costs	2,000.00
Legal fees and expenses	30,000.00
TOTAL	$40,705.06

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

On January 20, 2021, the Company offered and sold a Secured Convertible Promissory Note to CEG Capital, LLC in exchange for a loan in the aggregate principal amount of $2,500,000 with a variable interest rate between 8% and 15% per annum and maturity date of 24 months from the date of issuance. The offering was a non-public offering made to one offeree in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

INDEX OF EXHIBITS

Exhibit No.	Exhibit Description

2.1*	Share Exchange Agreement, effective September 4, 2019, between Qualcan (Canada) Holdings Inc. and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

2.2*	Amendment No. 1 to Share Exchange Agreement, effective February 7, 2020, between Qualcan (Canada) Holdings Inc. and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.11 to the Company’s Offering Statement on Form 1-A/A filed with the SEC on February 10, 2020).

2.3*	Amendment No. 2 to Share Exchange Agreement, effective March 11, 2020, between Qualcan (Canada) Holdings Inc. and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.13 to the Company’s Offering Statement on Form 1-A filed with the SEC on March 12, 2020).

3.3*	Amended and Restated Articles of Incorporation of Mystic Holdings, Inc. dated June 14, 2021 (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

3.4*	Amended and Restated By-laws of Mystic Holdings, Inc. dated May 20, 2021 (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

4.1	Specimen of Common Stock Certificate evidencing the shares of common stock.

4.2*	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock of Mystic Holdings, Inc (incorporated by reference to Exhibit 2.5 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

4.3*	Form of C$0.30 8% Convertible Debenture from First 2019 Private Placement (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

4.4*	Form of C$0.80 8% Convertible Debenture from Second 2019 Private Placement (incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

4.5*	Secured Promissory Note, dated as of February 23, 2021, by Picksy LLC in favor of Medifarm LLC (incorporated by reference to Exhibit 6.13 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

4.6*	Secured Promissory Note, dated as of August 12, 2021, by Picksy Reno LLC in favor of Medifarm I LLC (incorporated by reference to Exhibit 6.14 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

4.7*	Secured Promissory Note, dated as of February 23, 2021, by Picksy LLC in favor of Medifarm LLC (incorporated by reference to Exhibit 6.13 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

4.8*	Promissory Note, dated as of October 19, 2017, between Mystic Holdings, Inc. and Ketores Holdings, LLC (incorporated by reference to Exhibit 6.8 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

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4.9*	Secured Convertible Promissory Note, dated as of January 20, 2021, by Mystic Holdings, Inc. in favor of CEG Capital, LLC (incorporated by reference to Exhibit 6.17 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

4.10*	Form of Mystic Holdings, Inc. Incentive Stock Option Agreement (incorporated by reference to Exhibit 6.10 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC

10.1*	Form of Letter Agreement re: Extension of Maturity of 8% Convertible Debentures (incorporated by reference to Exhibit 6.17 to the Company’s Post-Qualification Amendment No. 2 to Offering Statement on Form 1-A POS filed with the SEC on November 6, 2020).

10.2*	Asset Purchase Agreement, dated as of May 8, 2019, between Picksy LLC and MediFarm LLC (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

10.3*	Asset Purchase Agreement, dated as of August 19, 2019, between Picksy Reno, LLC and MediFarm I LLC (incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

10.4*	Letter Agreement, dated as of January 30, 2020, by and among Medifarm LLC, Picksy LLC, MediFarm I LLC and Picksy Reno LLC (incorporated by reference to Exhibit 6.12 to the Company’s Offering Statement on Form 1-A/A filed with the SEC on February 10, 2020).

10.5*	Letter Agreement, dated as of August 3, 2020, by and among Medifarm I LLC and Picksy Reno LLC (incorporated by reference to Exhibit 6.14 to the Company’s Post-Qualification Amendment No. 1 to Offering Statement on Form 1-A POS filed with the SEC on September 15, 2020).

10.6*	Letter Agreement, dated as of October 22, 2020 by and among Medifarm I LLC, Picksy Reno LLC, Mystic Holdings, Inc. and Terra Tech Corp. (incorporated by reference to Exhibit 6.15 to the Company’s Post-Qualification Amendment No. 2 to Offering Statement on Form 1-A POS filed with the SEC on November 6, 2020).
10.7*	Letter Agreement, dated as of May 19, 2021 by and among Picksy LLC, Picksy Reno LLC, Mystic Holdings, Inc. and Terra Tech Corp (incorporated by reference to Exhibit 6.12 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.8*	Common Stock Purchase and Working Capital Loan Agreement, dated as of October 19, 2017, between Mystic Holdings, Inc. and Ketores Holdings, LLC (incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

10.9*	Advisory Agreement, dated as of February 23, 2021, by and between Mystic Holdings, Inc. and Michael Nahass (incorporated by reference to Exhibit 6.18 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.10*	Amended Commercial Lease Agreement, dated as of June 30, 2016, between Qualcan, LLC and Green Wagon, LLC (incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 10, 2019).

10.11*	Lease Addendum to Amended Commercial Lease Agreement, dated as of January 1, 2021, between Qualcan LLC and Green Wagon LLC (incorporated by reference to Exhibit 6.20 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

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10.12*	Office Lease, dated as of May 31, 2019, by and between MediFarm, LLC and Vegas Godspeed, LLC (incorporated by reference to Exhibit 6.21 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.13*	Commercial Lease Agreement, dated as of February 1, 2020, by and between Picksy Reno LLC and Green Wagon Reno, LLC (incorporated by reference to Exhibit 6.22 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.14*	Lease Addendum to Commercial Lease Agreement, dated as of January 1, 2021, by and between Picksy Reno LLC and Green Wagon Reno LLC (incorporated by reference to Exhibit 6.23 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.15*	Lease, dated as of August 2021, by and between Mystic Holdings, Inc. and Sky Hi LLC (incorporated by reference to Exhibit 6.24 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.16#*	Employment Agreement by and between Lorenzo Barracco and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.26 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.17#*	Employment Agreement by and between Michael Cristalli and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.27 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.18#*	Employment Agreement by and between Heather Cranny and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.28 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.19#*	Employment Agreement by and between Joanna DeFilippis and Mystic Holdings, Inc. (incorporated by reference to Exhibit 6.29 to the Company’s Offering Statement on Form 1-A filed with the SEC on September 9, 2021).

10.20*	Settlement Agreement, dated as of July 28, 2020, by and among Qualcan, LLC, LivFree Wellness, LLC, MM Development Company, Inc., ETW Management Group LLC, Global Harmony LLC, Just Quality, LLC, Libra Wellness Center, LLC, Rombough Real Estate, Inc., Zion Gardens LLC, Nevada Wellness Center, LLC, Lone Mountain Partners, LLC, Nevada Organic Remedies, LLC, Greenmart of Nevada NLV, LLC, Helping Hands Wellness Center, Inc., CPCM Holdings, LLC, Cheyenne Medical, LLC, Commerce Park Medical, LLC and the State of Nevada, Department of Taxation (incorporated by reference to Exhibit 6.16 to the Company’s Post-Qualification Amendment No. 2 to Offering Statement on Form 1-A POS filed with the SEC on November 6, 2020).

21.1	Subsidiaries of Registrant

23.1	Consent of K. K. Mehta CPA Associates PLLC

23.2	Consent of Law Offices of Thomas E. Puzzo, PLLC (contained in Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page hereto).

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).+

101.SCH	Inline XBRL Taxonomy Extension Schema Document.+

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.+

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.+

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.+

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.+

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).+

* Previously filed.

# Indicates management contract or compensatory plan.

+ XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada on December 29, 2021.

MYSTIC HOLDINGS, INC.

By:	/s/ Lorenzo Barracco
Name:	Lorenzo Barracco
Title:	Chief Executive Officer
(principal executive officer, principal financial officer, and principal accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Mystic Holdings, Inc., hereby severally constitute and appoint Lorenzo Barracco and Heather Cranny, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Lorenzo Barracco	Chief Executive Officer and Chairman	December 29, 2021
Lorenzo Barracco	(principal executive officer)

/s/ Michael Cristalli	President and Director	December 29, 2021
Michael Cristalli

/s/ Heather Cranny	Chief Financial Officer, Treasurer	December 29, 2021
Heather Cranny	Secretary (principal financial and accounting officer) and Director

/s/ Joanna DeFilippis	Chief Operating Officer and Director	December 29, 2021
Joanna DeFilippis

/s/ Daniel V. Perla	Director	December 29, 2021
Daniel V. Perla

/s/ Sigmund (Sig) Rogich	Director	December 29, 2021
Sigmund (Sig) Rogich

/s/ Alexander Scharf	Director	December 29, 2021
Alexander Scharf

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